    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 27, 2000

                                                 REGISTRATION STATEMENT NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              FURNITURE.COM, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                    5712                                   04-3426869
      (State or Other Jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of Incorporation or Organization)            Classification Code Number)                   Identification No.)

                            ------------------------

                              1881 WORCESTER ROAD
                        FRAMINGHAM, MASSACHUSETTS 01701
                                 (800) 687-0939
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive office)
                         ------------------------------

                                ANDREW L. BROOKS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              FURNITURE.COM, INC.
                              1881 WORCESTER ROAD
                        FRAMINGHAM, MASSACHUSETTS 01701
                                 (800) 687-0939
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          JEFFREY N. CARP, ESQ.                       DAVID C. CHAPIN, ESQ.
         LEONARD A. PIERCE, ESQ.                   CHRISTOPHER J. AUSTIN, ESQ.
            HALE AND DORR LLP                              ROPES & GRAY
             60 STATE STREET                         ONE INTERNATIONAL PLACE
       BOSTON, MASSACHUSETTS 02109               BOSTON, MASSACHUSETTS 02110-2624
             (617) 526-6000                              (617) 951-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
---------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
---------------
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                   TITLE OF EACH                               PROPOSED MAXIMUM                           AMOUNT OF
                CLASS OF SECURITIES                                AGGREGATE                            REGISTRATION
                 TO BE REGISTERED                             OFFERING PRICE (1)                             FEE
Common Stock, $.01 par value per share.............               $50,000,000                              $13,200

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION. DATED JANUARY 27, 2000.
THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                       Shares

[LOGO]                            FURNITURE.COM, INC.

                                    Common Stock
                                ----------------

    This is an initial public offering of shares of common stock of
Furniture.com, Inc. All of the              shares of common stock are being
sold by Furniture.com.

    Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per
share will be between $               and $      . Furniture.com has applied for
quotation of the common stock on the Nasdaq National Market under the symbol "FURN".

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                Per Share               Total
                                                                ---------            -----------
Initial public offering price............................        $                   $
Underwriting discount....................................        $                   $
Proceeds, before expenses, to Furniture.com..............        $                   $

    In connection with this offering, the underwriters have reserved up to shares of common stock being sold by Furniture.com for sale at the initial public offering price to directors, officers, employees, stockholders and friends of Furniture.com.

    To the extent that the underwriters sell more than       shares of common
stock, the underwriters have the option to purchase up to an additional shares from Furniture.com at the initial public offering price less the underwriting discount.

                            ------------------------

    The underwriters expect to deliver the shares against payment in New York,
New York on       , 2000.

                            ------------------------

GOLDMAN, SACHS & CO.

               SALOMON SMITH BARNEY

                               WILLIAM BLAIR & COMPANY

                                               E*OFFERING

                            ------------------------

                     Prospectus dated              , 2000.

                             DESCRIPTION OF ARTWORK

[Artwork on inside of front cover page]

    On the top of the artwork is the caption "Before Furniture.com, decorating and furnishing your home had its 'limitations' ..."

    In the middle of the artwork is a picture of a woman sitting in a chair in a living room with a table in front of her. Surrounding the woman are various home furnishings (sofa, chair, lamp, rug, entertainment center and drapes). The following are call-outs surrounding the woman:

    - Three stores for lamps, five stores for rugs, two more stores for furniture. Who has time for this?

    - I dragged my husband to 10 stores ... this is the compromise.

    - The sales person got 15% ... I got stuck with this rug.

    - Too embarrassed to have a dinner party, too annoyed to try shopping again.

    - I ordered my sofa 12 weeks ago.

    - In the store, I was sure this would fit.

[Artwork on the left page of fold-out following the front cover page]

    On the top of the artwork is the caption "The Furniture.com Solution".

    Center of the page is a picture of the home page on the Furniture.com Web site. To the top left of the picture is the caption "Browsing and Finding".

    Superimposed on the bottom of the page is a picture of the Room Planner page on the Furniture.com Web site. Superimposed on the middle of this picture is the caption "Planning & Getting Advice".

    Superimposed on the bottom left of the page is a picture of a woman wearing a telephone headset.

    Superimposed on the bottom right of the page is a picture with a man and a woman viewing a laptop computer screen. The man is seated and the woman is leaning over him. The laptop is placed on a desk in a living room. Above this picture is the caption "Request a Chat".

[Artwork on the right page of fold-out following the front cover page]

    Six pictures are displayed on this page. On the upper left of the page is a picture of a page on the Furniture.com Web site showing a sofa.

    Superimposed to the right of this picture is the caption "Gathering Information".

    Subimposed on the middle of the page is a larger picture of a page on the Furniture.com Web site. This picture displays a larger picture of the same sofa. To the left of the picture is a description of the sofa's manufacturer, retail price, Furniture.com's price, dimensions, materials and available fabric options.

    Superimposed on the left hand side of the middle of the page is a picture of a fabric swatch sample contained in a Furniture.com wrapper.

    Superimposed on the right hand side of the middle of the page is a picture of a magazine entitled "Your Home Magazine".

    Superimposed on the left hand side of the bottom of the page is a picture that is a collage of three pictures under the caption "Online Financing". The left most picture shows a document entitled "Loans". The middle picture is of three one hundred dollar bills. The right most picture shows a man and a woman. The man is lying on a sofa and holding a newspaper. The woman is sitting at a table in front of a laptop computer. Superimposed to the right of this picture is the caption "Purchase & Delivery".

    Superimposed on the right hand side of the bottom of the page is a picture of a man carrying a box.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING FURNITURE.COM AND FURNITURE.COM'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

                              FURNITURE.COM, INC.
                                  OUR BUSINESS

    Furniture.com is a leading online retailer of furniture and home accessories. Our goal is to revolutionize the home furnishing and decorating experience by offering a comprehensive, personalized and service-oriented solution for consumers. Our initial product focus has been furniture, the foundation of home furnishings and the category around which we build customer relationships. We offer furniture for every room of the home, including beds, tables, desks, entertainment centers and upholstered sofas and chairs. As part of our complete home solution, we also sell accessories, including lamps, wall art, rugs, mattresses and linens. We offer more than 20,000 selections from more than 200 manufacturers. We believe this represents one of the largest selections of home furnishings available at any single destination.

    Our net sales have grown to $10.9 million in the year ended December 31, 1999. In addition, as of December 31, 1999, our customers had placed orders for $7.5 million of home furnishings that are being manufactured or are already in transit. The number of unique visitors to our Web site reached approximately 2,000,000 during December 1999, according to our internal database. According to Media Metrix, Furniture.com had greater than four times the number of unique visitors than the next most visited home furnishings shopping Web site for the month of December 1999.

    The home furnishings industry is large and highly fragmented. According to Furniture Today, the top 10 furniture retailers accounted for less than 15% of the retail furniture market in 1998. According to the U.S. Census Bureau, in 1998 the home furnishings market exceeded $150 billion, and the market for household furniture and home accessories was $72 billion. The home furnishings manufacturing industry is also extremely fragmented. According to the most recent U.S. Department of Commerce Economic Census, there were more than 5,500 manufacturers of household furniture in 1997, 95% of which had annual sales of less than $10 million.

    Given the structure and limitations of the home furnishings industry, we believe that consumers face significant challenges furnishing and decorating their homes through traditional retail channels. These challenges include inconvenience, limited information and decorating advice and poor customer service follow through.

    We intend to make Furniture.com the leading destination for finding all the comforts of home. Through our easy to use Web site, we provide consumers a destination to receive personalized decorating advice, purchase our products and services, and access a wide variety of information and resources. We believe that Furniture.com provides:

    - superior convenience through our broad product selection, simplified searching capabilities and QuickShip program;

    - personalized customer experiences through our Design Consultants, personal shopping service, tailored product selections, individualized online showrooms and targeted editorial content and promotional offers;

    - detailed product information and decorating advice to empower customers to make confident home furnishing and decorating decisions;

    - enhanced visualization of room solutions through our dedicated photography studio, Web site tools to experiment with room layout and fabric options, and free swatch samples to enable customers to see and feel fabrics;

    - superior customer service throughout the Furniture.com experience; and

    - compelling value to our customers through lower prices and a favorable shopping experience as compared to traditional retail stores.

    We capitalize on the features and functionality of the Internet to provide a comprehensive home furnishing and decorating solution. Forrester Research estimates that online revenues from home furnishings sales will grow from approximately $518 million in 1999 to $6.4 billion in 2003, a compound annual growth rate of approximately 87%. Our solution combines Internet technology with our superior merchandising and marketing expertise and key strategic relationships to create a compelling customer experience.

                              OUR GROWTH STRATEGY

    We strive to be the first nationally branded home furnishing and decorating online destination. To implement our growth strategy we intend to:

    - ESTABLISH A POWERFUL BRAND. Capitalize on the lack of established national brands in the home furnishings industry to further develop Furniture.com as a nationally recognized brand.

    - REVOLUTIONIZE SUPPLY CHAIN DYNAMICS. Develop an Internet-based network that will serve as a communications platform connecting us with our product manufacturers and freight carriers. We believe that this network will enable us to shorten the time between a customer's order submission and product delivery.

    - LEVERAGE DATA-DRIVEN MERCHANDISING. Leverage our database of customer browsing and shopping behavior to continually optimize product selection and presentation and to identify products best suited to be offered on a QuickShip basis.

    - ENHANCE PRIVATE LABEL PROGRAM. Rapidly expand our private label business, which we believe will enable us to enhance customer loyalty and realize higher margins over time.

    - OFFER UNPARALLELED VISUALIZATION. Utilize rapidly evolving technologies to enable customers to more vividly and realistically create room solutions online.

    - EXPAND INTO OTHER PRODUCT CATEGORIES AND CHANNELS. Leverage our brand, operating infrastructure and customer relationships to expand into other home furnishings categories and channels.

                       CORPORATE INFORMATION AND HISTORY

    Furniture.com was incorporated in Delaware under the name
FurnitureSite, Inc. on June 18, 1998. On January 14, 1999, we changed our name to Furniture.com, Inc. We have one wholly owned subsidiary, Empire Furniture Warehouse, Inc., which we purchased on June 18, 1998. Empire Furniture Warehouse, Inc. was incorporated in Massachusetts on January 2, 1959. Our principal executive offices are located at 1881 Worcester Road, Framingham, Massachusetts 01701. Our telephone number at that location is (800) 687-0939. Our Internet address is WWW.FURNITURE.COM. The information contained on our Web site is not incorporated by reference in this prospectus.

    Furniture.com, FurnitureSite, Furniture Finder, My Selections, QuickShip, Room Planner and Style Guide are trademarks of Furniture.com, Inc. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                                  THE OFFERING


Shares offered by Furniture.com

Shares to be outstanding after the                (1)
offering....................................

Use of proceeds.............................      For capital expenditures relating to
                                                  advertising, technology and system upgrades,
                                                  the redemption of shares of our Series A
                                                  preferred stock and general corporate
                                                  purposes, principally working capital and
                                                  other capital expenditures. See"Use of
                                                  Proceeds".

Nasdaq National Market symbol...............      "FURN"

------------------------

(1) The number of shares of common stock to be outstanding after the closing of this offering is based on 6,253,027 shares of common stock outstanding on December 31, 1999 plus 17,850,799 shares of common stock issuable upon conversion of outstanding convertible common stock and our preferred stock as of such date, except for our Series A preferred stock which we will redeem upon the closing of this offering. This number does not include 4,500,000 shares of common stock reserved for issuance under our stock plan, of which 2,242,810 shares were subject to options outstanding on December 31, 1999 with a weighted average exercise price of $5.60 per share. This number also does not include 202,464 shares issuable upon the exercise of warrants outstanding on December 31, 1999. See "Management-Stock Plan" and Note 9 to notes to financial statements.

    Throughout this prospectus, we use both "Class B common stock" and "common stock" to refer to our Class B common stock, which will be renamed common stock upon completion of the offering described in this prospectus. Unless otherwise specifically stated, information in this prospectus:

    - assumes the underwriters do not exercise their over-allotment option;

    - does not reflect a reverse stock split of common stock that we plan to effect prior to the closing of this offering; and

    - assumes our Series C preferred stock converts into common stock on a one-for-one basis. In the event that the initial public offering price per share is less than $11.10, the number of shares of common stock into which a single share of Series C preferred stock will convert shall increase until such number of shares multiplied by the initial public offering price per share in this offering equals $11.10.

                         SUMMARY FINANCIAL INFORMATION

    The following table summarizes our statement of operations data. This financial information reflects the results of operations of Empire Furniture Warehouse, Inc. (Predecessor Company) from January 1, 1995 to June 17, 1998 and the results of operations of Furniture.com, Inc. and Empire Furniture Warehouse, Inc. (together, the Company) on a consolidated basis since June 18, 1998, the date we acquired Empire Furniture Warehouse and commenced operations.

                                                         PREDECESSOR COMPANY                               THE COMPANY
                                         ----------------------------------------------------   ---------------------------------
                                                    YEAR ENDED                                    PERIOD FROM
                                                   DECEMBER 31,                PERIOD FROM      JUNE 18, 1998 TO     YEAR ENDED
                                         ---------------------------------   JANUARY 1, 1998      DECEMBER 31,      DECEMBER 31,
                                            1995         1996       1997     TO JUNE 17, 1998         1998              1999
                                         -----------   --------   --------   ----------------   ----------------   --------------
                                         (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenues...........................    $1,314       $1,389     $1,728        $ 1,511           $   2,180         $   10,904
Cost of revenues.......................       812          895      1,082          1,498               1,827              8,837
                                           ------       ------     ------        -------           ---------         ----------
Gross profit...........................       502          494        646             13                 353              2,067
Operating expenses (1).................       474          485        639            369               4,138             46,430
                                           ------       ------     ------        -------           ---------         ----------
Operating income (loss)................        28            9          7           (356)             (3,785)           (44,363)
Net income (loss)......................    $   13       $    7     $    5        $  (361)          $  (3,733)        $  (43,710)
                                           ======       ======     ======        =======           =========         ==========
Net income (loss) attributable to
  common stockholders..................    $   13       $    7     $    5        $  (361)          $  (3,733)        $  (46,460)
                                           ======       ======     ======        =======           =========         ==========
Basic and diluted net income (loss) per
  common share.........................    $ 1.73       $  .93     $  .67        $(48.13)          $    (.50)        $    (6.01)
Shares used to compute basic and
  diluted net income (loss) per common
  share................................     7,500        7,500      7,500          7,500           7,472,020          7,730,413
Pro forma basic and diluted net loss
  per common share.....................                                                            $    (.49)        $    (2.53)
Shares used to compute pro forma basic
  and diluted net loss per common
  share................................                                                            7,543,880         17,254,833

------------------------------

(1) Includes non-cash compensation expense relating to deferred compensation of $65,000 in the period from June 18, 1998 to December 31, 1998 and $463,000 for the year ended December 31, 1999.

    The following table is a summary of our balance sheet data as of
December 31, 1999 on an actual basis and on a pro forma as adjusted basis after giving effect to the conversion of all outstanding shares of our convertible common stock and our preferred stock into shares of common stock, except for our Series A preferred stock which we will redeem upon the closing of this offering,
and adjusted to reflect the sale of              shares of common stock in this
offering at an assumed initial public offering price of $      per share, after
deducting the underwriters discount and estimated offering expenses. The table excludes 202,464 shares issuable upon exercise of outstanding warrants.

                                                                 DECEMBER 31, 1999
                                                              -----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   ------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $31,440
Working capital.............................................   27,240
Total assets................................................   43,811
Long-term debt, net of current portion......................      348
Redeemable preferred stock..................................    3,010
Redeemable convertible preferred stock......................   76,337
Total stockholders' equity (deficit)........................  (49,185)

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS WERE TO OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISK RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS.

    We were formed in June 1998 to acquire Empire Furniture Warehouse and to pursue an online furniture retail business. We therefore have a limited operating history upon which you may evaluate our operations and future prospects. Because of the recent emergence of the Internet-based home furnishings industry, none of our executives has significant experience in the industry. This limited operating history and management experience means it is difficult for us to predict future operating results.

WE HAVE A HISTORY OF NET LOSSES AND EXPECT NET LOSSES FOR THE FORESEEABLE FUTURE. IF WE CONTINUE TO LOSE MONEY, OUR OPERATIONS WILL NOT BE FINANCIALLY VIABLE.

    We have incurred net losses every quarter since our inception in June 1998 and expect to continue to incur net losses for the foreseeable future. We had incurred cumulative net losses of $47.4 million from June 18, 1998 (inception) through December 31, 1999, $43.7 million of which was our net operating loss for the year ended December 31, 1999. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets, such as the market for online commerce. To achieve profitability, we must, among other things:

    - generate increased home furnishings buyer traffic to our Web site;

    - successfully introduce new products and services;

    - increase our brand name awareness;

    - continue to upgrade and enhance our Web site, transaction-processing systems and fulfillment delivery capabilities to accommodate expanded product and service offerings and increased customer traffic;

    - continue to manage our operating expenses;

    - strengthen and expand our relationships with manufacturers and third-party suppliers;

    - successfully manage our delivery channels;

    - respond to competitive developments; and

    - continue to attract, retain and motivate qualified personnel.

    Our business strategy may not be successful or we may not be able to successfully address these and other challenges, risks and uncertainties.

WE HAVE BEEN UNABLE TO FUND OUR OPERATING REQUIREMENTS WITH THE CASH GENERATED FROM OUR BUSINESS. WE MAY NEED ADDITIONAL FINANCING TO CONTINUE OUR GROWTH.

    To date, we have funded our operations primarily from the sale of equity securities. We expect the net proceeds from this offering, our current cash and cash equivalents and borrowings to be sufficient to meet our operating and capital requirements and service our debt for at least the next

12 months. After that, we may need to raise additional funds. We may not be able to obtain additional financing on favorable terms, if at all. If we cannot raise funds when needed, on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. This could seriously harm our business, financial condition and results of operations.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS WHICH MAY MAKE IT DIFFICULT FOR INVESTORS TO PREDICT OUR FUTURE PERFORMANCE. OUR STOCK PRICE MAY BE ADVERSELY AFFECTED BY SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS.

    Our quarterly operating results may fluctuate because of many factors. We plan our business operations based on our expectations of increased revenues and if our revenues do not increase more than our expenses, our business may be harmed. Other factors that may adversely affect our quarterly operating results include:

    - our inability to maintain customer satisfaction;

    - our failure to obtain new customers at a reasonable cost or to encourage existing customers to make additional purchases;

    - the announcement or introduction of new or enhanced sites, services and products by our competitors;

    - our ability to upgrade and develop our systems and infrastructure and to attract new personnel in a timely and effective manner;

    - the level of traffic on our Web site and other sites that refer traffic to our Web site;

    - technical difficulties or system downtime;

    - unexpected increases in shipping costs and delivery times;

    - the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

    - any failure by us to maintain good relationships with our business partners and suppliers;

    - general economic conditions and economic conditions specific to the Internet, online commerce or the home furnishings industry;

    - a decline in the usage levels and consumer acceptance of the Internet for the purchase of consumer products such as those offered by us; and

    - governmental regulation.

    In addition, we expect our business to experience seasonality as it matures. If this occurs, investors may not be able to predict our annual operating results based on a quarter to quarter comparison of our operating results. Seasonality in the home furnishings industry and online commerce industry is likely to cause fluctuations in our operating results and could negatively impact our business. Orders for our products could experience seasonality and may increase during the first and third quarters and decline during the second and fourth quarters. Revenue for these orders may be recognized in the same or subsequent quarters. Internet usage and the growth rate of such usage typically declines during the summer. Furniture demand typically slows in the summer and during the holiday season, while home accessories demand typically increases during the holidays.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE. OUR MARKET IS COMPETITIVE NOT ONLY BECAUSE THE INTERNET HAS MINIMAL BARRIERS TO ENTRY, BUT ALSO BECAUSE WE COMPETE DIRECTLY WITH OTHER COMPANIES IN THE TRADITIONAL RETAIL CHANNEL.

    We compete against a variety of Internet and traditional furniture and home furnishings retailers as well as catalog merchandisers. Therefore, we are affected by the competitive factors faced by online commerce companies as well as by traditional, offline companies within the home furnishings industry. The market for Internet-based home furnishings is new, and competition among commercial Web sites is expected to increase significantly in the future. In general, online businesses are characterized by minimal barriers to entry. New competitors can enter this market with little difficulty and can launch new Web sites at a relatively low cost. To compete successfully as an Internet-based commercial company, we must significantly increase awareness of our products, services and brand name. Failure to achieve these objectives will cause our revenues to decline and would harm our business.

    We believe that the principal competitive factors in the online market are:

    - selection;

    - retailer brand recognition;

    - quality of customer experience from shopping through delivery;

    - site features and ease of use;

    - product information and content; and

    - price and value.

    We may not be able to compete successfully against current or future competitors. Many of our competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Many of these competitors can devote substantially more resources to Web site development than we can. In addition, larger, well-established and well-financed entities may affiliate with online competitors as the use of the Internet and other online services increases.

    Our competitors may be able to secure home furnishings from a wider variety of suppliers or on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we can. New technologies and the expansion of existing technologies, such as price comparison programs, may increase competition. Traditional store-based retailers also enable consumers to see and feel products in a manner that is not possible over the Internet. Some of our competitors have significantly greater experience in selling home furnishings. Moreover, we may face competition from our suppliers if they decide to create their own online businesses. Competitive pressures may also increase our marketing costs, decrease our Web site traffic, result in a loss of our market share or otherwise harm our business.

    The market for online home furnishings has only recently begun to develop and is rapidly evolving. While many online commerce companies have grown in terms of revenue, few are profitable. We may not be able to become profitable. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services over the Internet are subject to a high level of uncertainty, and there are few proven products and services. Moreover, since an Internet-based market for our products and services is new and evolving, it is difficult to predict the future growth rate, if any, and the size of this market.

BECAUSE WE DO NOT HAVE LONG-TERM OR EXCLUSIVE CONTRACTS WITH OUR SUPPLIERS AND BECAUSE OF THE RELUCTANCE OF FURNITURE SUPPLIERS TO COMMUNICATE AND SELL FURNITURE OVER THE INTERNET, WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT QUANTITIES OF POPULAR HOME FURNISHINGS IN A TIMELY MANNER. AS A RESULT, WE COULD LOSE POTENTIAL SALES AND CUSTOMERS.

    If we are not able to offer our customers sufficient quantities of home furnishings in a timely manner, we could lose customers and our net sales could suffer. We do not have long-term or exclusive arrangements with any manufacturer or reseller of home furnishings that guarantee the availability of such products for resale. With many of our manufacturers, we currently rely on traditional, offline means of communication. There can be no guarantee that they will be willing to transact business with us electronically. As a result, our ability to obtain sufficient quantities of products in a timely manner may be hindered. In addition, many traditional furniture manufacturers have policies prohibiting or limiting Internet sales or place limiting conditions on such sales. Some furniture manufacturers are prohibited from permitting Internet sales of their products as a result of an agreement or understanding of geographic exclusivity with the furniture distributors or retailers with which they do business. If we are unable to obtain a predictable and timely supply of home furnishings, it may harm our business.

WE WOULD LOSE CUSTOMERS AND OUR SALES MAY SUFFER IF WE DO NOT SUCCESSFULLY EXPAND OUR FULFILLMENT OPERATIONS OR IF OUR SUPPLIERS AND THIRD-PARTY CARRIERS FAIL TO DELIVER OUR PRODUCTS IN A TIMELY AND CONSISTENT MANNER.

    We must be able to quickly and efficiently fill customer orders. If we do not successfully expand our fulfillment operations to accommodate increases in demand, we will not be able to increase our net sales. We rely upon third-party carriers, such as GeoLogistics Network Solutions, Inc., for product shipments, tracking and furniture set up in customers' homes. We are therefore subject to risks associated with such carriers' ability to provide delivery services to meet our shipping and service needs, including employee strikes, union difficulties, inclement weather and the ability to handle increased volume as our business grows, which may disrupt our business and increase our costs. Failure to deliver products to our customers in a timely manner could damage our reputation and brand. In addition, if employees of our third-party carriers that deliver and set up furniture are not competent, courteous and professional, our reputation and brand could be damaged. Employees of our suppliers and third-party carriers may be represented by unions, which could make it more difficult for the suppliers and third-party carriers to comply with requests we may make to enhance our fulfillment operations.

IF ANY OF OUR RELATIONSHIPS WITH INTERNET PORTALS AND SEARCH ENGINES TERMINATE, OUR TRAFFIC COULD DECLINE, WHICH COULD CAUSE REVENUES TO DECLINE.

    We have relationships with major Internet portals such as America Online, Yahoo!, Excite@Home, Lycos and AltaVista. The termination of any of these relationships or any significant reduction in traffic to Web sites on which Furniture.com is advertised, or the failure to develop additional referral sources, would reduce our sales volume. We periodically negotiate revisions to and renewals of the agreements governing these relationships. These revisions and renewals could increase our costs in future periods. Our agreements with Internet portals and search engines may be terminated without cause. We may not be able to continue all of our relationships as they currently exist in the future.

WE MAY SPEND MORE ON ADVERTISING AND STRATEGIC RELATIONSHIPS THAN WE GAIN IN INCREASED REVENUES.

    We rely on advertising and strategic relationships to attract customers to our Web site. We intend to increase our advertising and marketing expenditures dramatically to promote Furniture.com through online advertising and through newspaper, television and radio advertising.

Our advertising efforts may also include strategic relationships that require costly, long-term commitments. This advertising may not attract a significant number of customers to our Web site or generate a substantial amount of revenues.

IF WE CANNOT BUILD STRONG BRAND LOYALTY AND ACCURATELY FORECAST CONSUMER PREFERENCES, OUR BUSINESS MAY SUFFER.

    We believe that the importance of brand recognition will increase as more companies engage in online commerce. Development and awareness of the Furniture.com brand will depend largely on our ability to obtain a leadership position in online commerce, particularly for quality home furnishings. If consumers do not perceive us as offering high quality products and reliable information concerning home furnishings in a user-friendly manner that provides consumers with a superior shopping experience, we will be unsuccessful in promoting and maintaining our brand. Our brand may not gain widespread acceptance among consumers. Our failure to develop our brand sufficiently would harm our business.

IF WE FAIL TO MANAGE OUR GROWTH AND EXPANSION EFFECTIVELY, INCLUDING THE IMPROVEMENT OF FINANCIAL AND MANAGERIAL CONTROLS AND THE IMPLEMENTATION OF REPORTING SYSTEMS AND PROCEDURES, OUR BUSINESS AND PROSPECTS COULD BE SERIOUSLY HARMED.

    Our rapid growth in personnel and operations has placed, and will continue to place, a significant strain on our management, information systems and resources. In order to manage this growth effectively, we need to continue to improve our financial and managerial controls and reporting systems and procedures. If we continue to experience a significant increase in the number of our personnel, our existing management team may not be able to effectively train, supervise and manage all of our personnel. In addition, our existing financial reporting and information systems may not be able to handle adequately the increased volume of information and transactions that would result from increased growth. If we fail to successfully implement and integrate new financial reporting and information systems with our existing systems or if we are not able to expand these systems to accommodate our growth, we may not have adequate, accurate or timely financial information, which could harm our results of operations.

IF WE DO NOT SUCCESSFULLY MANAGE OUR GROWTH AND ENTRY INTO NEW BUSINESS AREAS, WE COULD INCUR INCREASED EXPENSES WITHOUT GENERATING ADDITIONAL REVENUES, WHICH WOULD IMPAIR OUR RESULTS OF OPERATIONS.

    We are expanding our operations and introducing new products and services to consumers in order to establish ourselves as a leader in the evolving Internet-based home furnishings industry. The growth of our operations requires us to increase expenditures before we generate revenues. These activities will require additional employees to source, buy and promote these products and will require our Customer Care Representatives and other employees to undergo additional training.

    We believe establishing industry leadership also requires us to:

    - develop, test and introduce technology that will enhance our Web site;

    - expand the breadth of products and services offered;

    - expand our market presence through relationships with third parties;

    - acquire new or complementary businesses, products or technologies; and

    - provide superior customer service.

    We may not successfully manage these tasks. Our inability to generate revenues from such expanded products and services could harm our business.

SALES OF HOME FURNISHINGS ARE SUSCEPTIBLE TO GENERAL ECONOMIC DOWNTURNS. IF GENERAL ECONOMIC CONDITIONS DETERIORATE, OUR REVENUES COULD SUFFER.

    Purchases of home furnishing products are often discretionary for consumers and may be particularly affected by negative trends in the general economy. The success of our operations depends to a significant extent on a number of factors relating to discretionary consumer spending and affecting disposable consumer income, such as employment rates, wage and salary trends, business conditions, interest rates, availability of credit and changes in the tax laws. In addition, because the purchase of home furnishings may be largely discretionary, any reduction in disposable income in general may affect us more significantly than companies in other industries. Home furnishing sales are also influenced by a number of macroeconomic factors, including home sales, housing starts, consumer confidences, interest rates and demographic trends.

WE ARE VULNERABLE TO COMMUNICATIONS SYSTEM INTERRUPTIONS. IF COMMUNICATIONS WERE INTERRUPTED, OUR OPERATIONS COULD BE HARMED.

    We host our Web site at NaviSite, Inc.'s facilities in Andover, Massachusetts. Although we maintain redundant backup servers, all of our production servers are located in the same physical facility and are vulnerable to interruption by damage from fire, earthquake, flood, power loss, telecommunications failure, break-ins and other events beyond our control. In the event that we experience significant system disruptions, our business would be harmed. To date, we have had various interruptions to our service as a result of loss of power and telecommunications connections. We currently do not maintain business interruption insurance which would reimburse us for all losses that may occur as a result of any future service interruptions. Although we have implemented network security measures and firewall security, our servers are also vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties to overload our systems and similar disruptive problems. Any of these disruptions could lead to interruptions, delays and loss of data or interruptions in delivery of service to our customers.

IF WE ARE UNABLE TO HANDLE AN UNEXPECTEDLY LARGE INCREASE IN VOLUME OF CUSTOMERS USING OUR WEB SITE, WE MAY NOT BE ABLE TO PROCESS EFFICIENTLY PURCHASE REQUESTS AND OUR BUSINESS MAY SUFFER.

    An unexpectedly large increase in the volume or pace of traffic on our Web site or the number of orders placed by customers may require us to expand and further upgrade our technology, transaction-processing systems and network infrastructure. We may not be able to accurately project the rate or timing of increases, if any, in the use of our Web site or expand and upgrade our systems and infrastructure to accommodate such increases. In addition, our suppliers may not be able to process efficiently an increased order volume.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT, TRAIN AND RETAIN ADDITIONAL HIGHLY QUALIFIED MARKETING, MANAGERIAL AND TECHNICAL PERSONNEL, OUR BUSINESS MAY SUFFER.

    Our future success depends on our ability to identify, hire, train and retain highly qualified marketing, managerial and technical personnel. In addition, as we expand we will need to hire a significant number of personnel. Competition for such personnel is intense, and we may not be able to attract, train or retain such personnel in the future. The inability to attract and retain the necessary marketing, managerial and technical personnel could harm our business.

    Our business and operations depend to a great degree on the performance of our executive officers and key employees, all of whom are employed on an at-will basis and all of whom have worked together for only a short period of time. The loss of the services of Andrew Brooks, our President and Chief Executive Officer, or one or more of our other executive officers or key employees could harm our business.

PROJECTIONS INCLUDED IN THIS PROSPECTUS RELATING TO THE GROWTH OF THE HOME FURNISHINGS INDUSTRY, THE INTERNET AND ONLINE COMMERCE ARE BASED ON ASSUMPTIONS THAT COULD BE INCORRECT AND ACTUAL RESULTS COULD BE MATERIALLY DIFFERENT FROM THE PROJECTIONS.

    This prospectus contains various third-party data and projections, including those relating to the home furnishings industry revenue generated by online commerce and the number of United States online shopping households. See "Business--Industry Overview" on pages 34 and 35. These data and projections have been included in studies prepared by independent market research firms, and the projections are based on surveys, financial reports and models used by these firms. These data and projections are inherently imprecise and you are cautioned not to place undue reliance on them. Actual results or circumstances may be materially different from the projections.

WE MAY NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS, WHICH COULD IMPAIR OUR COMPETITIVE POSITION.

    Our ability to compete depends upon our proprietary systems and technology. While we rely on trademark, trade secret and copyright law, confidentiality agreements and technical measures to protect our proprietary rights, we believe that the technical and creative skills of our personnel, continued development of our proprietary systems and technology, brand name recognition and reliable Web site maintenance are more essential in establishing and maintaining a leadership position and strengthening our brand. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. The steps we take may not prevent misappropriation of technology. The agreements we have entered into to prevent misappropriation of technology may not be enforceable. Misappropriation of our intellectual property or related potential litigation would harm our business, financial condition and results of operations. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online in the future. In addition, litigation may be necessary in the future to enforce or protect our intellectual property rights or to defend against claims or infringement or invalidity. As part of our confidentiality procedures, we generally enter into confidentiality agreements with our employees and consultants and limit access to our trade secrets and technology.

WE MAY FACE RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS WHICH COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION.

    We may acquire other businesses that will complement our existing business. These acquisitions will likely involve some or all of the following risks:

    - the difficulty of assimilating the acquired operations and personnel;

    - the potential disruption of our ongoing business;

    - the diversion of resources, including the attention of our management;

    - the possible inability of management to maintain uniform standards, controls, procedures and policies;

    - the possible difficulty of managing our growth and information systems;

    - the risks of entering markets in which we have little experience; and

    - the potential impairment of relationships with employees or customers.

    These transactions may be required for us to remain competitive. We may be unable to obtain the required financing for such transactions and such transactions may not occur.

WE HAVE NO SPECIFIC PLAN FOR THE PROCEEDS OF THE OFFERING AND OUR MANAGEMENT MAY ALLOCATE THE PROCEEDS TO USES THAT COULD ADVERSELY AFFECT OUR STOCKHOLDERS.

    We currently have no specific plans for the net proceeds of the offering (other than in connection with the redemption of our Series A preferred stock for approximately $3.0 million). As a result, our management will have the discretion to allocate the net proceeds of this offering to uses that the stockholders may not deem desirable. We may not be able to invest these proceeds to yield a significant return. Substantially all of the proceeds of the offering will be invested in short-term, interest-bearing, investment grade securities for an indefinite period of time.

OUR COMPUTER SYSTEMS AND THOSE OF OUR SUPPLIERS AND SERVICE PROVIDERS MAY NOT BE YEAR 2000 COMPLIANT, WHICH MAY DISRUPT OUR OPERATIONS.

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the recent change in the century. If not corrected, many computer software applications could fail or create erroneous results during or beyond the year 2000. We use software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. For example, we are dependent on the financial institutions involved in processing our customers' credit card payments for our products and on a third party that hosts our servers. We are also dependent on telecommunications vendors to maintain our network and on GeoLogistics Network Solutions, Inc. and other carriers to deliver orders to customers.

    We have reviewed the proprietary aspects of our internally developed software and we believe it to be year 2000 compliant. All third parties whose systems are material to our operations have posted their year 2000 compliance statements on their Web sites, where they have given assurances that their systems are year 2000 compliant or that they would become year 2000 compliant by the end of 1999. We assessed the year 2000 readiness of our third party supplied software, computer technology and other services and those of GeoLogistics, our primary distribution services provider.

    The failure of our carriers, software or computer systems or of our third-party suppliers to be year 2000 compliant would harm our business.

    The year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the year 2000 compliance of the computer systems and financial services used by consumers. A significant disruption in the ability of consumers to reliably access the Internet or portions of it or to use their credit cards would have an adverse effect on demand for our products and would harm our business.

                         RISKS RELATED TO THE INTERNET

WE DEPEND ON INCREASING USE OF THE INTERNET, THE GROWTH OF ONLINE COMMERCE AND THE ACCEPTANCE OF OUR ONLINE SOLUTION.

    Our future revenues substantially depend upon the increased acceptance and use of the Internet and other online services as a medium of commerce. Rapid growth in the use of the Internet, the Web and online services is a recent phenomenon. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of customers may not adopt or continue to use the Internet and other online services as a medium of commerce. Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty and few proven services and products exist.

    In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. If the Internet continues to experience significant expansion in the number of users, frequency of use or bandwidth requirements, the infrastructure for the Internet may be unable to support the demands placed upon it. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or due to increased governmental regulation. Changes in, or insufficient availability of, telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally.

    Our business, financial condition and results of operations would be seriously harmed if:

    - use of the Internet, the Web and other online services does not continue to increase or increases more slowly than expected;

    - the infrastructure for the Internet, the Web and other online services does not effectively support expansion that may occur;

    - the Internet, the Web and other online services do not become a viable commercial marketplace; or

    - traffic to our Web site decreases or fails to increase as expected or if we spend more than we expect in order to attract visitors to our Web site.

    To be successful, we must attract and retain a significant number of consumers to our Web site at a reasonable cost. In addition, consumers who have historically relied on traditional means of commerce to purchase home furnishings will have to accept new methods of conducting business and exchanging information. If the market for Internet-based home furnishings fails to develop, develops slower than expected or becomes saturated with competitors, or if our services do not achieve market acceptance, our business will be harmed.

WE ARE EXPOSED TO RISKS ASSOCIATED WITH ONLINE COMMERCE SECURITY AND CREDIT CARD FRAUD, WHICH MAY REDUCE COLLECTIONS AND DISCOURAGE ONLINE TRANSACTIONS.

    Consumer concerns about the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To securely transmit confidential information, such as customer credit card numbers, and to detect fraudulent use of confidential information, we rely on encryption and authentication technology that we license from third parties. Events or developments may cause or result in a compromise or breach of the algorithms we use to protect customer transaction data. A failure to adequately control fraudulent credit card transactions would reduce our results of operations because we do not carry insurance against this risk. Furthermore, under current credit card practices, a merchant is liable for fraudulent credit card transactions where, as in the case of the transactions we process, the merchant does not obtain a cardholder's signature.

    Our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources in order to protect against a security breach or to alleviate problems caused by any breaches. A party who is able to circumvent our security measures could misappropriate proprietary information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Our insurance does not currently protect against these losses. If our security measures are not able to prevent all security breaches, our business may be harmed.

WE COULD FACE LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED THROUGH OUR WEB SITE, WHICH COULD RESULT IN HIGH LITIGATION OR INSURANCE COSTS.

    As a publisher and distributor of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials that we publish or distribute. Although we carry general liability insurance, our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could negatively impact our reputation and result in litigation costs or increased insurance costs.

FUTURE GOVERNMENT REGULATIONS OF THE INTERNET COULD DECREASE DEMAND FOR OUR PRODUCT OR INCREASE OUR COSTS OF CONDUCTING BUSINESS.

    New Internet legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Internet and online commerce, or the application of existing laws and regulations to the Internet and online commerce could harm our business, financial condition and results of operations. We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to communications over the Internet and access to online commerce. Although there are currently few laws and regulations directly applicable to the Internet and online commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust, taxation and the characteristics and quality of products and services. For example, the United States Congress recently enacted Internet laws regarding copyrights and taxation. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations regarding Internet commerce and communications may decrease the growth of the Internet or commercial online services, which could, in turn, decrease the demand for our product and services and increase our cost of doing business.

    Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. If we were alleged to have violated federal, state or foreign civil or criminal law, we would be subject to liability, and even if we could successfully defend such claims, they may involve significant legal compliance and litigation costs.

    The expansion of our operations to foreign countries may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate business licenses, filing of bonds, appointment of foreign agents and periodic business reporting activity. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our products or services from being offered in a particular foreign country. This may harm our business.

OUR REVENUES COULD DECREASE IF WE ARE REQUIRED TO COLLECT SALES AND OTHER TAXES.

    We do not currently collect sales or other similar taxes for physical shipments of goods into states other than Massachusetts. However, one or more local, state, federal or foreign jurisdictions may seek to impose sales tax collection obligations on us. In addition, any new operation in states outside Massachusetts could subject our shipments in such states to state sales taxes under current or future laws. A number of legislative proposals have been made at the federal, state and local level and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on online commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium expires, some type of federal or state taxes or both may be imposed upon online commerce. The moratorium is presently scheduled to expire on October 20, 2001. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from such activities. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, we will need to update our system that processes customer orders to calculate the appropriate sales tax for each customer order and to remit the collateral sales taxes to the appropriate authorities. These upgrades will increase our operating expenses. In addition, if we are required to collect sales tax or our customers are required to pay such taxes directly, our customers may be discouraged from purchasing products from us, which may require us to lower prices to retain these customers.

IF A SIGNIFICANT NUMBER OF INTERNET USERS BLOCK ONLINE ADVERTISING, OUR BUSINESS AND PROSPECTS COULD DECLINE MATERIALLY.

    Software programs exist that limit or prevent Internet advertising from being delivered to a user's computer and permit Internet users to block online advertising. Widespread adoption of this software by Internet users would significantly undermine the commercial viability of our Internet advertising and marketing and therefore we may not generate the expected level of sales. These developments could harm our business.

GROWING CONCERNS ABOUT THE USE OF "COOKIES" AND DATA COLLECTION MAY LIMIT OUR ABILITY TO DEVELOP USER PROFILES.

    Our technology currently uses small files of information, commonly known as "cookies", on a user's hard drive to collect information about our customers' movement through our Web site. Most Internet browsers allow users to modify their browser settings to prevent cookies from being stored on their hard drive, and a small minority of users are currently choosing to do so. Users can also delete cookies from their hard drive at any time.

    Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies. The reduction or limitation in the use of cookies could:

    - reduce the effectiveness of our technology to gather data on our customers;

    - require us to switch to other potentially less effective technology in order to gather demographic or behavioral information; and

    - require us to expend financial and technological resources, originally allocated to other purposes, to create alternatives that might be unsuccessful.

CHANGES IN THE REGULATION SURROUNDING REGISTRATION OF DOMAIN NAMES MAY RESULT IN THE LOSS OF OR A CHANGE IN OUR DOMAIN NAME AND A REDUCTION IN BRAND AWARENESS AMONG OUR CUSTOMERS.

    Domain names are typically registered by regulatory bodies. The regulation of domain names in the United States and abroad is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not acquire or maintain the FURNITURE.COM domain name in every jurisdiction in which we conduct business. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. As a result, we could be unable to prevent third parties from acquiring domain names that infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.

OUR SUCCESS IS DEPENDENT ON OUR KEEPING PACE WITH ADVANCES IN TECHNOLOGY. IF WE ARE UNABLE TO KEEP PACE WITH ADVANCES IN TECHNOLOGY, CONSUMERS MAY STOP PURCHASING PRODUCTS ON OUR WEB SITE.

    The Internet and online commerce markets are characterized by rapid technological change, changes in user and customer requirements, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing Web site and technology obsolete. If we are unable to adapt to changing technologies, our business could be harmed. Our performance will depend, in part, on our ability to continue to enhance our existing services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our Web site and other proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our Web site or other proprietary technology to customer requirements or to emerging industry standards. New services or features that we introduce on our Web site may contain errors, and we may need to modify the design of these services and features to correct errors. If customers encounter difficulty with or do not accept new services or features, they may buy from our competitors and our sales may decline.

                     RISKS RELATED TO THE SECURITIES MARKET

THE PUBLIC MARKET FOR OUR COMMON STOCK MAY BE VOLATILE, ESPECIALLY BECAUSE MARKET PRICES FOR INTERNET-RELATED AND TECHNOLOGY STOCKS HAVE OFTEN BEEN UNRELATED TO OPERATING PERFORMANCE.

    Prior to this offering, there has been no public market for our common stock. An active trading market may not develop or be sustained or the market price of the common stock may decline. Even if an active trading market does develop, the market price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

    - actual or anticipated variations in our quarterly operating results;

    - announcements of new products and services;

    - technological innovations;

    - competitive developments;

    - changes in financial estimates by securities analysts;

    - conditions and trends in the Internet and online commerce industries; and

    - general market conditions and other factors.

    Further, the stock markets, and in particular the Nasdaq National Market on which we have made application for quotation of our shares, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many Internet and technology companies and have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many Internet and technology companies' stocks are at or near historical highs. Such high trading prices may not be sustained. These broad market factors may adversely affect the market price of our common stock. In addition, general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies with publicly traded securities. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business, financial condition and results of operations.

CONCENTRATION OF OWNERSHIP WILL LIMIT YOUR ABILITY TO INFLUENCE CORPORATE
MATTERS.

    Immediately following this offering, our directors, executive officers and
their affiliates will beneficially own approximately       % of our outstanding
common stock. These stockholders could determine the outcome of actions taken by us that require stockholder approval. For example, these stockholders could elect all of our directors, delay or prevent a transaction in which stockholders might receive a premium over the prevailing market price for their shares and control changes in management.

PROVISIONS OF OUR CHARTER AND BY-LAWS MAY DELAY OR PREVENT TRANSACTIONS THAT MANY STOCKHOLDERS MAY FAVOR.

    Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions include:

    - authorizing the issuance of "blank check" preferred stock without any need for action by stockholders;

    - providing for a classified board of directors with staggered three-year terms;

    - requiring supermajority stockholder voting to effect certain amendments to our certificate of incorporation and by-laws;

    - eliminating the ability of stockholders to call special meetings of stockholders;

    - prohibiting stockholder action by written consent; and

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

    Some provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us.

YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

    We will determine the initial public offering price of our common stock, together with the underwriters, based on an assessment of the value of our stock. The public market may not agree with or accept this valuation. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices for the securities of technology companies, particularly software and Internet companies. After this offering, therefore, you might not be able to resell your shares at or above the initial public offering price.

YOU WILL EXPERIENCE IMMEDIATE DILUTION IN THE BOOK VALUE OF YOUR SHARES.

    The initial public offering price per share of our common stock is expected to be substantially higher than the book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately
$      in the book value per share of the common stock from the price you pay for the common stock.

A SUBSTANTIAL NUMBER OF ADDITIONAL SHARES OF OUR COMMON STOCK COULD BE SOLD INTO THE PUBLIC MARKET SOON AFTER THIS OFFERING, WHICH COULD DEPRESS OUR STOCK PRICE.

    Once a trading market develops for our common stock, many of our current stockholders will have an opportunity to sell their stock for the first time.
More than              shares, or       times the number of shares sold in this
offering, assuming no exercise of the underwriters' over-allotment option, will become eligible for sale in the public market at various dates beginning
180 days after the date of this prospectus. Sales of a substantial number of shares of common stock in the public market, or the threat that substantial sales might occur, could cause the market price of our stock to decrease significantly. These factors could also make it difficult for us to raise additional capital by selling stock. For additional information, please refer to the section entitled "Shares Eligible for Future Sale".

IF OUR STOCK PRICE IS VOLATILE, WE COULD FACE A SECURITIES CLASS ACTION LAWSUIT.

    In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and could cause our stock price to fall.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

    Although we believe the expectations reflected in the forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements as of the date of this prospectus to conform forward-looking statements to actual results.

                                USE OF PROCEEDS

    We estimate the net proceeds to us from the sale of              shares of
common stock in this offering to be approximately $                      at an
assumed initial public offering price of $ per share, after deducting the underwriting discount and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate net proceeds will be
$      .

    The principal purposes of this offering are to increase our capitalization and financial flexibility, to create a public market for our common stock, to facilitate our future access to the public capital markets, and to increase our visibility in the retail marketplace.

    We expect to use the net proceeds of this offering for advertising to increase brand awareness, capital expenditures associated with technology and system upgrades, the redemption of shares of our Series A preferred stock for approximately $3.0 million (as required by its terms) and general corporate purposes, principally working capital and other capital expenditures. We may also use a portion of the net proceeds to acquire businesses, products and technologies that are complementary to our business. The net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities or money market funds until allocated for specific use.

                                DIVIDEND POLICY

    We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion and operation of our business. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Furniture.com as of December 31, 1999:

    - on an actual basis;

    - on a pro forma basis after giving effect to the automatic conversion of all outstanding shares of our Class A common stock and our preferred stock into 17,850,799 shares of common stock, except for our Series A preferred stock which we will redeem upon the closing of this offering; and

    - on a pro forma as adjusted basis after giving effect to the above pro
      forma adjustments, receipt of estimated net proceeds of $        from the
      sale of shares of common stock at an assumed initial public offering price
      of $    per share and the filing of an amendment to our Certificate of
      Incorporation to provide for authorized capital stock of       shares of
      common stock and 5,000,000 shares of undesignated preferred stock.

    None of the columns reflect (i) the 4,500,000 shares of common stock reserved for issuance under our stock plan, of which 2,242,810 shares were subject to outstanding options as of December 31, 1999 or (ii) an aggregate of 202,464 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 1999. See "Management--Stock Plan" and Note 9 to notes to the financial statements.

    You should read this information together with Furniture.com's consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------   -----------   ------------
                                                                         (IN THOUSANDS)
Long-term portion of capital lease obligations..............  $    348    $    348        $
Redeemable preferred stock:
  Series A preferred stock, par value $0.01; 3,009,600
    shares authorized, issued and outstanding (actual); no
    shares authorized, issued or outstanding (pro forma and
    as adjusted)............................................     3,010          --
Redeemable convertible preferred stock
  Series B preferred stock, par value $0.01; 7,246,036
    shares authorized, 7,042,254 issued and outstanding
    (actual); no shares authorized, issued or outstanding
    (pro forma and as adjusted).............................    11,000          --
  Series C preferred stock, par value $0.01; 4,727,786
    shares authorized, issued and outstanding (actual); no
    shares authorized, issued or outstanding (pro forma and
    as adjusted)............................................    36,754          --
  Series D preferred stock, par value $0.01; 3,200,000
    shares authorized, issued and outstanding (actual); no
    shares authorized, issued or outstanding (pro forma and
    as adjusted)............................................    28,583          --
Stockholders' equity (deficit):
  Preferred stock, par value $0.01; no shares authorized,
    issued or outstanding (actual); 5,000,000 shares
    authorized and no shares issued or outstanding (pro
    forma and as adjusted)..................................
  Common stock:
    Convertible Class A common stock, par value $0.01;
      3,040,000 shares authorized, issued and outstanding
      (actual); no shares authorized, issued or outstanding
      (pro forma and as adjusted)...........................        30          --
    Common stock, par value $0.01; 33,000,000 shares
      authorized, 6,253,027 shares issued and outstanding
      (actual); 33,000,000 shares authorized, 24,103,826
      shares issued and outstanding (pro forma);
                   shares authorized,       shares issued
      and outstanding (pro forma as adjusted)...............        63         241
Additional paid-in capital..................................     5,590      79,029
Deferred compensation.......................................    (4,505)     (4,505)
Notes receivable............................................      (170)       (170)
Retained earnings (accumulated deficit).....................   (50,193)    (47,443)
                                                              --------    --------        -----
  Total stockholders' equity (deficit)......................   (49,185)     27,152
                                                              --------    --------        -----
    Total capitalization....................................  $ 30,510    $ 27,500
                                                              ========    ========        =====

                                    DILUTION

    Furniture.com's net tangible book value per share immediately after this offering will be substantially less than the assumed initial public offering price. Furniture.com's pro forma net tangible book value as of December 31, 1999 was $27,152,000, or $1.13 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding after giving effect to the automatic conversion of all outstanding shares of our Class A common stock and our preferred stock upon the closing of this offering, except for our Series A preferred stock which we will redeem upon the closing of
this offering. After giving effect to the sale by us of the              shares
of common stock in this offering at an assumed initial public offering price of
$      per share, after deducting the underwriting discount and estimated offering expenses, the pro forma net tangible book value of Furniture.com as of
December 31, 1999 would have been $      million, or approximately $      per
share. This represents an immediate increase in pro forma net tangible book
value of $      per share to existing stockholders and an immediate dilution of
$      per share to investors purchasing common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............   $
    Pro forma net tangible book value per share before this
     offering...............................................   $
    Increase per share attributable to new investors in this
     offering...............................................
                                                               ------
Pro forma net tangible book value per share after this
  offering (as adjusted)....................................
                                                               ------
Dilution per share to new investors.........................   $
                                                               ======

    The following table summarizes, on a pro forma basis, as of December 31, 1999, the difference between the number of shares of common stock purchased from Furniture.com, the total consideration paid to Furniture.com, and the average price per share paid by existing stockholders and by new investors purchasing
shares of common stock at an assumed initial public offering price of $      per
share, before deducting the estimated underwriting discount and offering expenses:

                                                                   TOTAL
                                       SHARES PURCHASED        CONSIDERATION
                                     --------------------   --------------------   AVERAGE PRICE
                                      NUMBER     PERCENT     AMOUNT     PERCENT      PER SHARE
                                     ---------   --------   ---------   --------   --------------
Existing stockholders..............                    %                      %       $
New investors......................
                                     --------     -----     --------     -----
  Total............................               100.0%                 100.0%
                                     ========     =====     ========     =====

    The discussions and the tables exclude (1) an aggregate of 202,464 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 1999 and (2) 4,500,000 shares of common stock reserved for issuance under our stock plan, of which 2,242,810 shares were subject to outstanding options as of December 31, 1999 at a weighted average exercise price of $5.60 per share. To the extent these warrants and options are exercised, there will be further dilution to new investors. The discussions and the tables assume that our Series C preferred stock converts into common stock on a one-for-one basis. See "Capitalization", "Management--Stock Plan", "Principal Stockholders" and "Description of Capital Stock".

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Furniture.com's consolidated financial statements and notes to those statements and other financial information included elsewhere in this prospectus. The consolidated statement of operations data for the period from June 18, 1998 to December 31, 1998 and for the year ended December 31, 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from the consolidated financial statements of Furniture.com which have been audited by Arthur Andersen LLP, our independent public accountants, and are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996 and 1997 and for the period from January 1, 1998 to June 17, 1998 are derived from financial statements of Empire Furniture Warehouse, Inc. (Predecessor Company), which have been audited by Arthur Andersen LLP, our independent public accountants. The statement of operations data for the year ended December 31, 1995 are unaudited. The historical results presented herein are not necessarily indicative of future results.

                                                                                                         THE COMPANY
                                                       PREDECESSOR COMPANY                    ---------------------------------
                                       ----------------------------------------------------     PERIOD FROM
                                            YEAR ENDED DECEMBER 31,          PERIOD FROM      JUNE 18, 1998 TO     YEAR ENDED
                                       ---------------------------------   JANUARY 1, 1998      DECEMBER 31,      DECEMBER 31,
                                          1995         1996       1997     TO JUNE 17, 1998         1998              1999
                                       -----------   --------   --------   ----------------   ----------------   --------------
                                       (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Net revenues.........................    $1,314       $1,389     $1,728       $   1,511          $    2,180        $  10,904
Cost of revenues.....................       812          895      1,082           1,498               1,827            8,837
                                         ------       ------     ------       ---------          ----------        ---------
Gross profit.........................       502          494        646              13                 353            2,067
                                         ------       ------     ------       ---------          ----------        ---------
Operating expenses: (2)
  Selling and marketing..............        80          148        269             181               1,245           33,949
  Product development................        --           --         --              --               1,081            6,685
  General and administrative.........       394          337        370             188               1,812            5,796
                                         ------       ------     ------       ---------          ----------        ---------
    Total operating expenses.........       474          485        639             369               4,138           46,430
                                         ------       ------     ------       ---------          ----------        ---------
Operating income (loss)..............        28            9          7            (356)             (3,785)         (44,363)
Interest, net........................       (14)          (1)        (1)             (4)                 52              653
                                         ------       ------     ------       ---------          ----------        ---------
Net income (loss) before income
  taxes..............................        14            8          6            (360)             (3,733)         (43,710)
Provision for income taxes...........         1            1          1               1                  --               --
                                         ------       ------     ------       ---------          ----------        ---------
Net income (loss)....................        13            7          5            (361)             (3,733)         (43,710)
Accretion of preferred stock
  dividends..........................        --           --         --              --                  --            2,750
                                         ------       ------     ------       ---------          ----------        ---------
Net income (loss) attributable to
  common stockholders................    $   13       $    7     $    5       $    (361)         $   (3,733)       $ (46,460)
                                         ======       ======     ======       =========          ==========        =========
Basic and diluted net income (loss)
  per common share...................    $ 1.73       $  .93     $  .67       $  (48.13)         $     (.50)       $   (6.01)
Shares used to compute basic and
  diluted net income (loss) per
  common share.......................     7,500        7,500      7,500           7,500           7,472,020        7,730,413
Pro forma basic and diluted net loss
  per common share (1)...............                                                            $     (.49)       $   (2.53)
Shares used to compute pro forma
  basic and diluted net loss per
  common share (1)...................                                                             7,543,880       17,254,833

                                                               DECEMBER 31, 1998     DECEMBER 31, 1999
                                                              -------------------   -------------------
                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................        $10,759               $31,440
Working capital.............................................          9,166                27,240
Total assets................................................         11,834                43,811
Redeemable preferred stock..................................          3,010                 3,010
Redeemable convertible preferred stock......................         10,000                76,337
Total stockholders' (deficit) equity........................         (3,602)              (49,185)

------------------------------

(1) See Note 1 of Notes to the consolidated financial statements for an explanation of the number of shares and share equivalents used in computing pro forma share amounts.

(2) Includes non-cash compensation expense relating to deferred compensation of $65,000 in the period from June 18, 1998 to December 31, 1998 and $463,000 for the year ended December 31, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH FURNITURE.COM'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES. FURNITURE.COM'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING INFORMATION DUE TO VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                    OVERVIEW

    Furniture.com is a leading online retailer of furniture and home accessories. Our goal is to revolutionize the home furnishing and decorating experience by offering a comprehensive, personalized and service-oriented solution for consumers. We believe we offer one of the largest selections of home furnishings available at any single destination. This broad selection, together with our focus on all aspects of the customer experience, positions Furniture.com as a leading destination for all the comforts of home.

    We were incorporated as FurnitureSite, Inc. on June 18, 1998, the date on which we acquired all of the outstanding shares of Empire Furniture Warehouse, Inc., an existing furniture retail showroom that did not have any online sales. We changed our name to Furniture.com, Inc. on January 14, 1999.

    We began offering furniture for sale on our Web site in June 1998. Since launching our Web site our operating activities have focused on the following:

    - building sales momentum;

    - promoting our brand;

    - extending our product offerings;

    - forming supplier relationships;

    - establishing distribution and customer service operations; and

    - enhancing our Web site and systems infrastructure.

    We have grown rapidly since launching our Web site. Our net revenues during the year ended December 31, 1999 were $10.9 million and during the quarter ended December 31, 1999 were $5.4 million. Our net revenues increased in each successive quarter in 1999.

    We derive our revenues primarily from the sale of home furnishings. We report our revenues net of discounts and allowance for returns. We recognize our net revenues at the time that products are delivered to customers. We do not charge our customers for delivery of their purchases or the shipping costs of returned merchandise since we consider free delivery and returns to be a significant sales motivator and an ongoing marketing program to acquire and maintain customers. We, therefore, treat freight expenditures as a selling and marketing expense. When a customer places an order on our Web site, it is classified as a written order. We do not base our revenue recognition on written orders as customers may cancel or change orders prior to delivery. The period of time between a customer placing an order and receiving the order is generally less than four weeks for QuickShip items and accessories and ranges between four and twelve weeks for the majority of our other home furnishings products. Timing of product shipments will affect the period of revenue recognition and, therefore, will influence quarterly revenues and margins. As of

December 31, 1999, our customers had placed written orders for $7.5 million of home furnishings that are being manufactured or are already in transit.

    At the time that a customer places an order, we collect a deposit, generally through a credit card payment. For certain furniture purchases and all purchases less than $300 the entire purchase price is collected at the time that the customer places an order. Otherwise, 33% of the purchase price is collected when the customer places an order and the balance of the purchase price is collected immediately prior to delivery. We take title to products at the time that they are shipped from our suppliers. Accordingly, we maintain an inventory position of purchased products for the approximately one- to two-week period between the time of shipment from our suppliers and the time of delivery to our customers. In addition, our inventory includes merchandise we purchased to be photographed for our Web site and returned merchandise. We periodically evaluate inventory levels and expected usage and provide a valuation allowance or write off damaged and surplus inventory.

    Since our inception, we have incurred significant net losses. Through December 31, 1999, we had incurred cumulative net losses of $47.4 million. We expect to experience operating losses and negative cash flow for the foreseeable future. We expect operating expenses and net losses to continue to rise as we pursue a marketing campaign to attract new customers and strengthen our brand identity, develop new strategic relationships, invest in our technology infrastructure and recruit new employees. As a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown significantly in recent quarters, we cannot be certain that we can sustain these growth rates or that we will achieve sufficient revenues and manage operating expenses to achieve profitability.

    In connection with the grant of stock options and the issuance of restricted stock, we recorded total deferred compensation through December 31, 1999 of $5.0 million which will be amortized to expense over the four-year vesting periods generally applicable to the options. This amount represents the difference between the exercise price of the stock options granted or the purchase price of restricted stock and the deemed fair value of our common stock at the time of the grants. Non-cash compensation expense included in operating expenses during the year ended December 31, 1999 was $463,000 and for the period from June 18, 1998 through December 31, 1998 was $65,000.

RESULTS OF OPERATIONS

    The following table sets forth our results of operations as a percentage of net revenues. The historical results are not necessarily indicative of results to be expected for any future period.

                                              PERIOD FROM
                                            JUNE 18, 1998 TO     YEAR ENDED
                                              DECEMBER 31,      DECEMBER 31,
                                                  1998              1999
                                            ----------------   --------------
Net revenues..............................        100.0%            100.0%
Cost of revenues..........................         83.8              81.0
                                                 ------            ------
Gross margin..............................         16.2              19.0
Operating expenses:
  Selling and marketing...................         57.1             311.3
  Product development.....................         49.6              61.3
  General and administrative..............         83.1              53.2
                                                 ------            ------
    Total operating expenses..............        189.8             425.8
                                                 ------            ------
Operating loss............................       (173.6)           (406.8)
Interest income, net......................          2.4               6.0
Provision for income taxes................           --                --
                                                 ------            ------
Net loss..................................       (171.2)%          (400.8)%
                                                 ======            ======

    Since we were incorporated mid-year on June 18, 1998, the results of operations include the period from June 18, 1998 through December 31, 1998 compared to the year ended December 31, 1999. Consequently, the increases in net revenues and expenses over this period are partially due to the full year measurement period.

NET REVENUES

    Net revenues consist of product sales, net of discounts and an allowance for returns. Net revenues increased to $10.9 million for the year ended
December 31, 1999 from $2.2 million for the period from June 18, 1998 through December 31, 1998. The increase in net revenues in the year ended December 31, 1999 is primarily the result of significant growth in our customer base, increased traffic due to expanded marketing efforts, ongoing enhancements to our Web site and the increase in the number and variety of products available on our Web site.

COST OF REVENUES

    Cost of revenues consists primarily of the costs of products sold to customers. Cost of revenues increased to $8.8 million for the year ended December 31, 1999 from $1.8 million for the period from June 18, 1998 through December 31, 1998. The increase is primarily attributable to increased volume and, as such, we expect the cost of revenues to increase in the future to the extent that sales volume increases. Gross margin was 19.0% for the year ended December 31, 1999 compared to 16.2% for the period from June 18, 1998 through December 31, 1998. The increase in the gross margin during the year ended December 31, 1999 is primarily attributable to the mix of products sold.

OPERATING EXPENSES

    SELLING AND MARKETING. Selling and marketing expenses consist primarily of expenditures associated with advertising, promotional and strategic relationships, payroll and related expenses for personnel engaged in marketing, design consulting and customer service, product shipping costs and certain customer acquisition costs. Selling and marketing expenses increased to $33.9 million for the year ended December 31, 1999 from $1.2 million for the period from June 18, 1998 through December 31, 1998. The increase is primarily attributable to our increased online and offline advertising, including a comprehensive print, radio and television advertising campaign, and increased product shipping costs. We do not charge our customers for the delivery of their purchases or the shipping costs of returned merchandise since we consider free delivery and returns to be a significant sales motivator and an ongoing marketing program to acquire and maintain customers. We therefore treat freight expenditures as a selling and marketing expense. Our freight expense for delivery of purchases to customers and shipping costs of returns in the year ended December 31, 1999 was $3.6 million and in the period from June 18, 1998 through December 31, 1998 was $223,000. The increase in freight for the year ended December 31, 1999 resulted from increased sales volume, a change in our freight carrier, a change in product mix and an increase in customer returns. In addition, we increased the number of our design consultants and customer care representatives to support our increased order volume. We expect to continue to invest significantly in marketing for the foreseeable future. We also expect to incur additional payroll and related expenses for additional design consultants and customer care representatives to the extent that sales volume increases in future periods. Accordingly, we expect that the absolute dollar amount of sales and marketing expenses will increase in future periods.

    PRODUCT DEVELOPMENT. Product development expenses consist primarily of payroll and related expenses for personnel engaged in merchandising, Web site development and information technology, Internet access and hosting charges and Web site content and design expenses. Product development expenses increased to $6.7 million for the year ended December 31, 1999 from $1.1 million for the period from June 18, 1998 through December 31, 1998. The increase is primarily attributable to increased payroll and related expenses for merchandising personnel, costs of expanding our product offerings, increased payroll and related expenses for information technology personnel engaged in enhancing the features, functionality and content of our Web site and costs of increasing the capacity of systems used to process customers' orders and payments. We expect to continue to invest significantly in product development and, accordingly, we expect that the absolute dollar amount of product development expenses will increase in future periods.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of payroll and related expenses for personnel engaged in executive, finance, human resource and administrative functions, legal and accounting services and facility related expenses. General and administrative expenses increased to $5.8 million for the year ended December 31, 1999 from $1.8 million for the period from June 18, 1998 through December 31, 1998. The increase is primarily attributable to payroll and related expenses for additional personnel necessary to support the expansion of our operations. We expect that the absolute dollar amount of general and administrative expenses will increase in future periods as a result of the continued expansion of our administrative staff and facilities needed to support our growing operations and general expenses associated with being a public company.

    STOCK-BASED COMPENSATION. In connection with the grant of stock options and the issuance of restricted stock, we recorded total deferred compensation through December 31, 1999 of $5.0 million, which will be amortized to expense over the four-year vesting periods generally applicable to the options and restricted stock. This amount represents the difference between the exercise price of the stock options granted or the purchase price of restricted stock and the deemed fair value of our common stock at the time of the grants. Non-cash compensation expense included in operating expenses in the year ended
December 31, 1999 was $463,000 and for the period from June 18, 1998 through December 31, 1998 was $65,000. Compensation expense resulting from currently outstanding option grants and restricted stock is expected to be $1.6 million for 2000, $1.4 million for 2001, $1.2 million for 2002 and $302,000 for 2003.

INTEREST INCOME, NET

    Interest income, net consists of interest earned on cash deposited in money market accounts and other short-term investments, net of interest expense incurred on capital leases. Interest income, net increased to $653,000 for the year ended December 31, 1999 from $52,000 for the period from June 18, 1998 through December 31, 1998. The increase resulted primarily from higher average cash and cash equivalents and short-term investment balances in the year ended December 31, 1999 as compared to the period from June 18, 1998 through December 31, 1998, due primarily to the receipt of proceeds from the sale of preferred stock in June 1998, December 1998, June 1999 and December 1999.

PROVISION FOR INCOME TAXES

    We have incurred net losses since inception and, accordingly, no provision for income taxes was recorded in any period. As of December 31, 1999, we had $43.7 million of net operating loss carryforwards, which begin to expire in 2019. We have provided a full valuation allowance for the deferred tax asset, consisting primarily of the net operating loss carryforwards, as realization of the tax benefit is not assured.

QUARTERLY RESULTS OF OPERATIONS

    The following table presents certain unaudited quarterly information for the six quarters ended December 31, 1999. The unaudited quarterly information is derived from financial statements and has been prepared on the same basis as our audited financial statements which appear elsewhere in this prospectus. In the opinion of our management, this data reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. This information should be read in conjunction with the consolidated financial statements and notes to those statements presented elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

                                      SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,    SEPT. 30,   DEC. 31,
                                        1998        1998       1999       1999        1999        1999
                                      ---------   --------   --------   ---------   ---------   --------
Net revenues........................   $ 1,062    $   997    $ 1,274     $ 1,580    $  2,615    $  5,435
Cost of revenues....................       897        841      1,074       1,329       2,189       4,245
                                       -------    -------    -------     -------    --------    --------
Gross profit........................       165        156        200         251         426       1,190
Operating expenses: (1)
  Selling and marketing.............       464        739      1,066       6,338       8,959      17,586
  Product development...............       457        599      1,681       1,301       1,552       2,151
  General and administrative........       570      1,220        656       1,081       1,643       2,416
                                       -------    -------    -------     -------    --------    --------
    Total operating expenses........     1,491      2,558      3,403       8,720      12,154      22,153
                                       -------    -------    -------     -------    --------    --------
Operating loss......................    (1,326)    (2,402)    (3,203)     (8,469)    (11,728)    (20,963)
Interest income, net................        30         19         89          74         268         222
Provision for income taxes..........        --         --         --          --          --          --
                                       -------    -------    -------     -------    --------    --------
Net loss............................   $(1,296)   $(2,383)   $(3,114)    $(8,395)   $(11,460)   $(20,741)
                                       =======    =======    =======     =======    ========    ========
AS A PERCENTAGE OF NET REVENUES:
Net revenues........................      100%       100%       100%        100%        100%        100%
Cost of revenues....................      84.5       84.4       84.3        84.1        83.7        78.1
                                       -------    -------    -------     -------    --------    --------
Gross margin........................      15.5       15.6       15.7        15.9        16.3        21.9
Operating expenses: (1)
  Selling and marketing.............      43.7       74.1       83.7       401.1       342.6       323.6
  Product development...............      43.0       60.0      131.9        82.3        59.3        39.6
  General and administrative........      53.7      122.4       51.5        68.4        62.8        44.5
                                       -------    -------    -------     -------    --------    --------
    Total operating expenses........     140.4      256.5      267.1       551.8       464.7       407.7
                                       -------    -------    -------     -------    --------    --------
Operating loss......................    (124.9)    (240.9)    (251.4)     (535.9)     (448.4)     (385.8)
Interest income, net................       2.8        1.9        7.0         4.7        10.2         4.1
Provision for income taxes..........        --         --         --          --          --          --
                                       -------    -------    -------     -------    --------    --------
Net loss............................    (122.1)%   (239.0)%   (244.4)%    (531.2)%    (438.2)%    (381.7)%
                                       =======    =======    =======     =======    ========    ========

------------------------

(1) Non-cash compensation expense relating to deferred compensation included in operating expenses was $35,000 in the quarter ended September 30, 1998, $30,000 in the quarter ended December 31,1998, $3,000 in the quarter ended March 31, 1999, $34,000 in the quarter ended June 30, 1999, $309,000 in the quarter ended September 30, 1999 and $117,000 in the quarter ended
    December 31, 1999.

    Our net revenues increased in each successive quarter in 1999. The increase in net revenues in the year ended December 31, 1999 is primarily the result of significant growth in our customer base, increased traffic due to expanded marketing efforts, ongoing enhancements to our Web site and the increase in the number and variety of products available on our Web site. Gross margins have fluctuated due to price discounts, the mix of products sold and, in the first three quarters of 1999, the write-off of inventory. Our selling and marketing expenses have generally increased to generate and facilitate increased sales volume. We also increased our spending on promotional activities to attract new customers. Product development and general and administrative expenses have generally increased as we have built our operational infrastructure. General and administrative expenses in the quarter ended December 31, 1998 include an expense of $480,000 for the impairment of goodwill resulting from the acquisition of Empire Furniture Warehouse, Inc.

    Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Any seasonality in our business may have been obscured due to our net revenue growth in each successive quarter in 1999 and the number of new customers added during each period. See "Risk Factors" for a discussion of other factors affecting our quarterly results of operations.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception our operations have not generated sufficient cash flow to satisfy our current obligations. We have financed our operations primarily through private sales of preferred stock that through December 31, 1999 totaled approximately $76.5 million, net of issuance costs.

    Net cash used in operating activities was $40.6 million during the year ended December 31, 1999 and $1.9 million during the period from June 18, 1998 through December 31, 1998. Net cash used in operating activities during the year ended December 31, 1999 primarily consisted of operating losses and increases in inventories, prepaid expenses and other current assets, partially offset by increases in accounts payable, customer deposits and accrued expenses. The increase in inventories is primarily attributable to an increase in the amount of inventory in transit from our vendors to our customers and an increase in the number of products acquired to be photographed for presentation on our Web site. The increase in prepaid expenses relates primarily to the prepayment of certain marketing related expenses. The increase in accounts payable is attributable to the increased sales volume and related purchase of merchandise. The increase in customer deposits is the result of the increase in the cash collected from customers as deposits on orders. Cash collected from a customer is classified as a customer deposit for the time period between customer order and product delivery.

    Net cash used in investing activities was $2.1 million during the year ended December 31, 1999 and $274,000 during the period from June 18, 1998 through December 31, 1998. Net cash used in investing activities consisted primarily of purchases of fixed assets to support the expansion and growth of the business.

    Net cash provided by financing activities was $63.4 million during the year ended December 31, 1999 and $12.9 million during the period from June 18, 1998 through December 31, 1998. Net cash provided by financing activities consisted primarily of the net proceeds from the sale of our preferred stock.

    As of December 31, 1999, we had approximately $31.4 million in cash and cash equivalents. We have entered into a number of marketing and other strategic relationship agreements under which there are existing commitments of approximately $11.4 million in the year ended December 31, 2000 and $3.8 million in the year ended December 31, 2001. We may expand these existing agreements and enter into additional marketing and strategic relationships which could increase future expenditures. In addition, we have obligations under capital and operating leases. Although we have no material commitments for capital expenditures, we anticipate a substantial increase in our capital expenditures consistent with anticipated growth in operations, infrastructure and personnel.

    We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. Depending on our rate of growth and cash requirements, we may require additional equity or debt to meet future capital or capital expenditure needs. Such additional financing may not be available or, if available, such financing may not be obtained on terms satisfactory to us.

YEAR 2000 COMPLIANCE

    Our failure or the failure of our key service providers or suppliers to be year 2000 compliant could harm our business and results of operations. Such consequences could include difficulties in operating our Web site effectively, taking product orders, shipping products, delivering products and conducting other essential and fundamental business operations.

    The year 2000 computer issue creates a significant risk for us in at least two areas:

    - systems we use to run our business; and

    - systems used by our suppliers and service providers.

    A failure in any of these areas to be year 2000 compliant may seriously harm our operations.

    BACKGROUND OF YEAR 2000 ISSUES. Many currently installed computer and communications systems and software and hardware products are unable to distinguish 21(st) century dates from 20(th) century dates. This inability could result in system failures due to miscalculations, causing business disruptions. As a result, many software, computer, communications and other systems need to be upgraded or replaced to become year 2000 compliant.

    OUR WEB SITE TESTING. We have reviewed the year 2000 compliance of our externally and internally developed proprietary software that shapes and controls a customer's experience while he or she interacts with our Web site. This review included testing to determine how our systems will function at and beyond the year 2000. Since inception, we have internally developed or reviewed the development of most of the systems for the operation of our Web site. These systems include the software used to provide our Web site's search, customer interaction, and transaction processing functions. Based upon our assessment to date, we believe that our internally developed proprietary software is year 2000 compliant.

    OUR EXTERNAL VENDORS AND THIRD PARTY SUPPLIED SOFTWARE. The systems and software of third parties on which we rely may contain errors or faults with respect to the year 2000. For example, we depend on GeoLogistics to deliver our customers' larger orders, financial institutions to process credit card transactions, telecommunications vendors to maintain our network and to host our Web site. In addition, we rely on software, hardware and other systems for use in our administrative, communications, accounting, database, security, network, electronic mail, Web site operations, telephone and other systems. All third parties whose systems are material to our operations have posted their year 2000 compliance statements on their Web sites, where they have given assurances that their systems are year 2000 compliant or that they would become year 2000 compliant by the end of 1999. As part of our continuing year 2000 preparations, we intend to pursue year 2000 related corrections or updates offered by our vendors.

    The failure of software and computer systems used by GeoLogistics or our manufacturers or suppliers to be year 2000 compliant could harm our business. Known or unknown errors or defects that affect the operation of our software and systems and those of third parties could result in delay or loss of revenue, interruption of services, cancellation of customer orders, diversion of management and development resources, damage to our reputation and litigation costs.

    OUR INTERNAL SYSTEMS. We periodically review our internally developed management information and other systems to identify any systems that may not be year 2000 compliant and to take corrective action when required. We believe we have reviewed all relevant systems. We have not identified any material year 2000 problems with our internally developed computer systems.

    COSTS OF ADDRESSING YEAR 2000 COMPLIANCE. Based on our preliminary evaluations, we do not believe we will incur significant expenses or be required to invest heavily in computer system improvements to be year 2000 compliant. Through December 31, 1999, we have spent approximately $200,000, including approximately 1,200 person-hours, on year 2000 issues. However, significant uncertainty exists concerning the potential costs and effects associated with year 2000 compliance. Any year 2000 compliance problem experienced by our vendors, GeoLogistics or us could reduce demand for our products, which could harm our business.

    CONTINGENCY PLANNING. Our contingency plan is focused on those activities and functions specifically related to processing customer orders. It addresses only those types of failures for which contingency operation is possible. Our contingency plan does not address any types of failures for which contingency operations would be impossible. For example, any significant disruption in the Internet would prevent customers from placing orders via the Internet. The failure of our credit card processors would prevent customers from making payments.

    It is possible that some types of failures were omitted from our analysis and our contingency plan. We believe the reasonably likely worst case scenario would involve year 2000 issues preventing a significant number of users from accessing our Web site and the loss of critical services to our business. A prolonged failure of critical systems or functions could prevent us from operating our business, prevent users from accessing our Web site, or prevent visitors to our Web site from placing orders. We believe that some of the business consequences of such a failure would include:

    - lost revenue;

    - increased operating costs;

    - loss of customers or visitors to our Web site; and

    - claims of mismanagement, misrepresentation or breach of contract.

    Any of these consequences would likely harm our business results of operation, financial condition and operating results. As of January 27, 2000, we have not experienced any failures that we believe can be attributed to the year 2000 issue.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. As issued, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In May 1999, the FASB delayed the effective date of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000. We do not currently, nor do we intend in the future, to issue or purchase derivative instruments and, therefore, we do not expect the adoption of SFAS
No. 133 to have any impact on our financial position or results of operations.

                                    BUSINESS

FURNITURE.COM

    Furniture.com is a leading online retailer of furniture and home accessories. Our goal is to revolutionize the home furnishing and decorating experience by offering a comprehensive, personalized and service-oriented solution for consumers. Our initial product focus has been furniture, the foundation of home furnishings and the category around which we build customer relationships. We offer furniture for every room of the home, including beds, tables, desks, entertainment centers and upholstered sofas and chairs. As part of our complete home solution, we also sell accessories, including lamps, wall art, rugs, mattresses and linens. We offer more than 20,000 selections with a broad range of styles and prices from more than 200 manufacturers. We believe this represents one of the largest selections of home furnishings available at any single destination. This broad selection, together with our focus on all aspects of the customer experience, positions Furniture.com as a leading destination for finding all the comforts of home.

    Furniture.com has experienced rapid growth in both visitor traffic and sales. The number of unique visitors to our Web site grew from approximately 600,000 during August 1999 to approximately 2,000,000 during December 1999 according to our internal database. Our net sales have grown to $10.9 million in the year ended December 31, 1999. In addition, as of December 31, 1999, our customers had placed orders for $7.5 million of home furnishings that are being manufactured or are already in transit. According to Media Metrix, Furniture.com had greater than four times the number of unique visitors than the next most visited home furnishings shopping Web site for the month of December 1999.

INDUSTRY OVERVIEW

HOME FURNISHINGS MARKET

    The home furnishings market exceeded $150 billion in 1998, according to the U.S. Census Bureau. This figure does not include retail sales generated by department stores. Of this broad market, which ranges from household furniture and appliances to draperies and glassware, approximately $72 billion was household furniture and home accessories. We believe that growth in both home ownership and house size will further increase demand for home furnishings. According to the U.S. Census Bureau, home ownership is currently at a record high of 67% and the size of an average house has increased 25% since 1980.

TRADITIONAL RETAIL CHANNEL FOR HOME FURNISHINGS

    Home furnishings retailing is highly fragmented and, to date, no dominant national home furnishings retailer has emerged. According to FURNITURE TODAY, the top 10 furniture retailers accounted for less than 15% of the retail furniture market in 1998. Traditional retail channels include:

    - national and regional store-based retailers;

    - catalog retailers that sell primarily through direct mail;

    - manufacturers that sell directly to consumers; and

    - North Carolina and other discount showrooms.

HOME FURNISHINGS MANUFACTURING

    Home furnishings manufacturing is highly fragmented and few meaningful brands exist. Based on the most recent U.S. Department of Commerce Economic Census, in 1997 there were more than 5,500 manufacturers of household furniture, 95% of which had annual sales under $10 million. Competition is intense, with manufacturers focused on gaining access to retail distribution rather than building consumer awareness of brands through marketing and advertising. In this environment, few meaningful manufacturer brands have developed. According to a 1998 study sponsored by the Home Furnishings Council, a majority of customers across all demographic groups could not recall the manufacturer brand name of the most expensive piece of furniture that they purchased in the last five years.

GROWTH OF CONSUMER ONLINE COMMERCE

    Consumer online commerce continues to grow rapidly. According to Forrester Research, there were approximately 17.4 million online shopping households in the U.S. in 1999. This number is projected to grow to more than 46 million, representing approximately 44% of total U.S. households, by 2003. This represents approximately a 28% compound annual growth rate. U.S. online sales were estimated to be more than $20 billion in 1999 and are projected to grow to more than $143 billion by 2003, a compound annual growth rate of approximately 64%. In addition, the average dollar amount of annual online purchases per U.S. online household during 1999 was estimated to be more than $1,100 and is projected to increase to more than $3,000 by 2003, a compound annual growth rate of approximately 29%.

GROWTH OF ONLINE HOME FURNISHINGS SALES

    Consumers regularly purchase furniture and home accessories without actually viewing the merchandise. In stores, many consumers buy from binders containing product images and swatches. Consumers are also buying an increasing amount of home furnishings through direct marketing channels. According to the Direct Marketing Association, in 1998, catalogs featuring home furnishings and housewares represent approximately 20% of approximately $87 billion in catalog retail sales.

    We believe this trend will translate rapidly to online purchases. Forrester Research estimates that online revenues from home furnishings sales will grow from $518 million in 1999 to $6.4 billion in 2003, a compound annual growth rate of approximately 87%. Forrester estimates that online revenues from the household furniture component of home furnishings sales will grow from $268 million in 1999 to $2.8 billion in 2003, a compound annual growth rate of approximately 80%.

LIMITATIONS OF THE TRADITIONAL RETAIL EXPERIENCE

    We believe that consumers face significant challenges furnishing and decorating their homes. In the 1998 Home Furnishings Council survey, consumers described the home furnishings retail experience as one of frustration and confusion. The study also found that approximately 80% of consumers purchasing new furniture disliked shopping for furniture. We believe the dissatisfaction with the shopping experience has resulted in significant pent-up demand for home furnishings by consumers who have avoided the traditional retail experience. Consumers buying home furnishings through traditional retail channels are frustrated and dissatisfied by the following:

LACK OF CONVENIENCE

    Traditional retailers generally fail to meet consumers' desires to conveniently furnish and decorate their homes.

    NO COMPREHENSIVE ONE-STOP SOLUTION. Traditional retailers must limit their product offerings, primarily due to space constraints and inventory carrying costs, which forces consumers to visit several stores to meet all their home furnishings needs. According to the 1998 Home Furnishings Council survey, consumers make an average of 5.9 shopping trips to 3.7 store-based retailers before buying a single piece of furniture.

    DIFFICULT SEARCH PROCESS. At traditional retail stores, consumers must often search through cumbersome binders provided by manufacturers containing product images and swatches. These binders are often poorly arranged, require a significant investment of time to sort through and typically provide little, if any, information regarding the quality, construction and care of the items being considered.

    TIME CONSUMING SHOPPING EXPERIENCE. Many busy consumers are not willing or able to take the time it has traditionally taken to furnish and decorate their homes. This problem is compounded by the fact that furnishing and decorating is often a process involving multiple decision-makers, who can shop together only at night or on weekends.

LIMITED INFORMATION AND DECORATING ADVICE

    Given the structure and limitations of the traditional home furnishings industry, we believe that consumers face significant challenges furnishing and decorating their homes through traditional retail channels.

    FEW MEANINGFUL MANUFACTURER BRANDS. The absence of manufacturer brand awareness in the home furnishings industry leaves consumers without a credible indicator for style, quality or value. In many other considered purchases, consumers can rely on brand identities to aid in their decision-making process.

    INEFFECTIVE SALES ASSISTANCE. According to the 1998 Home Furnishings Council survey, 74% of consumers would prefer to shop for home furnishings without a salesperson. Dissatisfaction with salespeople results from their inability to provide decorating advice, their lack of product knowledge and perceived biases resulting from their commission-based pay structure.

    LIMITED PRODUCT INFORMATION. Many retail stores do not provide consumers with written product information or fabric or finish samples. The lack of information, together with the absence of an authoritative resource rating home furnishings products, makes it difficult for consumers to compare and assess the value of items under consideration.

    INABILITY TO VISUALIZE DECORATING SOLUTIONS. In a typical retail environment consumers are unable to visualize how their new selections will fit into their homes. Most consumers find it difficult to imagine layouts, color schemes or furniture scale, making it a challenge to design an integrated room solution.

POOR CUSTOMER-SERVICE FOLLOW THROUGH

    We believe the traditional home furnishings experience is characterized by poor customer service. Traditional retailers devote only limited resources to customer care from purchase through delivery. Delivery can take months and, as a result of limited tracking capabilities, consumers are usually unable to obtain information regarding order status. In addition, retailers often charge customers for delivery and, if a customer returns an order, the customer is typically charged a restocking fee.

THE FURNITURE.COM SOLUTION

    Given consumer dissatisfaction with the traditional retail experience, Furniture.com's goal is to revolutionize the home furnishing and decorating experience by offering a comprehensive, personalized and service-oriented solution for our customers. We believe we offer one of the largest selections of home furnishings available at any single destination. This broad selection, together with our focus on all aspects of the customer experience, positions Furniture.com as a leading destination for all the comforts of home.

    Key elements of the Furniture.com solution include:

CONVENIENCE

    Furniture.com enables customers to conveniently furnish and decorate their homes.

    BROAD SELECTION. We offer a broad selection of home furnishings that would be economically or physically impractical for a traditional retail store to display. Our product selection comprises more than 20,000 items, representing approximately 200 manufacturers, including private label brands found exclusively at Furniture.com. Our extensive selection enables customers to furnish and decorate their homes without having to go elsewhere.

    SIMPLIFIED SEARCHING. We allow customers to quickly find products that meet their needs. Customers can choose to search using the criteria most relevant to them, including piece, style, fabric or finish, price range, dimensions and delivery time.

    QUICKSHIP PROGRAM. We offer selected popular items on a QuickShip basis. Our QuickShip program allows customers to receive custom home furnishings items within 3 weeks, which is significantly faster than the traditional retail experience. We intend to significantly expand this program.

    PERSONALIZED EXPERIENCE. We deliver a highly personalized shopping experience, including:

    - Our Design Consultants provide customers with real-time personalized guidance through online chat, e-mail or over our toll free telephone number.

    - Through our Personal Shopper service, our Design Consultants recommend specific items to customers based on submitted preferences and needs.

    - We tailor the products featured on our Web site based on an individual customer's browsing and shopping history at Furniture.com.

    - The My Selections area of the FURNITURE.COM Web site allows customers to create and save a personal showroom containing products under consideration.

    - We provide targeted editorial features, product offerings and promotions to our electronic newsletter subscribers by e-mail.

    FLEXIBILITY. We enable customers to shop for home furnishings from their home or office 24 hours a day, seven days a week. We facilitate collaborative shopping by providing customers the ability to e-mail product descriptions and images to others and by allowing multiple shoppers to review product selections stored in their personalized My Selections area.

RESOURCES

    Furniture.com empowers customers to make confident home furnishing and decorating decisions.

    PRODUCT INFORMATION AND DECORATING ADVICE. We provide the information and advice needed to select home furnishings.

    - We offer detailed product information, including an item's style, dimensions, finish and fabric options and construction materials. In addition, for more than half of our furniture products we include even more detailed Fact Tags which describe origin, construction details, special features, hardware and recommended care. We intend to provide Fact Tags on all of our furniture products.

    - We feature content and information about home furnishings and decorating. Our weekly online magazine, YOUR HOME, includes articles on styles, trends, decorating ideas and relevant how-to advice. We also feature third party content from ELLE DECOR, METROPOLITAN HOME, HOME MAGAZINE and HAVEN.

    - Our Design Consultants provide product information and actively collaborate with customers to develop home decorating solutions. They are not commissioned and are trained to provide unbiased design assistance and product information.

    ENHANCED VISUALIZATION.  We allow customers to visualize room solutions.

    - We have a dedicated in-house photography studio which allows us to photograph our products in stylized room settings and to capture close-ups of product features and finishes.

    - Customers can view enlarged photographs of our products, fabrics and finishes to assist them in selecting their home furnishings.

    - Our proprietary Room Planner allows customers to recreate their rooms online, add their new furniture selections and experiment with layouts to evaluate scale, size and overall look.

    - We enable customers to apply available fabric options in real time to images of our more popular upholstered sofas and chairs.

    - We send fabric swatches free of charge to customers upon request to enable customers to see and feel their fabric options.

CUSTOMER SERVICE

    Furniture.com devotes significant resources to providing superior customer service after an order is placed. Our Customer Care Representatives provide order status updates and answer customer inquiries. We provide our free Red Carpet delivery service, including in-home set-up, for larger pieces. Customers can also take advantage of a range of services including online financing, extended warranties and our customer satisfaction guarantee.

COMPELLING VALUE

    Furniture.com's prices for home furnishings are generally below those available at traditional retail stores for similar products. We also provide free delivery and we are not required to collect sales tax from our customers in any state except Massachusetts. We believe that our lower prices, combined with our superior shopping experience, provide compelling value to our customers.

GROWTH STRATEGY

    Furniture.com strives to be the first national, branded, furnishing and decorating destination. By offering a superior shopping experience, we believe we will become the preferred destination for customers furnishing and decorating their homes. To implement our growth strategy we intend to:

ESTABLISH A POWERFUL BRAND

    Furniture.com intends to capitalize on the lack of established national brands in the home furnishings industry and to continue developing Furniture.com as a nationally recognized brand. We are building the Furniture.com brand to be synonymous with a new home furnishing and decorating experience characterized by broad selection, a high degree of personalization and strong customer focus. Our brand positioning is communicated through the tagline "All the Comforts of Home". We will continue to develop customer awareness through targeted advertising and marketing, both online and through traditional media including television, radio, print and direct marketing.

REVOLUTIONIZE SUPPLY CHAIN DYNAMICS

    Furniture.com is developing an Internet-based network that will serve as a communication platform connecting us with our product manufacturers and freight carriers in this highly fragmented industry. This network is designed to shorten the time between order submission and product delivery. The timely flow of aggregated customer preferences, product availability and in-transit and delivery status will allow us to optimize our product mix, pricing and promotion strategy and product distribution. In addition, this network will make it easier for manufacturers and third-party carriers to coordinate their business activities with ours.

LEVERAGE DATA-DRIVEN MERCHANDISING

    Furniture.com will leverage our database of customer browsing and shopping behavior to continuously optimize product selection and presentation. The home furnishings industry does not currently have a broad-based, independent source of data to track customer preferences and purchases, such as those that exist in other industries (E.G., A.C. Nielsen, UPC scanner data). We intend to continue to expand our proprietary database to support our marketing and promotional activities, enable us to develop private label products responsive to customer needs and identify products best suited to be offered through our QuickShip program.

EXPAND PRIVATE LABEL PROGRAM

    Furniture.com will continue to capitalize on the lack of product brand awareness in the home furnishings industry by rapidly expanding our private label program. Our private label program allows us to respond to customer preferences by collaborating with our manufacturers to develop collections of products exclusive to Furniture.com. We intend to develop private label products for many of our product offerings across all style and price categories. We believe that we will be able to enhance customer loyalty and realize higher margins selling private label products. For the six months ended December 31, 1999, sales of private label home furnishings represented more than half of our net sales.

OFFER UNPARALLELED VISUALIZATION

    Furniture.com will continue to leverage rapidly evolving technologies to enable customers to more vividly and realistically create room solutions online. For example, we are developing the capabilities for customers to provide us with room photographs, from which we will create true-to-life, three-dimensional room settings online. Customers would then be able to visualize the transformation of their existing rooms by rearranging existing furniture, adding new pieces and experimenting with fabric, finish and color options. Customers would also be able to experiment with different wall and floor coverings and window treatments and ultimately take a virtual walk through their finished room.

EXPAND PRODUCT CATEGORIES AND CHANNELS

    Furniture.com intends to leverage our brand, operating infrastructure and customer relationships to expand into other relevant categories and channels. We believe, for example, that significant expansion opportunities exist through:

    - expanding into related home and decorating categories;

    - pursuing additional channels of distribution such as interior designers and professional showrooms;

    - exploring international market opportunities; and

    - forming alliances with or acquiring complementary businesses, products or technologies.

THE FURNITURE.COM EXPERIENCE

    Furniture.com is a complete online home furnishing and decorating destination, offering an engaging, enjoyable experience from browsing through delivery.

BROWSING AND FINDING

    Furniture.com enables customers to quickly find merchandise that meets their needs, whether they are searching for a specific piece of furniture or redecorating an entire home.

    BROWSING BY ROOM OR ACCESSORY. Customers seeking to furnish a room or find a particular accessory can easily browse our broad selection. Room and accessory searches can be performed for any room in the home, based on simplified, intuitive criteria including piece, style, finish and price range.

    FURNITURE FINDER. For those customers searching for a particular piece, our Furniture Finder allows them to quickly sort through our more than 20,000 product offerings using highly specific criteria, including category, style and piece, manufacturer or collection, material, fabric or finish, price range, available delivery times and dimensions. Customers choose only those criteria that are important to their search and can then quickly browse items matching those criteria.

    STYLE GUIDE. Our interactive Style Guide is a valuable tool for customers who want to learn more about style or who have difficulty identifying furnishing styles by name. Customers can view images representing home furnishings styles, such as Traditional, Country, Casual Contemporary and Modern. Each of these style categories is divided into narrower styles, also represented through images. Once a customer finds a style that he or she likes, the customer can view a wide selection of pieces available in that style.

    PERSONAL SHOPPER. Our Personal Shopper Service is an effective way for time-constrained customers to obtain tailored product recommendations and complementary product suggestions. Customers answer a few questions about the solution they are seeking and our Design Consultants place suggested product recommendations in the customer's My Selections area for review at their convenience.

GATHERING INFORMATION

    We provide our customers access to a broad array of information to support home decorating and furnishing decisions.

    MY SELECTIONS. As customers browse our products, they can easily gather items of interest in their My Selections area, creating their own personal showroom. My Selections allows customers to store pictures and descriptions of products under consideration by room. My Selections facilitates the creation of room solutions and the sharing of ideas among multiple decision makers, who can view products being considered at different times.

    HOME FURNISHING AND DESIGN RESOURCES. We provide compelling editorial content and information about home furnishings and decorating. Our weekly online magazine, YOUR HOME, features articles on styles, trends, decorating ideas and relevant how-to advice. Our editorial content is currently developed internally. We have also entered into agreements with established publishers such as Hachette Filipacchi Magazines, Inc. (publisher of ELLE DECOR, METROPOLITAN HOME and HOME MAGAZINE) and Home Enterprises, Inc. (producer of Joy Philbin's Haven TV show and publisher of HAVEN magazine) to expand content offerings available on Furniture.com. We also provide reading suggestions and other resource materials in the Furniture.com Reading Room, which are available for purchase through a link to Amazon.com.

    FACT TAGS. We offer detailed product information, including an item's style, dimensions, finish and fabric options and construction materials. In addition, more than half of our furniture products include Fact Tags which describe origin, construction details, special features, hardware and recommended care. We intend to provide Fact Tags for all of our furniture products.

    SWATCH PROGRAM. Our swatch program addresses the need of some customers to feel fabric options before completing a purchase. Customers requesting swatches receive free fabric samples within two business days of their request. We have experienced a significantly higher success rate selling upholstered furniture to customers participating in our swatch program. We also provide a swatch sample of the requested fabric to each customer who orders upholstered furniture to ensure that any discrepancies between customer expectations and the actual product can be addressed before manufacturing has begun.

PLANNING AND GETTING ADVICE

    Furniture.com provides advice and planning tools to create complete room solutions.

    DESIGN CONSULTANTS. Our Design Consultants are available to assist customers free of charge. Design Consultants can be reached by a toll free telephone number, by e-mail or through interactive one-on-one chat. In addition, our Design Consultants can participate in the shopping process with customers by displaying images of suggested products on a real time basis on customers' computer screens. Our Design Consultants undergo ongoing training to remain abreast of trends and informed about our products. Many of our Design Consultants have backgrounds in interior design. We have experienced a higher level of purchases from customers that utilize the services of our Design Consultants. Our Design Consultants are employed on a non-commissioned basis.

    ROOM PLANNER. Our proprietary Room Planner allows customers to recreate their rooms online, add new furniture selections, and experiment with layouts to evaluate scale, size and overall look. Customers can modify the dimensions of rooms, add architectural elements such as doors, windows and fireplaces, and graphically replicate their existing home furnishings. Customers can then drag and drop selections into the room, perfect the design, and order all new items in their Room Planner with just one click. We believe that once customers have invested the time to recreate their homes on Furniture.com, they will be likely to return to our Web site. In addition, Room Planner provides us with valuable information regarding customer preferences and needs. Upon request, Design Consultants can review a customer's room plan and provide design suggestions. We also use aggregated information about customers' house sizes, room needs and style preferences to enhance our marketing and merchandising programs.

    The following picture illustrates a room being planned using our Room
Planner:

    [Artwork on page 42]

    Picture of the Room Planner page on the Furniture.com Web site with the following call-outs:

    - Customers recreate their existing rooms, adding architectural elements and furnishings they already own

    - Customers drag and drop new pieces they find on Furniture.com

    - When the design is complete, Customers order the new items in their room plan with just one click

COMPLETING THE PURCHASE

    Furniture.com makes it easy to complete a purchase online.

    ONLINE FINANCING PROGRAM. Our customers may apply online to have their purchases financed through a third-party financing company. Customers receive instant notification of their credit line and this financing can be immediately used to complete orders online. Our financed orders are significantly larger than other orders. Currently, approximately 10% of our orders are financed through the online financing program.

    IN-HOME PROTECTION PROGRAM. Furniture.com offers a furniture protection plan through a third party that provides comprehensive repair or replacement coverage for our customers' entire home furnishings order for five years. Coverage protects against normal household mishaps, including stains, water marks, gouges and dents. We currently charge $99 for this plan.

    GUARANTEED SATISFACTION. To maximize customer satisfaction, all of our home furnishings are backed by our satisfaction guarantee. If for any reason customers are not satisfied with their purchases, they may contact us within thirty days and we will arrange for a replacement of equal value or provide a full refund. Our customers are not charged any restocking, handling or return fees. In addition to our satisfaction guarantee and manufacturer warranties, we offer free additional warranty protection on all wood furniture, upholstered furniture, outdoor furniture, lighting, rugs, bedding and accessories. We also engage the services of Furniture Medic, a national repair service, to touch up minor blemishes.

DELIVERY

    Furniture.com believes that timely and reliable furniture delivery is critical to a superior customer experience.

    QUICKSHIP PROGRAM. We are committed to reducing the traditional lengthy delivery times in the furniture industry. Delivery times for our QuickShip program are generally three weeks, which is less than half the usual seven to twelve weeks for not-in-stock furniture to be delivered by traditional retail stores. To provide QuickShip service, we leverage relationships with our manufacturers to identify customized home furnishings that can be delivered to customers within three weeks of ordering. We analyze aggregated customer preference data to identify popular products, finishes and fabrics and share this information with selected manufacturers to enable them to create inventory positions in these products. Normally, furniture manufacturers do not produce custom pieces until an order is received. We intend to significantly expand our QuickShip program.

    FREE DELIVERY. We offer free delivery for all orders within the continental United States. We currently use third-party carriers, principally GeoLogistics Network Solutions, Inc., to deliver larger items. Our carriers pick up items from our manufacturers for delivery to our customers. When the components of a customer's order come from two or more suppliers, our carriers aggregate the order in their own warehouses and deliver the order when it is complete. If requested by a customer, we will also arrange to deliver the components of an order as they become available. In order to keep our customers fully informed, our carriers maintain tracking capabilities that allow us to determine the location and status of all orders. For the convenience of our customers, our carriers provide delivery during a prearranged four-hour time slot. For smaller items (including most accessories), UPS is used to ship from our suppliers to our customers.

    FREE IN-HOME SET UP. As part of our Red Carpet delivery service, two carrier representatives will unpack, assemble, inspect and place larger furniture items in our customers' homes. All packaging is then removed. To maximize customer satisfaction, we have implemented a post-delivery customer satisfaction survey. We are also implementing a national incentive program for delivery personnel to further promote customer satisfaction.

MERCHANDISING STRATEGY

    Furniture.com leverages the flexibility and data-rich aspects of online retailing to create a comprehensive merchandise offering.

COMPELLING SELECTION

    We offer an extensive selection of home furnishings comprising a broad range of styles and pieces for all rooms of the home.

    We sell furniture in each of the following style categories:

TRADITIONAL             COUNTRY              CASUAL CONTEMPORARY     MODERN
-----------             ------------------   ---------------------   ----------
Queen Anne              Cottage              Shaker                  Retro
Chippendale             American Country     Mission/Arts & Crafts   Modernist
Neo Classical           European Country     Lifestyle               Eclectic
Oriental                Rustic               Leisure
Transitional
Formal Upholstery

    Examples of our specific pieces by room include:

BEDROOM       DINING ROOM       HOME OFFICE     CHILDREN'S ROOM
-------       ---------------   -------------   -----------------
Armoires      Buffets           Bookcases       Bunk beds
Beds          China cabinets    Cabinets        Bassinets
Chests        Cupboards         Chairs          Cribs
Dressers      Dining tables     Credenzas       Loft beds
Mirrors       Hutches           Desks           Rockers
Nightstands   Sideboards        File cabinets   Toy boxes

KITCHEN                                        LIVING ROOM                           SUNROOM/PATIO
-------                 ----------------------------------------------------------   ---------------
Bakers' racks           Chairs*           Chests            Bookcases                Cocktail tables
Buffets                 Loveseats*        Cocktail tables   Cabinets                 Chairs
Cupboards               Ottomans*         Consoles          CD racks                 Dining tables
Islands                 Recliners*        End tables        Curios                   End tables
Servers                 Sectionals*       Plant stands      Entertainment centers    Lounge chairs
Tables                  Sleeper sofas*    Sideboards        Hutches                  Ottomans
Wine racks              Sofas*            Sofa tables       Storage units            Sofas

    Examples of our accessories offerings include:

                                                   TABLE TOP
LIGHTING                RUGS         WALL ART      ACCESSORIES            LINENS          MATTRESSES
--------                ----------   -----------   --------------------   -------------   ------------
Chandeliers             Area rugs    Framed art    Candles and holders    Duvet covers    Mattresses
Floor lamps             Rug pads     Mirrors       Clocks                 Pillows         Foundations
Table lamps             Runners      Screens       Vases                  Sheets          Bed frames

------------------------------

*   available in leather and upholstery

    During the three months ended December 31, 1999, we estimate that wooden furniture represented 78% of the value of our written orders, upholstery and leather sofas and chairs represented 15%, accessories represented 4% and other items (E.G., outdoor furniture) represented 3%.

DATA-DRIVEN PRODUCT OFFERINGS

    We believe we have a significant advantage over store-based retailers in that we are able to compile preference information on all customers who browse our Web site, not just purchasers. Our online retailing environment allows us to gather significant quantifiable data on customer browsing and shopping preferences. We use the preference information to dynamically enhance and change our product offerings to meet changing consumer needs and to forge new supplier relationships. Furthermore, our Web site gives us the flexibility to feature or promote specific furniture and home furnishings without having to alter the physical layout of a store. We are also able to provide our suppliers with valuable information about consumer demand so they are able to optimize production planning.

UNIQUE PRIVATE LABEL COLLECTIONS

    Manufacturer brands are historically unimportant to the majority of purchasers of home furnishings. We take advantage of this lack of manufacturer brand awareness by offering many private label collections which are available only at Furniture.com. For these collections we select products, sometimes from a number of manufacturers, to create unique, style-driven offerings. We believe that these offerings will facilitate the creation of powerful relationships with our customers. Currently, more than half of our revenue is derived from the sale of private label products.

PRICING

    The furniture industry is highly fragmented and offers little product information. This has resulted in a lack of strong manufacturing brands and the inability to easily comparison shop, which gives us significant pricing flexibility. We think this gives us an advantage over the many online retailers selling more "commoditized" products. Our prices for home furnishings are generally below those available at traditional retail stores for similar products.

MARKETING AND PROMOTION

    Furniture.com has implemented a comprehensive campaign to market and promote Furniture.com. Our marketing and promotion strategy is designed to:

    - build Furniture.com brand recognition;

    - increase consumer traffic to our Web site;

    - convert browsers into buyers; and

    - build loyal customer relationships and maximize repeat purchases.

    We intend to continue our targeted advertising and marketing campaign to increase awareness of the Furniture.com brand and to acquire new customers through multiple channels, including traditional and online advertising, direct marketing and expanding the scope of our strategic relationships. We believe that the use of multiple marketing channels reduces reliance on any one source of customers and maximizes our brand awareness. We believe that the direct marketing knowledge and expertise of our management team provides us with a competitive advantage.

    In addition to the specific strategies discussed below, we intend to maximize the lifetime value of our customers by focusing on customer care, satisfaction and retention.

ONLINE ADVERTISING

    We engage in targeted online advertising to promote the Furniture.com brand name and product offerings. We have agreements with major portals, including AOL, AltaVista, Excite@Home,

Lycos, MSN and Yahoo! to feature Furniture.com in the shopping, home and other relevant areas on these portals. These agreements provide us with a prominent position in the home-related shopping areas of five of these six major portals and access to the majority of "furniture" search keyword inventory. For example, we believe that approximately 75% of the time that a keyword search for the word "furniture" is executed on these major portals, a Furniture.com advertising banner appears with the search results.

TRADITIONAL ADVERTISING

    We have benefited significantly by being the first online furniture retailer to launch an offline advertising campaign. Our offline campaigns have not only significantly increased awareness of Furniture.com, but have also increased the productivity of our online and direct marketing efforts as well. Our integrated multimedia advertising campaign includes television, radio, print, outdoor and event-based advertising. We target family, home, garden, lifestyle and other relevant media that we believe are viewed by likely purchasers of home furnishings.

DIRECT MARKETING AND PROMOTION

    As an online retailer in the home furnishings category we have a unique opportunity to direct market to customers in several ways.

    LIFE STAGE MARKETING. We believe that there is a strong correlation between purchasing home furnishings and certain life stage events such as graduating from school, purchasing a home, getting married and having a child. We have focused on moving as a proxy for these events. According to Imagitas, the U.S. Postal Service's marketing agent, more than 20% of the U.S. population, representing more than 21 million households, moves each year. To capitalize on the home furnishing needs created by moving, we have entered into multi-year agreements to advertise in the United States Postal Service Change of Address materials and with Cendant, owner of the Century 21, Coldwell Banker and ERA national realtor firms, to promote Furniture.com throughout its network. Through these relationships we intend to reach most of the U.S. moving population on a timely basis. We plan to continue to develop and refine our life-stage advertising strategy by finding additional ways to target customers passing through relevant life stages.

    DATABASE MARKETING. We engage in ongoing database marketing using our registered customer database, which currently includes more than 260,000 members. Using segmentation and customer profiling techniques, we target product and promotional offers designed to convert browsers into buyers, and first time customers into repeat purchasers. We use contests, coupons and other promotional techniques to encourage sales and to up-sell and cross-sell products. We also intend to continue our practice of purchasing e-mail lists from third parties, which we use for new customer acquisition programs.

    RETENTION AND LOYALTY. Our customer retention and loyalty efforts include: a bi-monthly e-mail newsletter to our subscribers that features targeted information and special offers; customized e-mails highlighting private sales events; "sticky" site features such as Room Planner and My Selections; and weekly alterations to our online magazine, all of which are intended to generate repeat visits to Furniture.com.

PUBLIC RELATIONS

    We regularly seek to leverage our industry expertise and style leadership to obtain product placement opportunities in major consumer media, including relevant television programming, magazines and newspapers. For example, our products were recently showcased on "The Oprah Winfrey Show". We have also been featured in magazines, including REDBOOK and ELLE, and have had prominent placements on two episodes of "The View" on ABC Television and on two episodes of "Awesome Interiors", a decorating show on HGTV.

AFFILIATES PROGRAM

    In order to increase our exposure on the Internet and to generate sales, we have an affiliates program which currently includes more than 11,000 registered Web sites. Under this program, affiliates' Web sites contain inbound links that connect consumers directly to our Web site. We pay our affiliates for customer registrations on our Web site as well as a commission on sales generated through their initial link to Furniture.com.

STRATEGIC MARKETING AND DISTRIBUTION RELATIONSHIPS

    Furniture.com has strategic relationships designed to build our brand, acquire new customers and expand our editorial content. Current strategic relationships include:

U.S. POSTAL SERVICE MOVER PRODUCTS

    We have obtained the exclusive right to promote household furniture through the U.S. Postal Service's Welcome Kit, which is mailed to movers in the United States with their change of address confirmation. In addition, we have obtained the exclusive right to advertise in the U.S. Postal Service's Official Movers' Guide for select metropolitan areas, including New York, Seattle and San Francisco. The Movers' Guide is a booklet that accompanies the Postal Service's official change of address card. These exclusive agreements are for a period of one year ending August 2000, with an option to renew for an additional two years.

CENDANT REAL ESTATE

    Our strategic relationship with Cendant Real Estate allows us to reach new movers through their website and through broker networks including Century 21, ERA and Coldwell Banker. We have the right to be the "Premier Furniture Provider" on Cendant's real estate portal. Cendant will also promote us to the brokers who are part of the Coldwell Banker, Century 21 and ERA networks as a "Premier Alliance Provider" and has agreed to promote no other online furniture retailer under the Premier Alliance Program for a period of six months. As members of the Premier Alliance Program, Cendant brokers are provided incentives to refer customers to Furniture.com. Cendant Real Estate owns the following real estate and moving service companies: Century 21, ERA, Coldwell Banker, Welcome Wagon, Rent.net, Cendant Mobility and Cendant Mortgage.

ELLE DECOR, METROPOLITAN HOME AND HOME MAGAZINE

    Our relationship with Hachette Filipacchi Magazines, Inc., the publisher of ELLE DECOR, METROPOLITAN HOME and HOME MAGAZINE, provides us unique access to home furnishings customers and editorial content. Hachette will provide Furniture.com with one full page of advertising per issue of these magazines. In addition, Hachette will provide editorial content from these magazines for use on our Web site and in e-mail campaigns. As Hachette creates online versions of these magazines, their Web sites will feature links to Furniture.com. In December 1999, these three magazines had a combined monthly circulation of more than 2 million.

HOME ENTERPRISES, INC.

    Our relationship with Home Enterprises, Inc. extends our brand and provides unique multimedia content. Home Enterprises, Inc. produces Joy Philbin's Haven TV show. As part of this relationship, Home Enterprises provides archival and new videos and print content for use on Furniture.com, allows us access to subscriber databases and gives us the opportunity to sponsor Furniture.com branded editorials in the HAVEN magazine and newsletter. Furniture.com and our furniture experts will be featured on periodic segments of Joy Philbin's Haven TV show.

REALNAMES CORPORATION

    We have an agreement with RealNames which gives us exclusive control of the "furniture" Internet keyword in the RealNames Internet addressing system. The RealNames system is integrated into search engines, directories and portals across the Web, including Microsoft Internet Explorer and AltaVista, and provides simplified navigation through proprietary keywords. Under this agreement, we also have the right to create additional keywords using "furniture" as a prefix.

CUSTOMER COMMUNICATION OPERATIONS

    Furniture.com believes that an important part of retaining and expanding our loyal customer base is extended availability by phone, e-mail or live chat. Our Design Consultants and Customer Care Representatives are currently available from 8:00 a.m. to 1:00 a.m. (E.S.T.) from Monday through Friday, from 9:00 a.m. to 8:00 p.m. on Saturday and from 10:00 am to midnight on Sunday. We will expand our hours of operation as demand requires.

    Our customer communication operations center is staffed by Design Consultants and Customer Care Representatives. As of December 31, 1999, we had 31 Design Consultants and 40 Customer Care Representatives.

    We use Lucent Technologies software to increase the efficiency of our telephone-based activities and to match our resources to customer demand, maintaining high levels of service. For the six months ended December 31, 1999, our average time to answer a call has been less than 25 seconds and our call abandonment rate was approximately 3% of calls. For e-mail, we use the Kana Communications e-mail management software to efficiently route in-bound e-mails, generate automated responses to standard inquiries and improve turnaround times. Our goal is to respond to customer e-mails within 48 hours.

TECHNOLOGY AND SYSTEM OPERATIONS

    Our systems are based on industry standard architecture and have been developed to be secure and scaleable and to reduce downtime in the event of outages or catastrophic events. Our Web site is hosted by a third-party Internet hosting service, which provides redundancy and emergency power backup. Our systems run in parallel on multiple servers, which allows the system to balance the workload among the servers. Our systems provide availability 24 hours a day, seven days a week. The system also includes redundant hardware on critical components, which we believe would enable us to endure potential failures of any single server with minimal downtime. In addition, we believe our architecture will enable us to add additional servers to expand existing capacity without incurring significant development costs.

    Furniture.com has implemented a broad array of Web site management, search, customer interaction, transaction processing, fulfillment and supplier relationship management systems using a combination of proprietary and commercially-available, licensed technologies. We have implemented and enhanced a set of third-party applications to support our business operations:

AKAMAI TECHNOLOGIES

    Furniture.com was the first online commerce user of Akamai technology, which increases the download speed of our graphically intensive Web site. Akamai's software and server network pushes Web content closer to users, which results in faster delivery of content.

EXTRICITY SOFTWARE

    We are building an Internet-based supply-chain management system using both internal technology and software supplied by Extricity Software, Inc. This will result in a simple but efficient communications network among Furniture.com, our suppliers and our shipping partners and will enable us to automate key business processes.

NET PERCEPTIONS

    We have introduced collaborative filtering and one-on-one personalization features using the Net Perceptions engine to provide product recommendations to our customers based on Web site browsing and purchasing behavior.

KANA COMMUNICATIONS.

    We have implemented the Kana e-mail management systems to route and facilitate responses to customer e-mail inquiries.

    The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new services, product announcements and enhancements and changing supplier and customer demands. Evolving standards and practices could render our Web site and proprietary technology obsolete. Our future performance will depend, in part, on our ability to license or acquire leading technologies, enhance our existing services and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. In addition, the widespread adoption of new Internet, networking or telecommunication technologies or other technological changes could require substantial expenditures by us to modify or adapt our services or infrastructure. This could have a harmful effect on our business, results of operations and financial condition.

COMPETITION

    The online home furnishing and decorating category is relatively new, rapidly evolving and competitive, with several well-funded participants seeking category leadership. We expect to face competition in our existing product categories as well as other product categories we enter. Barriers to entry are low, and current and new competitors can launch Web sites at minimal cost.

    Furniture.com currently or potentially competes with:

    - traditional retailers of home furnishings in both their physical store and online operations, including furniture stores such as Ethan Allen, Heilig-Myers and Levitz Furniture, department stores such as Dayton Hudson, Federated Department Stores, J.C. Penney Company, May Department Stores Company and Sears, Roebuck and Company and specialty retailers such as Bed Bath & Beyond, Linens 'n Things and Pier 1 Imports;

    - other online retailers of home furnishings such as FurnitureFind.com, HomePoint.com and BeHome.com;

    - catalog and multichannel retailers of home furnishings such as Fingerhut, Pottery Barn and Spiegel;

    - manufacturers of home furnishings that sell directly to end-customers, either through physical retail or online channels;

    - Internet portals and online service providers that feature shopping services, such as AltaVista, AOL, Excite@Home, Lycos and Yahoo!; and

    - North Carolina and other discount showrooms.

    We believe that the following are the principal competitive factors in our category:

    - selection;

    - retailer brand recognition;

    - quality of customer experience from shopping through delivery;

    - product information and content; and

    - price and value.

    Many of our current and potential competitors, particularly the traditional store-based retailers, have longer operating histories and greater financial and other resources than Furniture.com, which they may devote to online enterprise development. In addition, larger, well-established and well-financed entities may acquire, invest in or form joint ventures with online competitors.

    Our current and potential competitors may be able to secure products from vendors on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies than we do. Traditional store-based retailers also have the advantage of allowing customers to physically see and feel products in a manner that is not possible over the Internet. Given our limited operating history, many of our current and potential competitors have significantly greater experience selling home furnishing products than we do. For example, established catalog retailers and North Carolina showrooms may have greater experience than we do in marketing and selling home furnishings without in-person customer interaction.

INTELLECTUAL PROPERTY

    We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our future success and rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We have entered into confidentiality and invention assignment agreements with our key employees and contractors and nondisclosure agreements with our key suppliers and strategic partners in order to limit access to and disclosure of our proprietary information. These contractual arrangements or the other steps taken by us to protect our intellectual property may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. We pursue the registration of our trademarks and service marks in the United States. We have not pursued international protection of our intellectual property. If we expand our business internationally, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which we may do business. We also rely on certain technologies that we license from third parties, including the suppliers of the operating systems and financial and reporting systems for our business. These third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of such technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost, which could negatively impact our business, results of operations and financial condition.

    To date, we have not been notified that our technologies infringe the proprietary rights of third parties. Third parties may in the future claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all. As a result, any such claim could impair our business, financial condition and results of operations.

GOVERNMENT REGULATION

    We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We do not currently provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products and services.

    We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet marketplace. Such uncertainty could reduce demand for our products and services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

    In addition, because our products and services are available over the Internet throughout the United States, jurisdictions may claim that we are required to qualify to do business in each such state. We are qualified to do business only in Massachusetts. Our failure to qualify in a jurisdiction where we are required to do so could subject us to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws do not currently apply to our business could harm our business, financial condition and results of operations.

EMPLOYEES

    As of December 31, 1999, we had 209 full-time employees. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

    Our future performance depends in significant part upon the continued service of our key employees. The loss of services of one or more of our key employees could harm our business, financial condition and results of operations. Our future success also depends in part upon our continued ability to attract, hire, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense and we may not be able to retain our key personnel.

FACILITIES

    Our corporate offices are located in Framingham, Massachusetts, where we lease approximately 64,000 square feet under a lease that expires in December, 2004.

LEGAL PROCEDURES

    From time to time, we may be involved in litigation relating to claims arising out of our ordinary course of business. We believe that there are no claims or actions pending or threatened against us, the ultimate disposition of which would have a materially adverse effect on us.

                                   MANAGEMENT
                        EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth specific information regarding our executive officers and directors as of December 31, 1999.

NAME                                               AGE                       POSITION(S)
----                                             --------                    -----------
Andrew L. Brooks.............................       36      President, Chief Executive Officer and
                                                            Director
Edwin T. Derecho.............................       42      Senior Vice President, Chief Financial Officer
                                                            and Treasurer
Kirsten A. von Hassel........................       34      Vice President of Marketing
Carl E. Prindle..............................       31      Senior Vice President of Product Development
Peter Halunen................................       32      Vice President of Merchandising
Guangming Lu.................................       35      Chief Technology Officer
Michael A. Sudik.............................       48      Senior Vice President of Operations
Rose R. Mauriello............................       42      Vice President of Sales
Alex E. Seldin...............................       33      Vice President of Legal and Business Affairs
                                                            and Secretary
Michael Barach (2)...........................       41      Director
Christopher P. Kirchen (1)...................       57      Director
Jason G. Olim................................       30      Director
Marc D. Poirier (1)..........................       35      Director
Steven Rothschild (1) (2)....................       41      Chairman of the Board of Directors
Joanna A. Strober (2)........................       31      Director

------------------------

(1) Member of the audit committee

(2) Member of the compensation committee

    ANDREW L. BROOKS has served as our President and Chief Executive Officer since November 1998, after joining Furniture.com in October 1998 as Vice President of Marketing. From February 1997 to June 1998, Mr. Brooks was the Chief Operating Officer of Channel One Network, a teen television and online network. From May 1994 to January 1997, Mr. Brooks was employed by BMG
Direct Ltd., a mail order music company and a division of Bertelsmann AG, an international media company, first as Senior Director and then as General Manager. From August 1992 to April 1994, Mr. Brooks was the Director of New Business Development for BMG Direct Marketing, Inc., a mail order music company, and from 1989 to 1992 he was a consultant with McKinsey & Co., a global management consulting firm. Mr. Brooks earned a Master in Business Administration from Harvard Business School and a Bachelor of Arts from Haverford College.

    EDWIN T. DERECHO has served as our Senior Vice President, Chief Financial Officer and Treasurer since December 1999. From September 1998 to
December 1999, Mr. Derecho served as Vice President and Treasurer of Office Depot, Inc., a global retailer of office supplies and office furniture. From June 1997 to June 1998, Mr. Derecho was Vice President, Finance of Productivity Point International, Inc., a computer training and technology learning company. From October 1994 to June 1997, Mr. Derecho was Vice President and Treasurer of Sunbeam Corporation, a manufacturer of small appliances and outdoor furniture. From 1992 to 1994, Mr. Derecho was Director, Capital Markets of PepsiCo, Inc. From 1986 to 1992, Mr. Derecho served in various positions, most recently as Vice President, in the mergers and acquisitions and multinational corporate banking divisions of Citibank, N.A. Mr. Derecho earned a Master in Business Administration from Harvard Business School and a Bachelor of Arts from Stanford University.

    KIRSTEN A. VON HASSEL has served as our Vice President of Marketing since February 1999. From January 1997 to January 1999, Ms. von Hassel was with the New York Times, first in the newly created position of Manager of Direct Marketing and then as Director of New Subscriber

Development. From March 1995 to January 1997, Ms. von Hassel headed up member acquisition efforts at BMG Direct Ltd., a mail order music company and a division of Bertelsmann A.G., an international media company, and managed mail and telemarketing programs as Associate Director and then as Director of Member Acquisition Marketing. From 1992 to March 1995, Ms. von Hassel was the Product Manager for the Classroom Magazine Division of Scholastic, Inc., a publishing company. Ms. von Hassel earned a Master of Business Administration from the Wharton School at the University of Pennsylvania and a Bachelor of Arts from Columbia University.

    CARL E. PRINDLE has served as our Senior Vice President of Product Development since November 1999. From December 1998 to October 1999,
Mr. Prindle served as our Executive Producer. From September 1995 to
December 1998, Mr. Prindle was a consultant with McKinsey & Co., a global management consulting firm, where he focused on technology, marketing, strategy and operations for high-tech markets and retail companies. From June 1995 to September 1995, Mr. Prindle was the Director of Marketing for Product
Genesis, Inc., a product development consulting firm. From 1991 to 1993, Mr. Prindle was the Manager, Industrial Design for Design West, Inc., a design consulting firm specializing in the positioning, development and introduction of new products. While at Design West Inc., Mr. Prindle also served as the Director of Design for Oansh Design, Inc., a medical product development firm, from 1992 to 1993. Mr. Prindle earned a Master of Business Administration from the Massachusetts Institute of Technology Sloan School of Management and a Bachelor of Science from Stanford University.

    PETER HALUNEN has served as our Vice President of Merchandising since
August 1998. From October 1995 to August 1998, Mr. Halunen was a Buyer for Jordan's Furniture, Inc., a regional retail furniture chain. From 1989 to October 1995 he was a Merchandise Operations Manager with Jordan's Furniture, Inc. Mr. Halunen started his career at the age of 14 in a family-owned furniture store, which grew into a contract furnishings firm serving hotels, condominiums and time-share properties and has more than 18 years of furniture industry experience.

    GUANGMING LU has served as our Chief Technical Officer since August 1999. From February 1998 to August 1999, Mr. Lu worked at uBid, Inc., an online auction company, as Vice President of Information Systems and Chief Technology Officer. From March 1994 to January 1998, Mr. Lu was Technical Development Manager for Rand McNally & Company, a map publishing company. Mr. Lu earned a Master of Science from the University of Memphis and a Bachelor of Science from Huazhong University (currently known as Central China Normal University).

    MICHAEL A. SUDIK has served as our Senior Vice President of Operations since November 1999. From 1979 to November 1999, Mr. Sudik held positions of increasing responsibility at various divisions of Bertelsmann A.G., an international media company. Most recently, from April 1999 to November 1999, Mr. Sudik was Vice President of Inventory/Production for BMG Direct
Marketing, Inc., a mail order music company. From April 1998 to April 1999, he was both Vice President of Canadian Operations & Inventory/Production for BMG Direct Inc., a mail order music company, where he reported to the CEO of BMG Direct Ltd. and CFO of BMG Direct Inc. From December 1995 to March 1997,
Mr. Sudik was the Vice President of Inventory/Production for BMG Direct Inc. From September 1994 to November 1995, Mr. Sudik was Vice President Operations for BMG Direct Ltd. Mr. Sudik earned a Master of Business Administration from the University of Pittsburgh and a Master and Bachelor of Arts from Duquesne University.

    ROSE R. MAURIELLO has served as our Vice President of Sales and Customer Care since March 1999. From March 1997 to March 1999, Ms. Mauriello was Vice President of Telesales at GTE Internetworking Inc. (formerly BBN Planet), an internet service provider. From 1993 to March 1997, Ms. Mauriello was with Sybase, Inc. (formerly Powersoft Corporation), a software company, in several capacities including Vice President of Telesales. From 1991 to 1993,
Ms. Mauriello was an Inside Sales Manager for Lotus Development Corporation, a software company. Ms. Mauriello earned a Master of Business Administration from Babson College and a Bachelor of Arts from the University of Massachusetts.

    ALEX E. SELDIN has served as our Vice President of Legal and Business Affairs since November 1999. From January 1997 to November 1999, Mr. Seldin served as Associate Counsel of Bentley Systems, Inc., a large, privately-held software company. From 1993 to December 1996, Mr. Seldin was an associate in the corporate department of the law firm of Ballard Spahr Andrews & Ingersoll, LLP. From 1992 to 1993, Mr. Seldin was an associate in the corporate department of the law firm of Cleary, Gottlieb, Steen & Hamilton. Mr. Seldin earned a Juris Doctorate from the University of Pennsylvania Law School and a Bachelor of Arts from Princeton University.

    MICHAEL BARACH has served as a Director since June 1998. Since June 1998, Mr. Barach has been the Chief Executive Officer of Mothernature.com, Inc., an online retail store and information source for natural and healthy living products. From December 1994 to June 1998, Mr. Barach was a Partner at Bessemer Venture Partners, a venture capital firm and an investor in Furniture.com.
Mr. Barach is a director of Mothernature.com, Inc. Mr. Barach earned a Juris Doctorate from Harvard Law School, a Master in Business Administration from Harvard Business School and a Bachelor of Arts from Amherst College.

    CHRISTOPHER P. KIRCHEN has served as a Director since June 1998. Since March 1997, Mr. Kirchen has been Managing General Partner of Brand Equity Ventures, a venture capital firm and an investor in Furniture.com. Since 1986, Mr. Kirchen has also been a General Partner of Consumer Venture Partners, a venture capital firm. Mr. Kirchen is a director of Select Comfort Corporation. Mr. Kirchen earned a Master of Business Administration from the Wharton School at the University of Pennsylvania and a Bachelor of Arts from the University of the South.

    JASON G. OLIM has served as a Director since June 1998. In February 1994, Mr. Olim co-founded CDNow, Inc., an online music retailer, and has been its Chief Executive Officer since November 1997. Previously, Mr. Olim was employed in the Professional Services group of Soft-Switch, Inc., a software concern, where he designed and built software systems for routing mail and documents for domestic and international clients. Mr. Olim is a director of Mothernature.com, Inc. Mr. Olim earned a Bachelor of Arts in Computer Science from Brown University.

    MARC D. POIRIER has served as a Director since December 1998. Since
July 1998, Mr. Poirier has been a Partner at @Ventures, a venture capital firm and an investor in Furniture.com. From May 1996 to July 1998, Mr. Poirier was Director, Business Development and then Vice President, Electronic Commerce of Planet Direct Corporation, which provides Web portals to consumers through Internet service providers and other co-branding partners. From 1993 to May 1996, Mr. Poirier was a Senior Manager, Mergers & Acquisitions Group for Ernst & Young. Mr. Poirier is a director of Mothernature.com, Inc. Mr. Poirier is a Certified Public Accountant and earned a Master in Business Administration from Harvard Business School and a Bachelor of Science in Business Administration from Providence College.

    STEVEN ROTHSCHILD has served as Chairman of the Board of Directors since June 1998. Since January 1999, Mr. Rothschild has been the Chief Executive Officer of bulbs.com, Inc., a business-to-business light bulb distributor. From June 1998 to November 1998, Mr. Rothschild served as the Chief Executive Officer of Furniture.com. From 1980 to May 1998, Mr. Rothschild served as President of Empire Furniture Showrooms, Inc., a wholesale and retail home furnishings company. Mr. Rothschild earned a Bachelor of Science in both Business Administration and Economics from Norwich University.

    JOANNA A. STROBER has served as a Director since June 1999. Since June 1999, Ms. Strober has been a Partner at Bessemer Venture Partners, a venture capital firm and investor in

Furniture.com. From March 1996 to June 1999, Ms. Strober was a Principal at Bessemer Venture Partners. From August 1994 to February 1996, Ms. Strober was an associate at the Venture Law Group, a law firm. Ms. Strober earned a Juris Doctorate from the UCLA Law School and a Bachelor of Arts from the University of Pennsylvania.

ELECTION OF OFFICERS AND DIRECTORS

    Furniture.com currently has authorized seven directors. Currently, each director is elected pursuant to our Third Amended and Restated Stockholders' Agreement dated December 30, 1999 among Furniture.com and some of our stockholders, which agreement will terminate automatically upon the closing of this offering.

    Upon the closing of this offering, the terms of office of the members of the board of directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2001, Class II, whose term will expire at the annual meeting of stockholders to be held in 2002, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2003. The Class I directors are Jason G. Olim and Christopher P. Kirchen, the Class II directors are Joanna A. Strober and Steven Rothschild, and the Class III directors are Andrew Brooks, Marc D. Poirier and Michael Barach. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, Furniture.com's amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors or our stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Furniture.com.

    Our executive officers serve at the discretion of the Board of Directors. Each of our officers and directors, other than non-employee directors, devotes full time to the affairs of Furniture.com. Furniture.com's non-employee directors devote such time to the affairs of Furniture.com as is necessary to discharge their duties. There are no family relationships among our directors or executive officers.

BOARD COMMITTEES

    Our Board of Directors has two committees, an audit committee and a compensation committee.

    The audit committee reviews, with our independent auditors, the scope and timing of the auditor's services, the auditor's report on our financial statements following completion of the auditors' audit, and our internal accounting and financial control policies and procedures. In addition, the audit committee will make annual recommendations to our Board of Directors for the appointment of independent auditors for the ensuing year. The current members of our audit committee are Christopher P. Kirchen, Marc D. Poirier and Steven Rothschild.

    The compensation committee reviews and evaluates the compensation and benefits of all executive officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to our Board of Directors. The compensation committee also administers our stock plan. See "Stock Plan". The current members of the compensation committee are Michael Barach, Steven Rothschild and Joanna A. Strober.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Brooks participates in all discussions and decisions regarding salaries and incentive compensation for all of our employees and consultants, except that he is excluded from discussions regarding his own salary and incentive compensation. No executive officer of Furniture.com serves as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

    Directors currently do not receive any cash compensation from Furniture.com for their services as members of the Board of Directors. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and for meetings of any committees of the Board of Directors on which they serve. Directors are also eligible to participate in our 1998 Stock Incentive Plan. In November 1998, Jason G. Olim was granted 25,000 shares of our common stock subject to a Restricted Stock Agreement for Non-Employees between Mr. Olim and Furniture.com which provides us a right of first refusal, with certain exceptions (a transfer of shares to or for the benefit of a spouse, child or grandchild, a transfer pursuant to an effective registration statement filed by us or a transfer in connection with the sale of all or substantially all of our shares of capital stock), in the event that Mr. Olim wishes to sell his shares.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation received for services rendered to Furniture.com by our Chief Executive Officer and each of our four other most highly compensated executive officers during the fiscal year ended December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                               ANNUAL COMPENSATION                     LONG-TERM COMPENSATION AWARDS
                             -----------------------   -------------------------------------------------------------
    NAME AND PRINCIPAL                                 RESTRICTED STOCK   SECURITIES UNDERLYING       ALL OTHER
         POSITION            SALARY ($)   BONUS ($)     AWARDS (#)(1)          OPTIONS (#)         COMPENSATION ($)
    ------------------       ----------   ----------   ----------------   ---------------------   ------------------
Andrew L. Brooks...........   $212,885      $   --         644,403               464,310                     --
Carl E. Prindle............    159,449          --              --               100,000                     --
Kirsten A. von Hassel
  (2)......................    132,693       2,500              --                25,000                     --
Peter Halunen..............     75,000      60,000              --                25,000                     --
Rose R. Mauriello (3)......    108,174      35,000              --                    --                     --

------------------------------

(1) All of our restricted stock awards are subject to a right of repurchase at cost in our favor which vests over time.

(2) Ms. von Hassel joined us in February 1999. Her current salary is $150,000 per year.

(3) Ms. Mauriello joined us in March 1999. Her current salary is $125,000 per year.

OPTION GRANTS

    The following table provides summary information regarding stock options granted to our Chief Executive Officer and our four other most highly compensated executive officers during the fiscal year ended December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE VALUE AT
                                                                                                ASSUMED ANNUAL RATES OF
                                                                                               STOCK PRICE APPRECIATION
                                                 INDIVIDUAL GRANTS                              FOR OPTION TERM ($)(3)
                              --------------------------------------------------------   -------------------------------------
                                              PERCENT OF
                               NUMBER OF     TOTAL OPTIONS
                               SECURITIES     GRANTED TO       EXERCISE
                               UNDERLYING      EMPLOYEES        PRICE
                                OPTIONS        IN FISCAL      PER SHARE     EXPIRATION
NAME                          GRANTED (#)     YEAR (%)(1)    ($/SHARE)(2)      DATE         0%          5%             10%
----                          ------------   -------------   ------------   ----------   ---------   ---------      ----------
Andrew L. Brooks............      229,335(4)     9.47            6.50         8/11/09            0     937,481       2,375,757
                                  234,975(5)     9.70            1.00(6)     12/21/09    1,292,363   2,252,899(7)    3,726,546(7)
Carl E. Prindle.............       50,000(8)     2.06            6.50          8/4/09            0     204,391         517,967
                                   50,000(9)     2.06            6.50        12/20/09            0     204,391         517,967
Kirsten A. von Hassel.......      150,000(10)     6.19           0.14          2/1/09            0      13,208          33,468
                                   25,000(11)     1.03           6.50        12/20/09            0     102,196         258,984
Peter Halunen...............       25,000(12)     1.03           6.50        12/20/09            0     102,196         258,984
Rose R. Mauriello...........      150,000(13)     6.19           0.50         3/16/09            0      47,168         119,531

------------------------------

(1) We granted options for an aggregate of 2,422,310 shares to our employees and consultants under the 1998 Stock Incentive Plan during the fiscal year ended December 31, 1999. See "Stock Plan".

(2) Options were granted at an exercise price equal to the fair market value of the common stock on the date of grant, as determined by the Board of Directors, except as indicated.

(3) The potential realizable value is calculated assuming the fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. All options listed have a term of 10 years. Stock price appreciation of 0%, 5% and 10% is assumed pursuant to the rules of the Securities and Exchange Commission. The actual stock price may not appreciate over the 10-year option term at the assumed 0%, 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

(4) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on August 11, 2000 and 1/48 of the total number of shares on the last business day of each month following August 12, 2000 until August 12, 2003. In the event that
    Mr. Brooks is terminated without cause prior to the first anniversary of his grant date, the right to repurchase at cost in our favor will be deemed to have lapsed at a rate of 1/48 of the total number of shares on the last business day of each month following his grant date.

(5) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on August 11, 2000 and 1/48 of the total number of shares on the last business day of each month following August 12, 2000 until August 12, 2003. In the event that
    Mr. Brooks is terminated without cause prior to the first anniversary of his grant date, the right to repurchase at cost in our favor will be deemed to have lapsed at a rate of 1/48 of the total number of shares on the last business day of each month following his grant date.

(6) The fair market value of the common stock on the date of this grant was $6.50 per share.

(7) This appreciation assumes growth from the fair market value of the common stock on the date of grant.

(8) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on August 3, 2000 and 1/48 of the total number of shares on the last business day of each month following August 4, 2000 until August 4, 2003.

(9) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on December 19, 2000 and 1/48 of the total number of shares on the last business day of each month following December 20, 2000 until December 20, 2003.

(10) The options have been exercised, however, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on January 31, 2000 and 1/48 of the total number of shares on the last business day of each month following
    February 1, 2000 until February 1, 2003.

(11) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on December 19, 2000 and 1/48 of the total number of shares on the last business day of each month following December 20, 2000 until December 20, 2003.

(12) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on December 19, 2000 and 1/48 of the total number of shares on the last business day of each month following December 20, 2000 until December 20, 2003.

(13) The options have been exercised, however, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on March 15, 2000 and 1/48 of the total number of shares on the last business day of each month following March 16, 2000 until March 16, 2003.

OPTION EXERCISES AND HOLDINGS

    The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 1999.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                                                              OPTIONS AT                     MONEY OPTIONS AT
                            SHARES                         DECEMBER 31, 1999              DECEMBER 31, 1999 (1)
                         ACQUIRED ON      VALUE     -------------------------------   ------------------------------
NAME                       EXERCISE     REALIZED    EXERCISABLE(2)   UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                     ------------   ---------   --------------   --------------   -------------   --------------
Andrew L. Brooks.......    200,000(3)       --           229,335(4)          --       $   1,940,174         --
                                                         234,975(5)          --       $   1,987,888         --
Carl E. Prindle........    150,000(6)       --            50,000(7)          --       $     423,000         --
                                                          50,000(8)          --       $     423,000         --
Kirsten A. von             150,000(9)       --            25,000(10)         --       $     211,500         --
  Hassel...............
Peter Halunen..........    100,000(11)      --            25,000(12)         --       $     211,500         --
Rose R. Mauriello......    150,000(13)      --                --             --                  --         --

------------------------------

(1) Based on the estimated fair market value of $8.46 of our common stock on December 31, 1999.

(2) All option grants are immediately exercisable into shares of restricted stock which are subject to certain rights of repurchase at cost in our favor as described in the footnotes accompanying the specific grants in this column.

(3) The shares are subject to a right of repurchase at cost in our favor which lapsed at the rate of 1/4 of the total number of shares on September 16, 1999 and has lapsed and will continue to lapse at a rate of 1/48 of the total number of shares on the last business day of each month following September 17, 1999 until September 17, 2002.

(4) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on August 11, 2000 and 1/48 of the total number of shares on the last business day of each month following August 12, 2000 until August 12, 2003. In the event that
    Mr. Brooks is terminated without cause prior to the first anniversary of his grant date, the right to repurchase at cost in our favor will be deemed to have lapsed at a rate of 1/48 of the total number of shares on the last business day of each month following his grant date.

(5) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on August 11, 2000 and 1/48 of the total number of shares on the last business day of each month following August 12, 2000 until August 12, 2003. In the event that
    Mr. Brooks is terminated without cause prior to the first anniversary of his grant date, the right to repurchase at cost in our favor will be deemed to have lapsed at a rate of 1/48 of the total number of shares on the last business day of each month following his grant date.

(6) The shares are subject to a right of repurchase at cost in our favor which lapsed at the rate of 1/4 of the total number of shares on December 16, 1999 and has lapsed and will continue to lapse at a rate of 1/48 of the total number of shares on the last business day of each month following
    December 17, 1999 until December 17, 2002.

(7) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on August 3, 2000 and 1/48 of the total number of shares on the last business day of each month following August 4, 2000 until August 4, 2003.

(8) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on December 19, 2000 and 1/48 of the total number of shares on the last business day of each month following December 20, 2000 until December 20, 2003.

(9) The shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on January 31, 2000 and 1/48 of the total number of shares on the last business day of each month following February 1, 2000 until February 1, 2003.

(10) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on December 19, 2000 and 1/48 of the total number of shares on the last business day of each month following December 20, 2000 until December 20, 2003.

(11) The shares are subject to a right of repurchase at cost in our favor which lapsed at the rate of 1/4 of the total number of shares on August 12, 1999 and has lapsed and will continue to lapse at a rate of 1/48 of the total number of shares on the last business day of each month following
    August 12, 1999 until August 12, 2002.

(12) The options are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on December 19, 2000 and 1/48 of the total number of shares on the last business day of each month following December 20, 2000 until December 20, 2003.

(13) The shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on March 15, 2000 and 1/48 of the total number of shares on the last business day of each month following March 16, 2000 until March 16, 2003

STOCK PLAN

1998 STOCK INCENTIVE PLAN

    The Board of Directors adopted our 1998 Stock Incentive Plan, referred to as the Incentive Plan, in September 1998 and our stockholders approved it in December 1998. The Incentive Plan was amended in December 1998, June 1999 and November 1999. We have reserved a total of 4,500,000 shares of common stock for issuance under the Incentive Plan. As of December 31, 1999, options to purchase 3,608,310 shares of common stock with a weighted average exercise price equal to $3.66 have been granted, of which 1,210,477 have been exercised and are now restricted shares subject to certain rights of repurchase by us under the Incentive Plan. In addition, as of December 31, 1999, 1,938,341 shares of restricted stock, including those received as a result of exercising option grants as discussed in the previous sentence, with a weighted average purchase price equal to $0.18, have been awarded under the Incentive Plan.

    The Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-statutory stock options, restricted stock awards and other stock-based awards, collectively referred to as Awards.

    All of our officers, employees, directors, consultants and advisors and all of the officers, employees, directors, consultants and advisors of our subsidiary are eligible to receive Awards under the Incentive Plan. Under present law, however, incentive stock options may only be granted to employees.

    We may grant options at an exercise price less than, equal to or greater than the fair market value of the common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of our voting power). The Incentive Plan permits the Board of Directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

    The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Incentive Plan. It may delegate authority under the Incentive Plan to one or more committees of the Board of Directors and, subject to certain limitations, to one or more of our executive officers. The Board of Directors has authorized the Compensation Committee to administer the Incentive Plan, including the granting of options to executive officers. Subject to any applicable limitations contained in the Incentive Plan, the Board of Directors, the Compensation Committee or any other committee or executive officer to whom the Board of Directors delegates authority, as the case may be, selects the recipients of awards and determines:

    - the number of shares of common stock covered by options and the dates upon which such options become exercisable;

    - the exercise price of options;

    - the duration of options; and

    - the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

    In the event of a merger or other acquisition event, the Board of Directors is authorized to provide for outstanding option Awards to be assumed or substituted for by the acquirer. If the acquisition event also results in a change in our control, any assumed or substituted options become exercisable in full unless otherwise provided in the instrument evidencing the option. If an option is not so assumed or substituted, the Board shall provide that all options then outstanding become exercisable in full and shall terminate if not exercised prior to the merger or other acquisition event. In the event of a change in our control not in connection with a merger or other acquisition event, all options then outstanding will become immediately exercisable in full except to the extent specifically provided to the contrary in the instrument evidencing the option. Our standard form of option agreement provides that, upon the occurrence of certain events (such as constructive termination of employment) after a change in our control, such options become exercisable in full.

    In the event of a merger or other acquisition event that does not result in a change in our control, the acquiring company may repurchase restricted stock awarded under the Incentive Plan on the same terms on which we could repurchase such stock prior to the acquisition event. In the event of a change in our control, all restrictions on restricted stock awarded under the Incentive Plan terminate except to the extent specifically provided to the contrary in the instrument evidencing the Award. No Award may be granted under the Incentive Plan after September 2008, but the vesting and effectiveness of Awards previously granted may extend beyond that date. The Board of Directors may amend, suspend or terminate the Incentive Plan or any portion thereof at any time.

401(K) PLAN

    We have a Section 401(k) Profit Sharing Plan. The 401(k) plan is a tax-qualified plan covering all of our full-time employees who are over 21 years of age and who have completed one month of service with us. Under the 401(k) plan, participants may elect to defer a portion of their compensation. In addition, at the discretion of the Board of Directors, we may make matching contributions into the 401(k) plan for all eligible employees. We have not made any contributions to the 401(k) plan to date.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

    - any transaction from which the director derived an improper personal benefit.

    Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies, such as injunctive relief or recission.

    Our certificate of incorporation provides that we shall indemnify our directors, officers and employee benefit plan fiduciaries to the fullest extent permitted by law. We believe that indemnification under our certificate of incorporation covers at least negligence and gross negligence on the part of indemnified parties. Our certificate of incorporation also permits us to advance expenses incurred by an indemnified director, officer or employee benefit plan fiduciary in connection with the defense of any action or proceeding arising out of such director's, officer's or fiduciary's status or service as one of our directors or officers or a fiduciary of one of our employee benefit plans upon an undertaking by such person to repay such advances if it is ultimately determined that such person is not entitled to such indemnification. Our bylaws also permit us to secure insurance on behalf of any director, officer, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our certificate of incorporation or bylaws would permit indemnification.

    We have purchased a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts and omissions in their capacity as directors and officers.

    At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer or employee benefit plan fiduciary in which indemnification would be required or permitted. We are not aware of any threatened or pending litigation or proceeding that might result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

EQUITY FINANCINGS

    The following table summarizes private placement, equity financing transactions in which we sold shares of Class A common stock and shares of preferred stock to our directors and 5% stockholders and persons and entities associated with them. The purchasers included Arkaro Holding B.V., Covestco-AtEura, LLC and Munder NetNet Fund and venture capital funds affiliated with @Ventures, Bessemer Venture Partners and Brand Equity Ventures. Each of these venture capital funds holds more than 5% of our outstanding capital stock and/or has designated a member of our Board of Directors.

DIRECTORS AND 5%
STOCKHOLDERS AND                      CLASS A    SERIES A    SERIES B    SERIES C    SERIES D
AFFILIATED ENTITIES                   COMMON     PREFERRED   PREFERRED   PREFERRED   PREFERRED
-------------------                  ---------   ---------   ---------   ---------   ---------
Arkaro Holding B.V.................         --         --          --    1,350,795     244,949
@Ventures..........................         --         --    3,521,127    540,318      478,723
Bessemer Venture Partners..........    750,000    742,500    1,408,451     67,540      106,383
Brand Equity Ventures..............  1,500,000   1,485,000   1,056,338     67,540           --
Covestco-AtEura, LLC...............         --         --          --    1,080,635     265,957
Munder NetNet Fund.................         --         --          --          --    1,595,744

CLASS A AND SERIES A FINANCING

    On June 19 and 25, 1998, we issued 3,040,000 shares of Class A common stock and 3,009,600 shares of Series A preferred stock to entities associated with Bessemer Venture Partners, as a group, and entities associated with Brand Equity Ventures, as a group, each 5% or greater stockholders of Furniture.com, and others, for aggregate consideration of approximately $3,040,000. The shares of Class A common stock were sold at $0.01 per share and the shares of Series A preferred stock were sold at $1.00 per share. Each share of Class A common stock converts into one share of our common stock upon the closing of this offering. We will redeem each share of Series A preferred stock for $1.00 upon the closing of this offering.

SERIES B FINANCING

    On December 29, 1998, we issued 7,042,254 shares of Series B preferred stock to entities associated with Bessemer Venture Partners, as a group, entities associated with Brand Equity Ventures, as a group, and entities associated with @Ventures, as a group, each 5% or greater stockholders of Furniture.com, and others, for aggregate consideration of approximately $10,000,000. The shares of Series B preferred stock were sold at $1.42 per share. Each share of Series B preferred stock converts into one share of our common stock upon the closing of this offering.

SERIES C FINANCING

    On June 25, 1999, we issued a total of 4,727,786 shares of Series C preferred stock to Arkaro Holding B.V., Covestco-AtEura, LLC, entities associated with Bessemer Venture Partners, as a group, entities associated with Brand Equity Ventures, as a group, and entities associated with @Ventures, as a group, each 5% or greater stockholders of Furniture.com, and others, for aggregate consideration of approximately $35,000,000. The shares of Series C preferred stock were sold at $7.40305 per share. Each share of Series C preferred stock converts into one share of our common stock upon the closing of this offering. In the event that the initial public offering price per share of this offering is less than $11.10, the number of shares of common stock into which a single share of Series C preferred stock will convert shall be increased until that number multiplied by the initial public offering per share price of this offering equals $11.10. The Series C Stock Purchase Agreement provides each holder of Series C preferred stock with a limited right of first refusal in this offering to purchase that number of shares of common stock that would be required to be sold to that Series C stockholder to maintain its pre-offering percentage ownership, up to an aggregate of 8% of this offering for all of the holders of Series C preferred stock as a group. The underwriters may reduce or eliminate the number of shares of common stock to be offered to the holders of Series C preferred stock as part of this offering to the extent necessary to ensure the success of this offering or to comply with applicable law or stock exchange rules.

SERIES D FINANCING

    On December 30, 1999, we issued 3,040,759 shares of Series D preferred stock to Arkaro Holding B.V., Covestco-AtEura, LLC, Munder NetNet Fund, entities associated with Bessemer Venture Partners, as a group, entities associated with Brand Equity Ventures, as a group, and entities associated with @Ventures, as a group, each a 5% or greater stockholder of Furniture.com, and others, for aggregate consideration of approximately $28,583,134. The shares of Series D preferred stock were sold at $9.40 per share. Each share of Series D preferred stock converts into one share of our common stock upon the closing of this offering.

STOCKHOLDERS AGREEMENT

    Furniture.com has entered into a Third Amended and Restated Stockholders' Agreement, dated as of December 30, 1999 (the "Stockholders' Agreement"), with Steven Rothschild, Andrew Brooks and certain other of our officers, and each of the holders of our preferred stock. The Stockholders' Agreement contains provisions with respect to the election of directors of Furniture.com and restrictions on the transfer of shares of Furniture.com's capital stock. Each of these provisions will automatically terminate upon the completion of this offering.

LEASES

    In June 1998, we entered into a lease with Brick by Brick Realty, LLC for 100 Beacon Street, Worcester, Massachusetts. The term of the lease expires, notwithstanding certain options to extend, in June 30, 2003. We are obligated to pay under the lease $129,500 per year until July 1, 2001; $138,750 from July 1, 2001 until July 1, 2002; and $148,000 from July 1, 2002 through June 30, 2003.
Steven Rothschild is a manager of, and owns 100% of the interests in, Brick by Brick Realty, LLC and is also Chairman of the Board of Directors and a stockholder of Furniture.com.

    In June 1998, we entered into a lease with More Bricks Realty Trust for 40 Jackson Street, Worcester, Massachusetts. The term of the lease expires, notwithstanding certain options to extend, in June 30, 2003. We are obligated to pay under the lease $80,500 per year until July 1, 2001; $86,250 from July 1, 2001 until July 1, 2002; and $92,000 from July 1, 2002 through June 30, 2003.
Steven Rothschild is a trustee and beneficiary of More Bricks Realty Trust and is also Chairman of the Board of Directors and a stockholder of Furniture.com.

    Effective December 30, 1999, we agreed with both Brick by Brick Realty, LLC and More Bricks Realty Trust to terminate our leases for the properties at 100 Beacon Street, Worcester, Massachusetts and 40 Jackson Street, Worcester, Massachusetts. In exchange for these early terminations we paid $200,000 to More Bricks Realty Trust (including rent for February and March 2000 for the property at 40 Jackson Street, Worcester, Massachusetts) and $400,000 to Brick by Brick Realty LLC (including rent for February and March 2000 for the property at 100 Beacon Street, Worcester, Massachusetts). Furthermore, we agreed to vacate both properties by March 31, 2000.

EMPLOYMENT AGREEMENTS

    In June 1998, we entered into an employment agreement with Steven Rothschild, which was amended in December 1998. This agreement was terminated in May 1999, although Mr. Rothschild continues to serve as Chairman of our Board of Directors. Although the agreement was terminated, we are obligated to continue to pay to Mr. Rothschild an amount equal on an annual basis to $100,000 for, and benefits during, each of the 12 months ending June 2000 and June 2001 as well as an additional amount equal to six months salary at the highest salary rate in effect during the twelve months prior to termination. Mr. Rothschild has agreed to certain confidentiality, disclosure of developments, noncompetition and nonsolicitation provisions in the agreement, with certain exceptions for the business of selling light bulbs and electrical components for lamps and lighting fixtures by direct marketing or by use of the Internet. These provisions of the agreement continue in effect for various periods after the agreement's termination.

    In November 1998, we entered into an employment agreement with Andrew Brooks for Mr. Brooks to serve as our President and Chief Executive Officer. The employment agreement provides for a period of employment commencing on November 7, 1998 and continuing until terminated in accordance with the agreement. The employment agreement provides for an annual base salary of $175,000 for the first year of the agreement after which the salary is reviewed annually, and may be increased, but not decreased without the written consent of Mr. Brooks, by our Board of Directors. In August 1999, our Board of Directors approved an increase in Mr. Brooks' annual base salary to $225,000. In the event that we terminate Mr. Brooks without cause or his employment is constructively terminated or is terminated by death or disability, we are required to pay him an amount equal to six months salary at the highest salary rate in effect during the then previous twelve months. In the event that we terminate Mr. Brooks with cause, we are required to pay him such compensation and provide him such benefits as he is then entitled to receive until the last day of his actual employment. Mr. Brooks has also agreed to certain confidentiality, disclosure of developments, noncompetition and nonsolicitation provisions.

SEVERANCE AGREEMENT

    In December 1999, we entered into a Severance Agreement, with a term of one year, with Peter Halunen, our Vice President of Merchandising, in which we agreed to pay Mr. Halunen, in the event that his employment is terminated without cause, an aggregate amount equal to six (6) months salary at his base salary rate (excluding any bonuses and other forms of compensation) in effect at the time of termination. Such aggregate amount shall be paid in twelve equal bi-weekly installments commencing two weeks after the date of Mr. Halunen's termination.

STOCK PURCHASE AGREEMENT

    In June 1998, we purchased from Steven Rothschild, a director and stockholder of Furniture.com, all the outstanding shares of capital stock of Empire Furniture Warehouse, Inc., a Massachusetts corporation, for an aggregate purchase price of $250,000.

STOCK AND OPTION ISSUANCES AND LOANS

    On January 20, 1999, we loaned $132,463 to Andrew Brooks, our President and Chief Executive Officer and member of our Board of Directors, pursuant to a full recourse, promissory note that bears interest at 4.64% per year. Mr. Brooks used this loan to purchase approximately 473,082 shares of our common stock at a price of $0.28 per share. Mr. Brooks is required to pay us principal and interest, without demand, in four equal installments of $37,044 on January 20 in the years 2000, 2001, 2002 and 2003. Mr. Brooks' obligations under the promissory note are secured by 473,083 shares of our common stock, valued at $0.28 per share, pursuant to a pledge agreement to us dated January 20, 1999. Mr. Brooks paid the first installment of $37,044 on January 20, 2000.

    On January 3, 2000, we loaned $176,448 to Mr. Brooks, pursuant to a full recourse promissory note that bears interest at 6.21% per year. Mr. Brooks is required to pay us principal and interest, without demand, in a single payment on the earlier to occur of January 2, 2005 and the second anniversary of the date that common shares of our capital stock are listed for trading on a securities exchange or trade in the over-the-counter market. Mr. Brooks' obligations under the promissory note are secured by 58,744 shares of our common stock pursuant to a pledge agreement with us dated January 3, 2000.

    On January 14, 1999, we loaned $200,000 to Steven Rothschild, the Chairman of our Board of Directors, pursuant to a non-recourse promissory note that bears interest at 7.00% per year. Mr. Rothschild is required to pay us principal and interest, without demand, in a single payment on January 13, 2004.
Mr. Rothschild's obligations under the promissory note are secured by 714,286 shares of our Class B common stock, valued at $0.28 per share, pursuant to a pledge agreement with us dated January 14, 1999.

AGREEMENTS WITH SUBSIDIARIES OF CMGI, INC.

    CMG@Ventures III, LLC, an investor in Furniture.com and an affiliated fund of @Ventures, is a subsidiary of CMGI, Inc. We have business agreements with NaviSite, Inc. and AltaVista, both of which are also subsidiaries of CMGI, Inc. We entered into an Insertion Order with AltaVista through Double Click, Inc. on January 1, 2000 which terminates on December 31, 2000. We entered into a SiteHarbor Services Agreement with NaviSite, Inc. on July 31, 1998 with an initial term of one year. However, the agreement renews automatically on July 31 of each subsequent year unless either we or NaviSite provide to the other a written notice of termination ninety days prior to such renewal. The SiteHarbor Services Agreement with NaviSite is still in effect. We believe that these agreements were entered into on commercially reasonable terms and are no less favorable to us than comparable agreements with unaffiliated third-parties.

OTHER TRANSACTIONS

    All future transactions, including loans from us to our officers, directors and principal stockholders and their affiliates will be approved by a majority of our Board of Directors, including a majority of the independent and disinterested directors.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 31, 1999, as adjusted to reflect the sale of the common stock offered hereby under this prospectus, by:

    - each stockholder known by us to own beneficially more than 5% of the common stock;

    - each director;

    - each executive officer named in the Summary Compensation Table; and

    - all directors and executive officers as a group.

    Shares beneficially owned includes shares of common stock resulting from conversion of Series B, Series C and Series D preferred stock and Class A common stock into our common stock and reflects redemption of our Series A preferred stock upon the completion of the offering described in this prospectus.

    Unless otherwise indicated, the address for those listed below is c/o Furniture.com, Inc., 1881 Worcester Road, Framingham, Massachusetts 01701.

                                                                           PERCENTAGE OF SHARES
                                                                        BENEFICIALLY OWNED(%) (1)
                                                                     --------------------------------
        NAME AND ADDRESS OF                        SHARES               BEFORE              AFTER
          BENEFICIAL OWNER                 BENEFICIALLY OWNED (1)      OFFERING         OFFERING (2)
------------------------------------       -----------------------   ------------       -------------
5% STOCKHOLDERS
Arkaro Holding B.V..................              1,595,744              6.01
  Locatellikade 1
  1076 AZ Amsterdam
  The Netherlands

@Ventures (3).......................              4,540,168             17.10
  100 Brickstone Square, 5(th) Floor
  Andover, MA 01810

Bessemer Venture Partners I, L.P.                 2,332,374              8.79
  (4)...............................
  1400 Old Country Road, Suite 407
  Westbury, NY 11590

Brand Equity Ventures (5)...........              2,623,878              9.88
  Three Pickwick Plaza
  Greenwich, CT 06830

Covestco-AtEura, LLC................              1,346,592              5.07
  c/o Jura Trust
  Mitteldorf 1
  Vaduz, Liechtenstein, FL-9490

Munder NetNet Fund..................              1,595,744              6.01
  480 Pierce Street, Ste. 300
  Birmingham, MI 48009

No Bricks L.P. (6)..................              2,000,000              7.53
  4 Lantern Lane
  Worcester, MA 01609

                                                                           PERCENTAGE OF SHARES
                                                                        BENEFICIALLY OWNED(%) (1)
                                                                     --------------------------------
        NAME AND ADDRESS OF                        SHARES               BEFORE              AFTER
          BENEFICIAL OWNER                 BENEFICIALLY OWNED (1)      OFFERING         OFFERING (2)
------------------------------------       -----------------------   ------------       -------------
EXECUTIVE OFFICERS AND DIRECTORS
Andrew L. Brooks (7)................              1,348,713              5.08
Carl E. Prindle (8).................                250,000                 *
Kirsten A. von Hassel (9)...........                175,000                 *
Peter Halunen (10)..................                125,000                 *
Rose R. Mauriello (11)..............                150,000                 *
Michael Barach (12).................                664,800              2.50
Christopher P. Kirchen (13).........              2,623,878              9.88
Jason G. Olim (14)..................                 25,000                 *
Joanna A. Strober (15)..............              2,225,991              8.38
Marc D. Poirier (16)................              4,061,445             15.30
Steven Rothschild (17)..............              4,089,400             15.40
All directors and executive officers             16,539,227             62.30
  as a group (15 persons)...........

------------------------

*   Less than 1% of the outstanding shares of common stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after December 31, 1999 are deemed outstanding, while such shares are not deemed outstanding for computing percentage ownership of any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder. The above table assumes the Series C preferred stock will convert on a one-for-one basis into shares of our Class B common stock. In the event that the initial public offering price per share in this offering is less than $11.10, the number of shares of Class B common stock into which a single share of Series C preferred stock will convert shall be increased until that number multiplied by the initial public offering price per share in this offering equals $11.10.

(2) Assumes no exercise of the underwriters' over-allotment option.

(3) Consists of 2,727,565 shares held of record by @Ventures III, LP, 818,306 shares held of record by @Ventures Foreign Fund III, LP, 903,493 shares held of record by CMG@Ventures III, LLC and 90,804 shares held of record by @Ventures Investors, LLC, all of which are affiliated funds of @Ventures. @Ventures Partners III, LLC is the General Partner of @Ventures III, LP and @Ventures Foreign Fund III, LP and a managing member of CMG@Ventures III, LLC. Marc Poirier, a director of Furniture.com, is a Managing Member of @Ventures Partners III, LLC, a Member of @Ventures Investors, LLC and a partner of @Ventures. Mr. Poirier disclaims beneficial ownership of the 4,061,445 shares held by the affiliated funds of @Ventures except to the extent of his pecuniary interests therein.

(4) Consists of 211,845 shares held of record by Bessemer Venture Investors L.P., 1,305,902 shares held of record by Bessemer Venture Partners IV L.P. and 814,627 shares held of record by Bessec Ventures IV L.P., all of which are affiliated funds of Bessemer Venture Partners. Joanna Strober, a director of Furniture.com, is a partner of Bessemer Venture Partners.

    Ms. Strober disclaims beneficial ownership of the 2,968,491 shares held by the affiliated funds of Bessemer Venture Partners except to the extent of her pecuniary interests therein.

(5) Brand Equity Ventures I, L.P. is an affiliated fund of Brand Equity Ventures. Brand Equity Partners I, LLC is the General Partner of Brand Equity Ventures I, L.P. Christopher Kirchen, a director of Furniture.com, is a Managing Member of Brand Equity Partners I, LLC and a partner of Brand Equity Ventures. Mr. Kirchen disclaims beneficial ownership of the shares held by Brand Equity Ventures I, L.P. except to the extent of his pecuniary interest therein.

(6) No Bricks L.L.C. is the General Partner of No Bricks L.P. Steven Rothschild, Chairman of the Board of Directors of Furniture.com, is the sole Manager of No Bricks L.L.C. Mr. Rothschild disclaims beneficial ownership of the shares held by No Bricks L.P. except to the extent of his pecuniary interest therein.

(7) 200,000 of the shares are subject to a right of repurchase at cost in our favor which lapsed at the rate of 1/4 of the total number of shares on September 16, 1999 and has lapsed and will continue to lapse at a rate of 1/48 of the total number of shares on the last business day of each month following September 17, 1999 until September 17, 2002. 644,403 of the shares are subject to a right of repurchase at cost in our favor which lapsed at the rate of 1/4 of the total number of shares on November 6, 1999 and has lapsed and will continue to lapse at a rate of 1/48 of the total number of shares on the last business day of each month following November 7, 1999 until November 7, 2002. 229,335 of the shares represent options which are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on August 11, 2000 and 1/48 of the total number of shares on the last business day of each month following August 12, 2000 until August 12, 2003. 234,975 of the shares are subject to options which are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on August 11, 2000 and 1/48 of the total number of shares on the last business day of each month following August 12, 2000 until August 12, 2003. 473,083 of the shares have been pledged by Mr. Brooks as security for a loan made to Mr. Brooks by Furniture.com, in the amount of $132,463, dated January 20, 1999. Please see "Certain Transactions--Stock and Option Issuances and Loans".

(8) 150,000 of the shares are subject to a right of repurchase at cost in our favor which lapsed at the rate of 1/4 of the total number of shares on December 16, 1999 and has lapsed and will continue to lapse at a rate of 1/48 of the total number of shares on the last business day of each month following December 17, 1999 until December 17, 2002. 50,000 of the shares are subject to options which are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on August 3, 2000 and 1/48 of the total number of shares on the last business day of each month following August 4, 2000 until August 4, 2003. 50,000 of the shares represent options which are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on December 19, 2000 and 1/48 of the total number of shares on the last business day of each month following December 20, 2000 until December 20, 2003.

(9) 150,000 of the shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on January 31, 2000 and 1/48 of the total number of shares on the last business day of each month following February 1, 2000 until February 1, 2003. 25,000 of the shares represent options which are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on December 19, 2000 and 1/48 of the total number of shares on the last business day of each month following
    December 20, 2000 until December 20, 2003.

(10) 100,000 of the shares are subject to a right of repurchase at cost in our favor which lapsed at the rate of 1/4 of the total number of shares on August 12, 1999 and has lapsed and will continue to lapse at a rate of 1/48 of the total number of shares on the last business day of each month following August 12, 1999 until August 12, 2002. 25,000 of the shares represent options which are immediately exercisable. However, if exercised, the underlying shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on December 19, 2000 and 1/48 of the total number of shares on the last business day of each month following December 20, 2000 until December 20, 2003.

(11) All of the shares are subject to a right of repurchase at cost in our favor which lapses at the rate of 1/4 of the total number of shares on March 15, 2000 and 1/48 of the total number of shares on the last business day of each month following March 16, 2000 until March 16, 2003.

(12) Consists of 565,800 shares, 66,000 shares held in the name of the Trustees of Amherst College for the Michael I. and Holly H. Barach Charitable Remainder Unitrust and 33,000 shares held in the name of the Trustees of Amherst College for the Michael I. and Holly H. Barach Charitable Remainder Unitrust II. Mr. Barach disclaims beneficial ownership of the shares held by the Trustees of Amherst College for the Michael I. and Holly H. Barach Charitable Remainder Unitrust and the Trustees of Amherst College for the Michael I. and Holly H. Barach Charitable Remainder Unitrust II except to the extent of his pecuniary interest therein.

(13) Consists of 2,623,878 shares held of record by Brand Equity Ventures I, L.P., an affiliated fund of Brand Equity Ventures. Brand Equity Partners I, LLC is the General Partner of Brand Equity Ventures I, L.P. Mr. Kirchen is a Managing Member of Brand Equity Partners I, LLC. Mr. Kirchen disclaims beneficial ownership of the 4,108,878 shares held by the affiliated funds of Brand Equity Ventures except to the extent of his pecuniary interest therein.

(14) All of the shares are held subject to a Restricted Stock Agreement for Non-Employees, dated November 3, 1998, between Mr. Olim and Furniture.com which provides us a right of first refusal, with certain exceptions (a transfer of shares to or for the benefit of a spouse, child or grandchild, a transfer pursuant to an effective registration statement filed by us or a transfer in connection with the sale of all or substantially all of our shares of capital stock), in the event that Mr. Olim wishes to sell his shares.

(15) Consists of 2,332,374 shares held of record by affiliates of Bessemer Venture Partners (see Note 4 to this table). Ms. Strober is a partner of Bessemer Venture Partners. Ms. Strober disclaims beneficial ownership of the shares held by affiliated funds of Bessemer Venture Partners except to the extent of her pecuniary interests therein.

(16) Consists of 4,540,168 shares held of record by affiliated funds of @Ventures (see Note 3 to this table). Mr. Poirier is a partner of @Ventures. Mr. Poirier disclaims beneficial ownership of the shares held by the affiliated funds of @Ventures except to the extent of his pecuniary interests therein.

(17) Includes 2,000,000 shares held by No Bricks L.P. No Bricks L.L.C. is the General Partner of No Bricks L.P. Mr. Rothschild is the sole Manager of No Bricks L.L.C. 714,286 of such shares have been pledged by Mr. Rothschild as security for a loan made to Mr. Rothschild by Furniture.com in the amount of $200,000, dated January 14, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, we will be authorized to issue shares of common stock, $0.01 par value, and 5,000,000 shares of undesignated preferred stock, $0.01 par value. (Throughout this prospectus, we use both "Class B common stock" and "common stock" to refer to our Class B common stock which will be renamed common stock upon completion of the offering described in this prospectus.) The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

    As of December 31, 1999 there were 6,253,027 shares of common stock outstanding, held of record by approximately 61 stockholders and options to purchase 2,242,810 shares of common stock outstanding. Upon completion of this
offering, there will be              shares of common stock outstanding,
assuming no exercise of (1) the warrants to purchase 202,464 shares of our Series B preferred stock which shall become exercisable for shares of common stock upon the conversion of the Series B preferred stock at the completion of the offering described in this prospectus, (2) the underwriter's over allotment option and (3) outstanding options.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy". In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

CLASS A COMMON STOCK

    Our Class A common stock has the rights, preferences and privileges set forth in our current certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus forms a part. As of December 31, 1999, we had 3,040,000 outstanding shares of Class A common stock. Upon the closing of the offering, all outstanding shares of our Class A common stock will be converted on a share-by-share basis into 3,040,000 shares of Class B common stock and the Class A common stock will be automatically retired.

PREFERRED STOCK

    As of December 31, 1999, we had four series of preferred stock: Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock. Each series of preferred stock has the rights, preferences and privileges set forth in our current certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus forms a part. As of December 31, 1999, the number of outstanding shares for each series of our preferred stock was:

    - 3,009,600 shares of Series A preferred stock;

    - 7,042,254 shares of Series B preferred stock;

    - 4,727,786 shares of Series C preferred stock; and

    - 3,040,759 shares of Series D preferred stock.

    Upon the closing of the offering, all outstanding shares of our preferred
stock will be converted into       shares of common stock (assuming a public
offering price of $   ) and automatically retired, except for our Series A
preferred stock which we will redeem and retire at the closing of this offering. Thereafter, the Board of Directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing our change in control without further action by the stockholders. We have no present plans to issue any shares of preferred stock after the completion of this offering.

WARRANTS

    On February 24, 1999, we issued two warrants to purchase an aggregate of 202,464 shares of Series B preferred stock at a purchase price of $1.42 per share to Comdisco, Inc. in connection with a subordinated loan facility and a capitalized lease arrangement. The Series B preferred stock warrants may be exercised at any time until the earlier of February 24, 2009 or five years from the effective date of our initial public offering. Upon conversion of the Series B preferred stock to common stock, these warrants will be exercisable for common stock.

REGISTRATION RIGHTS

    Each of the holders of our Class A common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock may demand, upon a majority vote of the particular class, that their shares be registered by us, provided that the aggregate price of the offering to the public exceeds $5,000,000. Such demand may be made only once by each class. The Class A common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock may demand, upon a majority vote of all of such shares voting together as a class, that their shares be registered by us, provided that the aggregate price of the offering to the public exceeds $5,000,000. Such collective demand may be made only once. All such demands may be made only in the event that we are not eligible to file a Registration Statement on Form S-3 and may not be made within 180 days after the effective date of a registration statement filed by us covering a firm commitment underwritten public offering. The amounts of shares to be registered in all such registrations are subject to underwriter cutbacks.

    If we are eligible to file a Registration Statement on Form S-3, then any holder of Class A common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock may demand that we register shares pursuant to a Registration Statement on Form S-3. There is no limit to the number of such demands that the holders of Class A common stock, Series B preferred stock, Series C preferred stock and Series D preferred stock may make, provided, however, that shares so registered must have a value in the aggregate of at least $1,000,000.

    If we at any time (other than pursuant to the "demand rights" described in the preceding two paragraphs) propose to register any of our securities, whether for our own account or for the account of other security holders or both, we must allow the holders of Class A common stock, Series B preferred stock, Series C preferred stock, Series D preferred stock and Michael Barach and Steven Rothschild, both members of our board, and Misha Katz, a holder of Class B common stock and co-founder of Furniture.com, to join in the registration statement on a PRO RATA basis. In the event that such registration is pursuant to an underwritten public offering, such participation is subject to underwriter cutbacks.

DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAW
  PROVISIONS

    Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Furniture.com to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could improve their terms.

    We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

    - the board of directors approved the transaction in which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding shares owned by persons who are directors and also officers; or

    - on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders.

    A "business combination" generally includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock.

    Our certificate of incorporation permits the Board of Directors to issue preferred stock with voting or other rights without any stockholder action. Our certificate of incorporation provides for the Board of Directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders. Each of the two other classes of directors will continue to serve for the remainder of its respective three-year term. These provisions, which require the vote of stockholders holding at least a majority of the outstanding common stock to amend, may have the effect of deterring hostile takeovers or delaying changes in our management.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is              . The
transfer agent's address is              and telephone number is              .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there was no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the market price and impair our ability to raise equity capital in the future.

    Upon completion of the offering, we will have              outstanding
shares of common stock and options to purchase 2,242,810 shares of common stock, assuming no additional option grants or exercises after December 31, 1999 and no exercise of warrants, and assuming the conversion or redemption of our preferred
stock. Of these shares, the              shares sold in the offering, plus any
shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.

    The remaining 22,271,799 shares of common stock outstanding and 2,242,810 shares of common stock subject to outstanding options are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

    Our directors, officers and security holders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Goldman, Sachs & Co. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by Goldman, Sachs & Co. Taking into account the lock-up agreements, and assuming Goldman, Sachs & Co. does not further release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

    - Beginning on the effective date of this prospectus, the shares sold in the
      offering and              shares subject to fully vested options will be
      immediately available for sale in the public market.

    - Beginning 180 days after the effective date, approximately shares will be eligible for sale pursuant to Rule 701,
      approximately              additional shares will be eligible for sale
      pursuant to Rule 144(k), and approximately              additional shares
      will be eligible for sale pursuant to Rule 144. In addition, approximately shares subject to options will be eligible for sale pursuant
      to Rule 701,              of which are subject to vesting which will lapse
      at various times over a four-year period. All but              of such
      shares and              of such shares subject to options are held by
      affiliates.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus (or, if longer, after the expiration of the applicable lock-up agreements), a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of common stock then outstanding
      (which will equal approximately              shares immediately after the
      closing of the offering); or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice, and the availability of current public information about us.

    Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon completion of this offering.

RULE 701

    Rule 701 permits our employees, officers, directors or consultants and advisors who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

    In addition, we intend to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 1998 Stock Incentive Plan or any other benefit plan after the effectiveness of the registration statement will also be freely tradable in the public market. However, such shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of December 31, 1999 there were outstanding options for the purchase of 2,242,810 shares of common stock, all of which were exercisable to purchase shares of restricted common stock which, upon purchase, would be subject to certain rights of repurchase, at the exercise price, in our favor.

                                  UNDERWRITING

    Furniture.com and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Salomon Smith Barney Inc., William Blair & Company, L.L.C. and E*OFFERING Corp. are the representatives of the underwriters.

                                                               Number of
                                                                Shares
Underwriters                                                  -----------
Goldman, Sachs & Co.........................................
Salomon Smith Barney Inc....................................
William Blair & Company, L.L.C..............................
E*OFFERING Corp.............................................
                                                               ---------
    Total...................................................
                                                               =========

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Furniture.com to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as presented in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Furniture.com. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase       additional shares.

                            Paid by Furniture.com
                            ---------------------
                                                 No Exercise    Full Exercise
                                                 ------------   -------------
Per Share......................................    $              $
Total..........................................    $              $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $ per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $ per share from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    Furniture.com and its officers, directors and holders of approximately __% of its capital stock have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

    The Series C Stock Purchase Agreement provides each holder of Series C preferred stock with a limited right of first refusal to purchase in this offering shares of common stock sufficient to allow that Series C stockholder to maintain its pre-offering percentage ownership. This right is limited to an aggregate of 8% of the shares offered in this offering for all of the holders of Series C preferred stock as a group. The underwriters may reduce or eliminate the number of shares of common stock to be offered to the holders of Series C preferred stock as part of this offering to the extent necessary to ensure the success of this offering or to comply with applicable law or stock exchange rules. The Series C stockholders are not obligated to purchase these shares. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent the Series C stockholders purchase these shares. Any shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby. In the event that the initial public offering price per share of this offering is less than $11.10, the number of shares of common stock into which a single share of Series C preferred stock will convert shall be increased until that number multiplied by the initial public offering per share price in this offering equals $11.10.

    At the request of Furniture.com, the underwriters have reserved up to shares of the common stock offered hereby for sale, at the initial public offering price, to directors, officers, employees of Furniture.com and other persons that Furniture.com believes have contributed to its success and growth. Directors and officers who purchase the reserved shares are subject to resale restrictions promulgated by the Securities and Exchange Commission. The number of shares available for sale to the general public will be reduced to the extent such persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

    Prior to this offering, there has been no public market for the common stock. The initial public offering price will be negotiated among Furniture.com and the representatives. Furniture.com and the representatives expect that the primary factors they will consider in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Furniture.com's historical performance, estimates of the business potential and earnings prospects of Furniture.com, an assessment of Furniture.com's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Furniture.com has applied for quotation of the common stock on the Nasdaq National Market under the symbol "FURN".

    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    Furniture.com estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be
approximately $      .

    Furniture.com has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for Furniture.com by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

    The financial statements and schedules of Empire Furniture Warehouse, Inc. (the Predecessor Company) for the year ended December 31, 1997 and the period January 1, 1998 through June 17, 1998 and of Furniture.com as of December 31, 1998 and 1999 and for the period June 18, 1998 through December 31, 1998 and the year ended December 31, 1999, included in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act registering the common stock offered in this offering. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information concerning us and the common stock offered in this offering, we refer you to the registration statement and to the exhibits and schedules filed as part of the registration statement. Statements made in this prospectus concerning the contents of any agreement or document referred to in this prospectus are not necessarily complete. With respect to each such agreement and document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

    You may inspect our registration statement, including the exhibits and schedules filed as part of the registration statement, without charge at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of all or any part of our registration statement from the Securities and Exchange Commission upon payment of prescribed fees. Upon effectiveness of the registration statement, we will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. As a reporting company, we will be filing quarterly, annual and other periodic and current reports and proxy statements with the Securities and Exchange Commission. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms, and you can request copies of the documents upon payment of a duplicating fee by writing to the Securities and Exchange Commission. In addition, the Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the Securities and Exchange Commission which can be accessed at HTTP://WWW.SEC.GOV.

                                     INDEX

                                                                PAGE
                                                              --------
Reports of Independent Public Accountants...................     F-2

Consolidated Balance Sheets as of December 31, 1998, 1999
  and 1999 Pro Forma (unaudited)............................     F-4

Consolidated Statements of Operations for the Year Ended
  December 31, 1997 and the Period January 1, 1998 through
  June 17, 1998 (Predecessor Company), and the Period June
  18, 1998 through December 31, 1998 and the Year Ended
  December 31, 1999.........................................     F-5

Consolidated Statements of Redeemable and Convertible
  Preferred Stock and Stockholders' Equity (Deficit) for the
  Years Ended December 31, 1997 and the Period January 1,
  1998 through June 17, 1998 (Predecessor Company), and the
  Period June 18, 1998 through December 31, 1998 and the
  Year Ended December 31, 1999..............................     F-6

Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1997 and the Period January 1, 1998 through
  June 17, 1998 (Predecessor Company), and the Period June
  18, 1998 through December 31, 1998 and the Year Ended
  December 31, 1999.........................................     F-7

Notes to Consolidated Financial Statements..................     F-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Furniture.com, Inc.:

    We have audited the accompanying consolidated balance sheets of Furniture.com, Inc. (a Delaware corporation) as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable and convertible preferred stock and stockholders' equity (deficit) and cash flows for the period June 18, 1998 (date of inception) through December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Furniture.com, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period June 18, 1998 (date of inception) through December 31, 1998 and the year ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts
January 14, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Furniture.com, Inc.:

    We have audited the accompanying statements of operations, stockholders' equity (deficit) and cash flows of Empire Furniture Warehouse, Inc. (Predecessor Company) for the year ended December 31, 1997 and the period January 1, 1998 through June 17, 1998. These financial statements are the responsibility of the Predecessor Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Predecessor Company's operations and cash flows for the year ended December 31, 1997 and the period January 1, 1998 through June 17, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Boston, Massachusetts
March 16, 1999

                              FURNITURE.COM, INC.

                          CONSOLIDATED BALANCE SHEETS

                (In thousands, except share and per share data)

                                                                                THE COMPANY
                                                              ------------------------------------------------
                                                                                                  PRO FORMA
                                                               DECEMBER 31,     DECEMBER 31,     DECEMBER 31,
                                                                   1998             1999             1999
                                                              --------------   --------------   --------------
                                                                                                 (UNAUDITED)
                                                    ASSETS

Current Assets:
  Cash and cash equivalents.................................     $10,759          $31,440          $28,430
  Inventories...............................................         689            3,913            3,913
  Accounts receivable, net of allowance for doubtful
    accounts of $75 and $100 in 1998 and 1999,
    respectively............................................           6              451              451
  Prepaid advertising expenses..............................          --            3,237            3,237
  Other current assets......................................         111            1,500            1,500
                                                                 -------          -------          -------
      Total current assets..................................      11,565           40,541           37,531
Fixed assets, net...........................................         209            2,608            2,608
Other assets................................................          60              662              662
                                                                 -------          -------          -------
                                                                 $11,834          $43,811          $40,801
                                                                 =======          =======          =======

                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
  Current portion of note payable...........................     $    12          $    --          $    --
  Current portion of capital lease obligations..............          --              223              223
  Accounts payable..........................................         573            4,951            4,951
  Customer deposits.........................................         806            3,884            3,884
  Accrued advertising costs.................................          --            1,653            1,653
  Accrued payroll and employee benefits.....................          96              758              758
  Accrued expenses and other current liabilities............         912            1,832            1,832
                                                                 -------          -------          -------
      Total current liabilities.............................       2,399           13,301           13,301

Long-term portion of note payable...........................          27               --               --
Long-term portion of capital lease obligations..............          --              348              348

Commitments (Note 10)

Redeemable Preferred Stock, $0.01 par value:
  Series A shares--
  Authorized--3,009,600 shares in 1998 and 1999, and 0
    shares in 1999, Pro Forma
  Issued and outstanding--3,009,600 shares in 1998 and 1999
    and 0 in 1999, Pro Forma (entitled to $3,010 in
    liquidation)............................................       3,010            3,010               --
Redeemable Convertible Preferred Stock, $0.01 par value:
  Series B, Series C, and Series D shares--
  Authorized--7,246,036, 15,173,822, and 0 shares in 1998,
    1999 and 1999, Pro Forma, respectively
  Issued and outstanding--7,042,254, 14,810,799, and 0
    shares in 1998, 1999 and 1999, Pro Forma, respectively
    (entitled to $76,337 in liquidation)....................      10,000           76,337               --

Stockholders' Equity (Deficit):
  Common Stock
  Class A, $0.01 par value
    Authorized--3,040,000 shares in 1998 and 1999, and 0
     shares in 1999, Pro Forma
    Issued and outstanding--3,040,000 shares in 1998 and
     1999, and 0 shares in 1999, Pro Forma..................          30               30               --
  Class B, $0.01 par value
    Authorized--17,250,000 shares in 1998 and 33,000,000
     shares in 1999 and 1999, Pro Forma
    Issued and outstanding--4,496,000, 6,253,027, and
     24,103,826 shares in 1998, 1999, and 1999, Pro Forma,
     respectively...........................................          45               63              241
  Additional paid-in capital................................       1,273            5,590           79,029
  Deferred compensation.....................................      (1,217)          (4,505)          (4,505)
  Notes receivable from officers, secured by stock..........          --             (170)            (170)
  Retained earnings (accumulated deficit)...................      (3,733)         (50,193)         (47,443)
                                                                 -------          -------          -------
      Total stockholders' equity (deficit)..................      (3,602)         (49,185)          27,152
                                                                 -------          -------          -------
                                                                 $11,834          $43,811          $40,801
                                                                 =======          =======          =======

  The accompanying notes are an integral part of these consolidated financial statements.

                              FURNITURE.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (In thousands, except share and per share data)

                                         PREDECESSOR COMPANY                   THE COMPANY
                                   -------------------------------   -------------------------------
                                                                      PERIOD FROM
                                                     PERIOD FROM        JUNE 18,
                                     YEAR ENDED       JANUARY 1,        1998 TO         YEAR ENDED
                                    DECEMBER 31,       1998 TO        DECEMBER 31,     DECEMBER 31,
                                        1997        JUNE 17, 1998         1998             1999
                                   --------------   --------------   --------------   --------------
Net revenues.....................      $1,728          $ 1,511         $   2,180        $   10,904
Cost of revenues.................       1,082            1,498             1,827             8,837
                                       ------          -------         ---------        ----------
    Gross profit.................         646               13               353             2,067
Operating Expenses:
  Selling and marketing..........         269              181             1,245            33,949
  Product development............          --               --             1,081             6,685
  General and administrative.....         370              188             1,812             5,796
                                       ------          -------         ---------        ----------
    Total operating expenses.....         639              369             4,138            46,430
                                       ------          -------         ---------        ----------
    Operating income (loss)......           7             (356)           (3,785)          (44,363)
Interest income, net.............          (1)              (4)               52               653
                                       ------          -------         ---------        ----------
    Net income (loss) before
      income taxes...............           6             (360)           (3,733)          (43,710)
Provision for income taxes.......           1                1                --                --
                                       ------          -------         ---------        ----------
    Net income (loss)............      $    5          $  (361)        $  (3,733)       $  (43,710)
                                       ======          =======         =========        ==========
Accretion of preferred stock
  dividends......................          --               --                --             2,750
    Net income (loss)
      attributable to common
      stockholders...............      $    5          $  (361)        $  (3,733)       $  (46,460)
                                       ======          =======         =========        ==========
Basic and diluted net income
  (loss) per common share........      $ 0.67          $(48.13)        $   (0.50)       $    (6.01)
                                       ======          =======         =========        ==========
Shares used to compute basic and
  diluted net income (loss) per
  common share...................       7,500            7,500         7,472,020         7,730,413
                                       ======          =======         =========        ==========
Pro forma basic and diluted net
  loss per common share..........                                      $   (0.49)       $    (2.53)
                                                                       =========        ==========
Shares used to compute pro forma
  basic and diluted net loss per
  common share...................                                      7,543,880        17,254,833
                                                                       =========        ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                              FURNITURE.COM, INC.
   CONSOLIDATED STATEMENTS OF REDEEMABLE AND CONVERTIBLE PREFERRED STOCK AND
                         STOCKHOLDERS' EQUITY (DEFICIT)
                    (In thousands, except share information)

                                                  REDEEMABLE AND
                                                    CONVERTIBLE
                                                     PREFERRED
                                                       STOCK               COMMON STOCK
                                               ---------------------   --------------------   ADDITIONAL PAID-   TREASURY
                                                 SHARES      AMOUNT     SHARES      AMOUNT       IN CAPITAL        STOCK
                                               ----------   --------   ---------   --------   ----------------   ---------
PREDECESSOR COMPANY
Balance, January 1, 1997.....................          --   $    --        7,500     $25           $   25          $(224)
Net income...................................          --        --           --      --               --             --
                                               ----------   -------    ---------     ---           ------          -----
Balance, December 31, 1997...................          --        --        7,500      25               25           (224)
Net loss.....................................          --        --           --      --               --             --
                                               ----------   -------    ---------     ---           ------          -----
Balance, June 17, 1998.......................          --        --        7,500      25               25           (224)
                                               ==========   =======    =========     ===           ======          =====
THE COMPANY
Balance, June 18, 1998
Issuance of Class B Common Stock at
  inception..................................          --        --    4,421,000      44               --             --
Issuance of Class A Common Stock in
  connection with the Series A financing.....          --        --    3,040,000      30               --             --
Issuance of Series A Redeemable Preferred
  stock, net of issuance costs...............   3,009,600     3,010           --      --              (32)            --
Issuance of Series B Redeemable Convertible
  Preferred stock, net of issuance costs.....   7,042,254    10,000           --      --              (60)            --
Compensation expense related to the issuance
  of Class B Common Stock....................          --        --       75,000       1               83             --
Deferred compensation related to stock
  options....................................          --        --           --      --            1,282             --
Amortization of deferred compensation........          --        --           --      --               --             --
Net loss.....................................          --        --           --      --               --             --
                                               ----------   -------    ---------     ---           ------          -----
Balance, December 31, 1998...................  10,051,854    13,010    7,536,000      75            1,273             --
Issuance of Series C Redeemable Convertible
  Preferred stock, net of issuance costs.....   4,727,786    35,004           --      --              (25)            --
Issuance of Series D Redeemable Convertible
  Preferred stock, net of issuance costs.....   3,040,759    28,583           --      --              (25)            --
Exercise of stock options....................          --        --    1,210,477      12              152             --
Repurchase of restricted stock...............          --        --     (106,314)     (1)              (7)            --
Issuance of detachable warrants for Series B
  Preferred stock............................          --        --           --      --              233             --
Compensation expense related to the issuance
  of common stock............................          --        --        8,461      --               65             --
Issuance of restricted stock to officer......          --        --      644,403       7              727             --
Deferred compensation related to stock
  options (net of forfeitures)...............          --        --           --      --            3,197             --
Amortization of deferred compensation........          --        --           --      --               --             --
Accretion of Series B and C preferred stock
  dividends..................................          --     2,750           --      --               --             --
Net loss.....................................          --        --           --      --               --             --
                                               ----------   -------    ---------     ---           ------          -----
Balance, December 31, 1999...................  17,820,399   $79,347    9,293,027     $93           $5,590          $  --
                                               ==========   =======    =========     ===           ======          =====


                                                                NOTES RECEIVABLE
                                                  DEFERRED       FROM OFFICERS,          RETAINED         STOCKHOLDERS'
                                                COMPENSATION    SECURED BY STOCK    EARNINGS (DEFICIT)   EQUITY (DEFICIT)
                                               --------------   -----------------   ------------------   ----------------
PREDECESSOR COMPANY
Balance, January 1, 1997.....................     $    --             $  --              $    197            $     23
Net income...................................          --                --                     5                   5
                                                  -------             -----              --------            --------
Balance, December 31, 1997...................          --                --                   202                  28
Net loss.....................................          --                --                  (361)               (361)
                                                  -------             -----              --------            --------
Balance, June 17, 1998.......................          --                --                  (159)               (333)
                                                  =======             =====              ========            ========
THE COMPANY
Balance, June 18, 1998
Issuance of Class B Common Stock at
  inception..................................          --                --                    --                  44
Issuance of Class A Common Stock in
  connection with the Series A financing.....          --                --                    --                  30
Issuance of Series A Redeemable Preferred
  stock, net of issuance costs...............          --                --                    --                 (32)
Issuance of Series B Redeemable Convertible
  Preferred stock, net of issuance costs.....          --                --                    --                 (60)
Compensation expense related to the issuance
  of Class B Common Stock....................          --                --                    --                  84
Deferred compensation related to stock
  options....................................      (1,282)               --                    --                  --
Amortization of deferred compensation........          65                --                    --                  65
Net loss.....................................          --                --                (3,733)             (3,733)
                                                  -------             -----              --------            --------
Balance, December 31, 1998...................      (1,217)               --                (3,733)             (3,602)
Issuance of Series C Redeemable Convertible
  Preferred stock, net of issuance costs.....          --                --                    --                 (25)
Issuance of Series D Redeemable Convertible
  Preferred stock, net of issuance costs.....          --                --                    --                 (25)
Exercise of stock options....................          --               (38)                   --                 126
Repurchase of restricted stock...............          --                --                    --                  (8)
Issuance of detachable warrants for Series B
  Preferred stock............................          --                --                    --                 233
Compensation expense related to the issuance
  of common stock............................          --                --                    --                  65
Issuance of restricted stock to officer......        (554)             (132)                   --                  48
Deferred compensation related to stock
  options (net of forfeitures)...............      (3,197)               --                    --                  --
Amortization of deferred compensation........         463                --                    --                 463
Accretion of Series B and C preferred stock
  dividends..................................          --                --                (2,750)             (2,750)
Net loss.....................................          --                --               (43,710)            (43,710)
                                                  -------             -----              --------            --------
Balance, December 31, 1999...................     $(4,505)            $(170)             $(50,193)           $(49,185)
                                                  =======             =====              ========            ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              FURNITURE.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                               PREDECESSOR COMPANY                   THE COMPANY
                                                         -------------------------------   -------------------------------
                                                                                            PERIOD FROM
                                                                           PERIOD FROM     JUNE 18, 1998
                                                           YEAR ENDED       JANUARY 1,           TO           YEAR ENDED
                                                          DECEMBER 31,       1998 TO        DECEMBER 31,     DECEMBER 31,
                                                              1997        JUNE 17, 1998         1998             1999
                                                         --------------   --------------   --------------   --------------
Operating Activities:
Net income (loss)......................................      $   5            $(361)          $(3,733)         $(43,710)
Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities--
  Depreciation and amortization........................          7               10               640               417
  Loss on disposal of equipment........................         --               --                18                 1
  Compensation expense related to common stock.........         --               --               189               528
  Provision for doubtful accounts......................         --               --                75               130
Changes in operating assets and liabilities, net of
  acquisition..........................................
  Accounts receivable..................................        (27)              28               (81)             (575)
  Inventories..........................................       (102)             (24)             (164)           (3,224)
  Prepaid advertising expenses.........................         --               --                --            (3,237)
  Other current assets.................................        (31)              36              (111)           (1,389)
  Other assets.........................................        (31)             (51)               22              (216)
  Accounts payable.....................................        (42)             (11)              449             4,378
  Customer deposits....................................        331              544              (186)            3,078
  Accrued advertising costs............................         --               --                --             1,653
  Accrued payroll and employee benefits................         --               --                96               662
  Accrued expenses and other current liabilities.......         --               --               912               920
                                                             -----            -----           -------          --------

    Net cash provided by (used in) operating
      activities.......................................        110              171            (1,874)          (40,584)
Investing Activities:
  Acquisition, net of cash acquired (Note 2)...........         --               --              (107)               --
  Proceeds from sale of equipment......................         --               --                 6                --
  Capital expenditures.................................        (39)             (52)             (173)           (2,093)
                                                             -----            -----           -------          --------

    Net cash used in investing activities..............        (39)             (52)             (274)           (2,093)

Financing Activities:
  Payments on notes payable............................        (44)              (3)              (44)              (39)
  Proceeds from issuance of common stock at
    inception..........................................         --               --                 3                --
  Proceeds from issuance of common stock in connection
    with the Series A financing........................         --               --                30                --
  Proceeds from Series A Redeemable Preferred stock,
    net of issuance costs..............................         --               --             2,978                --
  Proceeds from Series B Redeemable Convertible
    Preferred Stock, net of issuance costs.............         --               --             9,940                --
  Proceeds from Series C Redeemable Convertible
    Preferred Stock, net of issuance costs.............         --               --                --            34,979
  Proceeds from Series D Redeemable Convertible
    Preferred Stock, net of issuance costs.............         --               --                --            28,558
  Exercise of stock options, net of repurchases........         --               --                --               118
  Issuance of restricted stock to officer..............         --               --                --                48
  Issuance of notes to related party...................         --               --                --              (200)
  Payment on capital leases............................         --               --                --              (106)
                                                             -----            -----           -------          --------
    Net cash (used in) provided by financing
      activities.......................................        (44)              (3)           12,907            63,358

    Net increase in cash and cash equivalents..........         27              116            10,759            20,681
  Cash and cash equivalents, beginning of period.......         --               27                --            10,759
                                                             -----            -----           -------          --------
  Cash and cash equivalents, end of period.............      $  27            $ 143           $10,759          $ 31,440
                                                             =====            =====           =======          ========

  The accompanying notes are an integral part of these consolidated financial statements

                              FURNITURE.COM, INC.

                                 (In thousands)

                                                               PREDECESSOR COMPANY                   THE COMPANY
                                                         -------------------------------   -------------------------------
                                                                                            PERIOD FROM
                                                                           PERIOD FROM     JUNE 18, 1998
                                                           YEAR ENDED       JANUARY 1,           TO           YEAR ENDED
                                                          DECEMBER 31,       1998 TO        DECEMBER 31,     DECEMBER 31,
                                                              1997        JUNE 17, 1998         1998             1999
                                                         --------------   --------------   --------------   --------------
Supplemental Disclosure of cash flow information:
  Cash paid during the period for interest.............      $   1            $   1           $     2          $     27
                                                             =====            =====           =======          ========
Supplemental Disclosure of non-cash transactions:
  Notes receivable from officers to purchase restricted
    stock and to exercise stock options................      $  --            $  --           $    --          $    170
                                                             =====            =====           =======          ========
  Fixed assets acquired under capital leases...........      $  --            $  --           $    --          $    686
                                                             =====            =====           =======          ========
  Issuance of warrants in connection with debt
    financing..........................................      $  --            $  --           $    --          $    233
                                                             =====            =====           =======          ========
  Accretion of Series B and C preferred stock
    dividends..........................................      $  --            $  --           $    --          $  2,750
                                                             =====            =====           =======          ========

  The accompanying notes are an integral part of these consolidated financial statements

                              FURNITURE.COM, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    Furniture.com, Inc. (Furniture.com or the Company) is an online retailer of furniture and home accessories. The Company was incorporated as FurnitureSite, Inc. on June 18, 1998. The name of the Company was changed to Furniture.com, Inc. on January 14, 1999. On June 18, 1998, the Company purchased all of the outstanding stock of Empire Furniture Warehouse, Inc. (the Predecessor Company), an existing furniture showroom that did not have any online sales (Note 2). The accompanying financial statements reflect the operations of the Predecessor Company for the year ended December 31, 1997, and for the period January 1, 1998 through June 17, 1998.

    The Company has incurred significant losses through December 31, 1999. The Company has incurred costs to develop and enhance its technology, to create, introduce and enhance its Web site, to establish marketing and distribution relationships and to build its administrative organization. The Company intends to continue to invest heavily in marketing and promotion, strategic alliances, Web site development and technology, and development of its administrative organization. As a result, the Company believes that it will incur substantial operating losses for the foreseeable future. There can be no assurance that the Company will be able to generate sufficient revenues to achieve or sustain profitability in the future.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Furniture.com, Inc. and its wholly owned subsidiary, Empire Furniture Warehouse, Inc. All material intercompany accounts and transactions have been eliminated in consolidation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash equivalents are carried at cost plus accrued interest, which approximates fair value. The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

    INVENTORIES

    Inventories are stated at the lower of cost or market, and are valued using the first-in, first-out (FIFO) method.

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    REVENUE RECOGNITION

    Net revenue, which consists primarily of the sale of furniture and home accessories, is recognized at the time that products are delivered to the customer. The Company provides an allowance for sales returns in the period of the sale, based upon historical experience. The Company generally does not extend credit to customers. The Company's agreements with third-party credit card companies provide for the electronic processing of credit approvals and the electronic submission of transactions. Upon the submission of these transactions to the credit card companies, payment is transmitted to the Company's bank accounts. Payment from the credit card companies usually occurs within three to five days and the obligations are reflected in accounts receivable. For the year ended December 31, 1997 and the period January 1, 1998 through June 17, 1998, credit card fees were $17,000 and $23,000, respectively. For the period
June 18, 1998 through December 31, 1998 and the year ended December 31, 1999, credit card fees were $33,000 and $142,000. Credit card fees are included in general and administrative expenses in the accompanying consolidated statements of operations. The Company provides an allowance for doubtful accounts, which may result from disputes with its third-party credit card companies or its customers.

    SELLING AND MARKETING

    Selling and marketing expenses consist primarily of expenditures associated with advertising, promotional and strategic relationships, payroll and related expenses for personnel engaged in marketing, design consulting and customer service, product shipping costs and certain customer acquisition costs. Advertising expenditures are expensed as incurred as such efforts historically have not met the direct response criteria required for capitalization. Advertising to date has related primarily to building brand awareness, including traditional media advertising such as television, radio and promotions. Total advertising and promotion costs for the year ended December 31, 1997 and the period from January 1, 1998 through June 17, 1998 were $108,000 and $90,000, respectively. Total advertising and promotion costs for the period June 18, 1998 through December 31, 1998 and the year ended December 31, 1999 were $310,000 and $23,743,000, respectively.

    The Company has not historically charged its customers for freight. These expenditures are promotional in nature and, as such, have been classified as selling and marketing costs. The Company incurred approximately $223,000 and $3,563,000 in promotional freight expenditures for the period June 18, 1998 through December 31, 1998 and for the year ended December 31, 1999, respectively.

    PRODUCT DEVELOPMENT

    Product development expenses consist primarily of payroll and related expenses for personnel engaged in merchandising, Web site development and information technology, Internet access and hosting charges and Web site content and design expenses.

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    STOCK-BASED COMPENSATION

    Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, requires that stock awards granted subsequent to January 1, 1995 be recognized as compensation expense based on their fair value at the date of grant. Alternatively, a company may use Accounting Principles Board Opinion (APB) No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and disclose pro forma income amounts which would have resulted from recognizing such awards at their fair value. The Company has elected to account for stock-based compensation expense under APB No. 25 and make the required pro forma disclosures for compensation (Note 9).

    INCOME TAXES

    The Company records income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates. A valuation allowance is established against deferred tax assets unless the Company believes it is more likely than not that the benefit will be realized.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments include cash and cash equivalents, accounts receivable, obligations under capital leases, notes payable and accounts payable, and are carried at cost or carrying value. These amounts were not materially different from their fair value. The Company uses a discounted cash flow methodology to calculate the fair value of the notes payable and capital leases.

    COMPREHENSIVE INCOME

    Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions generated from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company had no material comprehensive income in the periods presented.

    PRO FORMA DECEMBER 31, 1999 (UNAUDITED)

    Upon completion of a qualified pubic offering (Note 8), the Company's Series A Redeemable Preferred Stock will be redeemed at its carrying value. The Company's Class A Common Stock will convert into an equal number of shares of the Company's Class B Common Stock. The Company's Series B and Series D Redeemable Convertible Preferred Stock will convert on a one-for-one basis into shares of the Company's Class B Common Stock. After the conversion, the Company's Class B Common Stock will be the only class of common stock. The Company's Series C Redeemable Convertible Preferred Stock will convert on a one-for-one basis into shares of the Company's Class B Common Stock. In the event that the initial public offering price per share is less than $11.10, the number of shares of Class B Common Stock into which a single share of Series C Redeemable Convertible Preferred Stock will convert shall increase until such number of

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

shares multiplied by the initial public offering price per share equals $11.10. Upon such a conversion, any accrued and unpaid dividends on the Series B and Series C Preferred Stock will be waived.

    NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for all periods presented. Diluted net income (loss) per share reflects the dilutive effect of shares under option plans, warrants, outstanding unvested restricted stock and convertible preferred stock unless the effect is antidilutive. Potentially dilutive shares outstanding during the period have been excluded from diluted net loss per share because the effect would be antidilutive.

                                         PREDECESSOR COMPANY                    THE COMPANY
                                 -----------------------------------   ------------------------------
                                                     PERIOD FROM        PERIOD FROM
                                                      JANUARY 1,         JUNE 18,
                                   YEAR ENDED          1998 TO            1998 TO        YEAR ENDED
                                  DECEMBER 31,         JUNE 17,        DECEMBER 31,     DECEMBER 31,
                                      1997               1998              1998             1999
                                 --------------   ------------------   -------------   --------------
  Weighted average common
    shares used in basic and
    diluted EPS calculations...      7,500              7,500            7,472,020        7,730,413
                                     =====              =====            =========       ==========
  Shares under option plan,
    warrants, outstanding
    unvested restricted stock
    and convertible preferred
    stock excluded in
    computation of diluted
    earnings per share due to
    antidilutive effects.......         --                 --            8,228,254       18,507,474
                                     =====              =====            =========       ==========

    PRO FORMA NET LOSS PER SHARE

    The information contained herein pertains only to the calculation of pro forma net loss per share. Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's convertible Class A Common Stock and Series B, Series C and Series D Preferred Stock into shares of the Company's Class B Common Stock, effective upon the closing of the Company's initial public offering, as if such conversion occurred on the issuance date.

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The calculation of the numerator of the Company's pro forma net loss per common share for the year ended December 31, 1999 is as follows:

                                                               THE COMPANY
                                                              --------------
                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   1999
                                                              --------------
Net loss attributable to common stockholders................     $(46,460)
Waiver of accretion of Series B and C preferred stock
  dividends.................................................        2,750
                                                                 --------
Adjusted pro forma net loss attributable to common
  stockholders..............................................     $(43,710)
                                                                 ========

    The weighted average common shares outstanding, including the dilutive effect of outstanding stock options and warrants, and the pro forma weighted average number of common shares outstanding for the period June 18, 1998 to December 31, 1998 and the year ended December 31, 1999 are as follows:

                                                        THE COMPANY
                                              -------------------------------
                                               PERIOD FROM
                                                 JUNE 18,
                                                 1998 TO         YEAR ENDED
                                               DECEMBER 31,     DECEMBER 31,
                                                   1998             1999
                                              --------------   --------------
Weighted average common shares used in basic
  and diluted EPS calculations..............    7,472,020         7,730,413
Weighted average convertible preferred
  shares assumed to convert to common
  shares....................................       71,860         9,524,420
                                                ---------        ----------
Weighted average number of common shares
  used in pro forma basic and diluted EPS
  calculations..............................    7,543,880        17,254,833
                                                =========        ==========

    NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS
No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. As issued, SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, with earlier application encouraged. In
May 1999, the FASB delayed the effective date of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000. The Company does not currently nor does it intend in the future to issue or purchase derivative instruments and, therefore, does not expect the adoption of SFAS No. 133 to have any impact on its financial position or results of operations.

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    SEGMENT INFORMATION

    In June 1997, the FASB issued SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. This statement requires companies to report information about operating segments consistent with management's internal view of the Company. The Company adopted SFAS No. 131 effective for its fiscal year ended December 31, 1998. The Company operates in a single segment: sale of furniture and home accessories. The net revenues of the Predecessor Company were generated from the sale of furniture in a discount showroom retail environment. For the period June 18, 1998 through December 31, 1998, the Company had net revenues of $400,000 and $1,780,000 related to the showroom and online business, respectively. The Company closed its only showroom in December 1998 (Note 2). For the year ended December 31, 1999, all of the Company's net revenue was generated from its online business.

(2) BUSINESS ACQUISITION

    On June 18, 1998, the Company acquired all of the outstanding shares of the Predecessor Company, an existing furniture showroom, for $250,000. The Company funded this acquisition through cash provided by the Series A Financing. This acquisition has been accounted for as a purchase, and the results of operations of the acquired business have been included in the consolidated financial statements since the date of acquisition. The excess of the purchase price over the net assets of the Predecessor Company was $583,000, which was recorded as an intangible asset (goodwill) in the consolidated balance sheets. The goodwill was being amortized over its estimated useful life (three years) on a straight-line basis.

    The excess of the purchase price over the fair value of assets acquired and liabilities assumed (goodwill) was computed as follows (in thousands):

Purchase price..............................................  $ 250
Less--
  Fair market value assigned to assets and liabilities--
    Cash....................................................    143
    Inventories.............................................    525
    Property and equipment..................................    116
    Intangible and other assets.............................     82
    Accounts payable........................................   (124)
    Customer deposits.......................................   (992)
    Accrued expenses and other liabilities..................    (83)
                                                              -----
                                                               (333)
                                                              -----
Excess of purchase price over fair value of net assets
  acquired..................................................  $ 583
                                                              =====

    The carrying value of long-lived assets was reviewed periodically for facts and circumstances that suggested it may be permanently impaired. In December, 1998, the Predecessor Company closed its only showroom and all operations; as such, the goodwill resulting from the acquisition of the Predecessor Company was deemed permanently impaired as the carrying value of the goodwill

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(2) BUSINESS ACQUISITION (CONTINUED)

will not be recoverable, as determined by the undiscounted cash flow method. The Company recorded an impairment charge for the carrying value of $480,000 in the period ending December 31, 1998, which is included in depreciation and amortization expense in the accompanying consolidated statements of operations.

(3) FIXED ASSETS

    Fixed assets are stated at cost less accumulated depreciation. Expenditures that significantly improve or extend the life of an asset are capitalized. Maintenance and repairs are charged to expense when incurred. Depreciation of fixed assets is calculated on the straight-line basis over an estimated useful life of three and five years. Leasehold improvements and equipment under capital leases are amortized over the shorter of the related lease term or the useful life of the asset. For the year ended December 31, 1999, the Company capitalized $314,000 of purchased software costs in accordance with SOP 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE.

    Fixed assets consist of the following (in thousands):

                                                        THE COMPANY
                                              -------------------------------
                                               DECEMBER 31,     DECEMBER 31,
                                                   1998             1999
                                              --------------   --------------
Computer equipment and software.............       $110            $1,514
Office equipment and furniture..............         34               560
Leasehold improvements......................         90               967
                                                   ----            ------
                                                    234             3,041
Less--Accumulated depreciation and
  amortization..............................        (25)             (433)
                                                   ----            ------
                                                   $209            $2,608
                                                   ====            ======

    The net book value of fixed assets under capital leases was $572,000 at December 31, 1999. Amortization expense related to these assets has been combined with depreciation expense for the year ended December 31, 1999.

    For the year ended December 31, 1997 and the period January 1, 1998 through June 17, 1998, depreciation expense related to fixed assets was $7,000 and $10,000, respectively. For the period June 18, 1998 through December 31, 1998 and the year ended December 31, 1999, depreciation expense was $25,000 and $417,000, respectively. Depreciation expense is included in operating expenses in the accompanying consolidated statements of operations.

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(4) ACCRUED EXPENSES

    Accrued expenses and other current liabilities consist of the following (in thousands):

                                                            THE COMPANY
                                                    ---------------------------
                                                    DECEMBER 31,   DECEMBER 31,
                                                        1998           1999
                                                    ------------   ------------
Accrued professional services.....................      $139          $  100
Accrued freight costs.............................       120             382
Accrued warranty..................................        57             294
Accrued sales returns.............................        45             190
Accrued lease obligations (Note 12)...............        --             565
Other accrued expenses............................       551             301
                                                        ----          ------
                                                        $912          $1,832
                                                        ====          ======

(5) EMPLOYEE BENEFIT PLANS

    The Company has a savings plan, which qualifies as a defined contribution arrangement under Section 401(a), 401(k) and 501(a) of the Internal Revenue Code (the 401(k) Plan). Under the 401(k) Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. All employees on the payroll of the Company are eligible to participate in the 401(k) Plan. The Company, at its discretion, can make contributions; however, no contributions have been made by the Company since the inception of the 401(k) Plan.

(6) DEBT

    SUBORDINATED DEBT AND MASTER LEASE

    In February 1999, the Company entered into a subordinated loan and security agreement (the Subordinated Loan Agreement) with a commercial lender (the Commercial Lender). The Subordinated Loan Agreement allows the Company to borrow, during the one-year period beginning February 1999, up to $2 million, in minimum installments of $250,000 each, at an interest rate of 11.5% per year, fixed at the time of the advance. The outstanding principal amount of each advance, together with interest, is due and payable in 36 equal monthly installments of principal and interest. As a condition to entering into the Subordinated Loan Agreement, the Commercial Lender required the Company to pay a commitment fee equal to 1% of the total amount available for borrowing. In 1999, the Company expensed the commitment fee of $20,000, which is included in operating expense in the accompanying consolidated statements of operations, as the Company has never borrowed under the Subordinated Loan Agreement, nor does the Company intend to borrow prior to the expiration of the Subordinated Loan Agreement. As security for the loan, the Commercial Lender has a perfected secondary security interest in the Company's personal property and in all proceeds and products thereof. As of December 31, 1999, the Company had no outstanding borrowings under the Subordinated Loan Agreement.

    In addition, in 1999 the Company entered into a master lease agreement (the Lease Agreement) with the Commercial Lender. Pursuant to the Lease Agreement, the Commercial Lender

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(6) DEBT (CONTINUED)

has agreed to lease to the Company certain equipment specifically approved by the Commercial Lender, during the one-year period beginning February 1999, up to an aggregate purchase price of $525,000. The term of the lease is 36 months, and the Company will have the option at the expiration of the initial term of the equipment to purchase all, but not less than all, of the equipment for a purchase price not to exceed 15% of the equipment cost. The Lease Agreement also provides for the sale and leaseback of software and tenant improvements specifically approved by the Commercial Lender, acquired by the Company after February 1999, up to an aggregate purchase price of $225,000. The term of the lease of any sale and leaseback transactions is 36 months, and the Company is required to make a final payment of 15% of the software and tenant improvement costs. Borrowings under this agreement are accounted for as capital leases. As of December 31, 1999, the Company had outstanding borrowings of $571,000 under the lease agreement with interest rates ranging from 7.0% to 9.0%.

    In connection with the Subordinated Loan Agreement and Lease Agreement, the Company issued warrants to purchase 202,464 shares of Series B Preferred with an exercise price of $1.42. Upon completion of a qualified initial public offering, the warrants to purchase shares of Series B Preferred will convert into warrants to purchase shares of Class B Common Stock. These warrants are exercisable for a period of 10 years from the date of the Lease Agreement or five years from the effective date of the Company's initial public offering, whichever is earlier. These warrants were valued using the Black-Scholes option-pricing model
(Note 9).

(7) AUTHORIZED CAPITAL

    On June 18, 1998, the Company incorporated in the state of Delaware with authorized capital of 10,950,000 shares of $0.01 par value common stock and 2,821,500 shares of $0.01 par value preferred stock. Also in June 1998, the Company increased its authorized common stock to 11,330,000 shares and increased its authorized preferred stock to 3,009,600 shares. In December 1998, the Company increased its authorized common stock to 20,290,000 shares and increased its authorized preferred stock to 10,255,636 shares. In December 1999, the Company increased its authorized common stock to 36,040,000 shares and increased its authorized preferred stock to 18,183,422 shares.

(8) PREFERRED STOCK

    The Company has authorized Series A Redeemable Preferred Stock (the Series A Preferred), Series B Redeemable Convertible Preferred Stock (the Series B Preferred), Series C Redeemable Convertible Preferred Stock (the Series C Preferred) and Series D Redeemable Convertible Preferred Stock (the Series D Preferred).

    REDEMPTION AND CONVERSION RIGHTS

    In June 1998, the Company issued 3,009,600 shares of the Series A Preferred at a price of $1.00 per share in conjunction with the Series A Financing. Series A Preferred redemption is mandatory at $1.00 per share upon the sale of the Company, a Qualified Public Offering (defined below) or on December 29, 2003.

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(8) PREFERRED STOCK (CONTINUED)

    In December 1998, the Company issued 7,042,254 shares of Series B Preferred at a price of $1.42 per share in conjunction with the Series B Preferred Financing. The Series B Preferred is subject to redemption, at the option of the holder, upon a public offering, other than a Qualified Public Offering (defined below) or after December 29, 2003. The redemption amount is the greater of the Series B Preferred Liquidation Preference Payment (including all accrued but unpaid dividends, whether or not declared) or the fair market value on the redemption date.

    In June 1999, the Company issued 4,727,786 shares of Series C Preferred at a price of $7.40305 per share in conjunction with the Series C Preferred Financing. The Series C Preferred is subject to redemption, at the option of the holder, upon a public offering other than a Qualified Public Offering (defined below) or after June 22, 2004. The redemption amount is the greater of the Series C Preferred Liquidation Preference Payment (including all accrued but unpaid dividends, whether or not declared) or the fair market value at the redemption date. The Series C Preferred contains certain adjustments whereby the Series C Preferred stockholders will receive additional shares of common stock upon conversion if the initial public offering price per share does not exceed $11.10 per common share.

    In December 1999, the Company issued 3,040,759 shares of Series D Preferred at a price of $9.40 per share in conjunction with the Series D Preferred Financing. The Series D Preferred is subject to redemption, at the option of the holder, upon a public offering other than a Qualified Public Offering (defined below) or after June 22, 2004. The redemption amount is the greater of the Series D Preferred Liquidation Preference Payment (including all accrued but unpaid dividends, whether or not declared) or the fair market value at the redemption date.

    The Series B, Series C and Series D Preferred are convertible at the option of the holder, at any time, at a rate of one share of common stock for one share of Series B, Series C and Series D Preferred, subject to certain antidilution adjustments. In the event of a public offering of the Company's equity securities resulting in gross proceeds to the Company of $15,000,000 or greater and a per share price exceeding $5.00 (Qualified Public Offering), all outstanding Series B, Series C and Series D Preferred will automatically convert into Class B Common Stock. The Series C Preferred is mandatorily convertible at the Company's initial public offering at a rate of one share of common stock for one share of Series C Preferred. In the event that the initial public offering price per share is less than $11.10, the number of shares of Class B Common Stock into which a single share of Series C Preferred will convert shall increase until such number of shares multiplied by the initial public offering price per share equals $11.10.

    VOTING RIGHTS

    The holders of the Series A Preferred are not entitled to vote on actions taken by the stockholders of the Company. The holders of the Series B, Series C and Series D Preferred are entitled to the number of votes per share as equals the number of shares of Class B Common Stock into which each share of preferred stock is convertible.

    DIVIDENDS

    The holders of Series A Preferred are not entitled to receive dividends.

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(8) PREFERRED STOCK (CONTINUED)

    The holders of the Series B and Series C Preferred are entitled to receive, when and if declared by the Board of Directors, annual dividends at the rate of 10% of the original purchase price subject to certain antidilution adjustments.

    The preferred dividends are cumulative; however, any accrued but unpaid dividends are waived upon conversion in a Qualified Public Offering. For the period ended December 31, 1999, the Company did not declare any dividends, but the Company accrued $2,750,000 of dividends related to the Series B and Series C Preferred.

    The holders of Series D Preferred are entitled to receive dividends to the extent that dividends are declared on the Class B Common Stock, and in an amount equal to the product of the per share amount declared and the number of whole shares of Class B Common Stock into which such shares of Series D Preferred is convertible.

    LIQUIDATION

    Under certain liquidation events, the holders of Series A, Series B, Series C and Series D Preferred are entitled to receive, prior and in preference to any distribution of assets of the Company to holders of common stock, $1.00, $1.42, $7.40305 and $9.40 per share, respectively, plus all accrued but unpaid dividends, whether or not earned or declared (Liquidation Preference Payments). In addition, after payment in full of the preferential amounts, the holders of the Series B, Series C and Series D Preferred are entitled to share ratably with the holders of common stock in any remaining assets of the Company, based on the number of shares of common stock into which the preferred stock may be converted. The holders of Series A Preferred are not entitled to further participation in the distribution of the assets of the Company.

(9) STOCKHOLDERS' EQUITY

    COMMON STOCK

    The Company has authorized Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock is convertible into one share of Class B Common Stock, subject to certain anti-dilution adjustments. The Class A Common Stock will automatically convert into Class B Common Stock upon a Qualified Public Offering. Once converted, shares of Class A Common Stock cannot be reissued.

    Each share of Class B Common Stock entitles the holder to one vote per share. Each share of Class A Common Stock entitles the holder to such number of votes per share equal to the number of shares of Class B Common Stock into which each share is then convertible.

    Upon the closing of a Qualified Public Offering and the conversion of Class A Common Stock into shares of Class B Common Stock, the Company's Class B Common Stock will be the only class of common stock.

    For the period June 18, 1998 through December 31, 1998 and the year ended December 31, 1999, the Company granted 75,000 and 8,461 shares of restricted stock, respectively, with immediate vesting, in consideration for services rendered. The Company recognized compensation expense in the amount of $84,000 and $65,000, respectively, for the restricted stock grants based

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(9) STOCKHOLDERS' EQUITY (CONTINUED)

on the fair market value of the common stock at the date of grant, which are included in operating expenses in the accompanying consolidated statements of operations.

    During 1999, the Company granted 644,403 shares of restricted stock at a price $0.28 per share to an officer, in exchange for cash and a promissory note (Note 12). The restricted stock vests over a four-year period from the officer's date of hire. The Company has recorded deferred compensation expense of $554,000 related to this restricted stock in the year ended December 31, 1999.

    STOCK OPTIONS

    In June 1998, the Board of Directors reserved up to an aggregate of 829,000 shares of Class B Common stock for issuance pursuant to stock purchase, stock grant or stock option agreements. In September 1998, the Company adopted the 1998 Stock Incentive Plan (the Plan), which authorizes the Company to grant options to purchase and issue up to an aggregate of 1,429,000 shares of Series B Common stock. In December 1998 and November 1999, the Plan was amended to increase the aggregate number of shares Series B Common stock issuable under the Plan to 2,400,000 and 4,500,000, respectively. Under the Plan, incentive and non-qualified stock options, awards of stock and opportunities to make direct purchases of stock may be granted to employees, officers, directors, independent contractors and consultants.

    Options are granted by the Company's Board of Directors. Each outstanding option granted under the Plan expires 10 years from the date of grant, and is exercisable immediately at the date of grant. Shares of common stock issued under the Plan are subject to certain restrictions and vest over four years from either the employee's date of hire or the date of grant. Of the 1,210,477 options exercised during 1999, 295,789 and 808,374 shares are vested and unvested, respectively, as of December 31, 1999. Upon employee termination, the Company has the right to repurchase any unvested stock at the employee's original purchase price. For the year ended December 31, 1999, the Company repurchased 106,314 shares from terminated employees.

    The following table summarizes the Company's stock option activity:

                                                                  WEIGHTED
                                                  NUMBER OF       AVERAGE
                                                   SHARES      EXERCISE PRICE
                                                 -----------   --------------
Balance, June 18, 1998.........................          --        $  --
  Options granted..............................   1,186,000         0.06
  Options forfeited............................          --           --
  Options exercised............................          --           --
                                                 ----------        -----

Balance, December 31, 1998.....................   1,186,000         0.06
  Options granted..............................   2,422,310         5.43
  Options forfeited............................    (155,023)        3.21
  Options exercised............................  (1,210,477)        0.13
                                                 ----------        -----
Balance, December 31, 1999.....................   2,242,810        $5.60
                                                 ==========        =====

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(9) STOCKHOLDERS' EQUITY (CONTINUED)

    Options granted during fiscal 1998 resulted in total deferred compensation expense amount of $1,282,000. Options granted during the year ended
December 31, 1999 resulted in a total deferred compensation amount of $3,197,000, net of $188,000 related to options forfeited during 1999. These amounts will be recognized as compensation expense over the vesting period. For the period June 18, 1998 through December 31, 1998 and the year ended
December 31, 1999, such compensation expense amounted to $65,000 and $463,000, respectively. At December 31, 1998 and December 31, 1999, 1,139,000 and 282,849 shares of common stock were available for future grant under the Plan.

    The following table summarizes information about options outstanding and exercisable at December 31, 1999:

                                       WEIGHTED
                                        AVERAGE     WEIGHTED                 WEIGHTED
                                       REMAINING    AVERAGE                  AVERAGE
      EXERCISE            OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
       PRICES           OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------------   -----------   -----------   --------   -----------   --------
               $0.14       100,000     9.0 years     $0.14        100,000     $0.14
               $0.50        11,000     9.1 years     $0.50         11,000     $0.50
               $1.00       234,975     9.9 years     $1.00        234,975     $1.00
               $2.75         8,000     9.2 years     $2.75          8,000     $2.75
               $6.50     1,888,835     9.8 years     $6.50      1,888,835     $6.50
                         ---------                              ---------
         $0.14-$6.50     2,242,810     9.8 years     $5.60      2,242,810     $5.60
                         =========                              =========

    If the Company had accounted for these plans in accordance with SFAS
No. 123, the Company's net loss and loss per share would have increased to the following pro forma amounts (in thousands, except per share data):

                                              PREDECESSOR COMPANY               THE COMPANY
                                          ---------------------------   ----------------------------
                                                         PERIOD FROM     PERIOD FROM
                                           YEAR ENDED     JANUARY 1,    JUNE 18, 1998    YEAR ENDED
                                          DECEMBER 31,   1998 TO JUNE    TO DECEMBER    DECEMBER 31,
                                              1997         17, 1998       31, 1998          1999
                                          ------------   ------------   -------------   ------------
Net income (loss) attributable to common
  stockholders, as reported.............     $   5         $  (361)        $(3,733)       $(46,460)
Net income (loss) attributable to common
  stockholders, pro forma for the effect
  of SFAS No. 123.......................         5            (361)         (3,733)        (46,494)
Basic and diluted net income (loss) per
  common share, as reported.............      0.67          (48.13)          (0.50)          (6.01)
Basic and diluted net income (loss) per
  common share, pro forma for the effect
  of SFAS No. 123.......................      0.67          (48.13)          (0.50)          (6.01)

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(9) STOCKHOLDERS' EQUITY (CONTINUED)

                                              PREDECESSOR COMPANY               THE COMPANY
                                          ---------------------------   ----------------------------
                                                         PERIOD FROM     PERIOD FROM
                                           YEAR ENDED     JANUARY 1,    JUNE 18, 1998    YEAR ENDED
                                          DECEMBER 31,   1998 TO JUNE    TO DECEMBER    DECEMBER 31,
                                              1997         17, 1998       31, 1998          1999
                                          ------------   ------------   -------------   ------------
Basic and diluted net income (loss) per
  common share, pro forma for the effect
  of SFAS No. 123, and for the
  convertible preferred shares..........      0.67          (48.13)          (0.49)          (2.54)

    The fair value of each option grant was calculated using the Black-Scholes option pricing model. For the period from June 18, 1998 through December 31, 1998 and the year ended December 31, 1999, the weighted average value was estimated using an expected life of four years, a dividend yield of 0%, a risk-free interest rate of 5.40% and a volatility of 100%. The weighted-average fair value of options granted during 1998 and 1999 using the Black-Scholes option pricing model was $1.10 and $4.00 per share, respectively.

    WARRANTS

    In February 1999, as consideration for the Subordinated Loan Agreement and the Lease Agreement, the Commercial Lender received warrants to purchase 202,464 shares of Series B Preferred at a price of $1.42 per share, the fair market value of preferred stock at date of grant. Upon completion of a qualified initial public offering, the warrants to purchase shares of Series B Preferred will convert into warrants to purchase shares of Class B Common Stock. Using the Black-Scholes option pricing model, the warrants were valued at $233,000 and are included in other assets, net of accumulated amortization, on the accompanying consolidated balance sheet at December 31, 1999. The value of the warrants will be amortized over three years, the term of the Subordinated Loan Agreement and Lease Agreement.

(10) COMMITMENTS

    The Company leases computer equipment and software under capital lease agreements. The Company also leases warehouse, office space and office equipment under operating leases (Note 12).

    Future minimum commitments as of December 31, 1999 are as follows (in thousands):

                                                            CAPITAL    OPERATING
                                                             LEASES     LEASES
                                                            --------   ---------
Year ending December 31,
    2000..................................................    $259      $  806
    2001..................................................     259         890
    2002..................................................     109         761
    2003..................................................      --         761
    2004..................................................      --         377
                                                              ----      ------

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(10) COMMITMENTS (CONTINUED)

                                                            CAPITAL    OPERATING
                                                             LEASES     LEASES
                                                            --------   ---------
                                                               627      $3,595
                                                                        ======
      Less amount representing interest...................     (56)
                                                              ----
      Present value of lease payments.....................    $571
                                                              ====

    Rental expense under operating lease agreements for the years ended December 31, 1997 and the period January 1, 1998 through June 17, 1998 was $24,000 and $34,000, respectively. Rental expense under operating lease agreements for the period June 18, 1998 through December 31, 1998 and the year ended December 31, 1999 was $105,000 and $608,000 respectively.

    As of December 31, 1999, the Company has marketing and other strategic relationship agreements under which there are commitments of approximately $11,370,000 and $3,758,000, for the years ended December 31, 2000 and 2001, respectively.

    From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues for contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims of which the outcome is expected to result in a material adverse effect on the financial position or results of operations of the Company.

(11) INCOME TAXES

    Due to losses incurred since inception of the Company, there is no income tax accrual in the periods presented. As of December 31 1999, the Company had approximately $43,700,000 of federal net operating loss carryforwards, which begin to expire in 2019, if not utilized. The net deferred tax asset of the Company was approximately $1,000,000 and $18,822,000 as of December 31, 1998 and 1999, respectively, and is comprised primarily of net operating loss carryforwards. A full valuation allowance was established for the deferred tax asset as realization of the tax benefit is not assured. In addition, the Company's utilization of its net operating loss carryforwards may be limited pursuant to the Tax Reform Act of 1986, due to cumulative changes in ownership in excess of 50% that have occurred or may occur.

    The significant items giving rise to deferred tax assets liabilities at December 31, 1998 and 1999 are as follows:

                                                        THE COMPANY
                                              -------------------------------
                                               DECEMBER 31,     DECEMBER 31,
                                                   1998             1999
                                              --------------   --------------
Deferred tax assets--
  Nondeductible accruals....................     $    40          $    497
  Other deferred tax assets.................          49               608
  Net operating loss carryforwards..........         915            17,809
                                                 -------          --------

                              FURNITURE.COM, INC.

                           DECEMBER 31, 1998 AND 1999

(11) INCOME TAXES (CONTINUED)

                                                        THE COMPANY
                                              -------------------------------
                                               DECEMBER 31,     DECEMBER 31,
                                                   1998             1999
                                              --------------   --------------
      Total deferred tax assets.............       1,004            18,914
Deferred tax liabilities....................          (4)              (92)
Valuation allowance.........................      (1,000)          (18,822)
                                                 -------          --------
Net deferred taxes..........................     $    --          $     --
                                                 =======          ========

(12) RELATED PARTY TRANSACTIONS

    The Company leases warehouse and office space from a stockholder under noncancelable operating leases. Effective December 30, 1999, the Company entered into an agreement with the stockholder to buy out the remaining term of the lease for approximately $565,000, which is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheets. Rental expense under these operating lease agreements for the year ending December 31, 1997 and the period January 1, 1998 through June 17, 1998 was $24,000 and $34,000, respectively. Rental expense under operating lease agreements for the period June 18, 1998 through December 31, 1998 and the year ended December 31, 1999 was $105,000 and $130,000 respectively.

    On January 13, 1999, the Company loaned $200,000 to a director, pursuant to a nonrecourse, promissory note that bears interest at 7% per year and is payable in full on January 13, 2004. The note is secured by the director's common stock of the Company.

    During 1999, the Company loaned $170,000 to certain officers pursuant to full-recourse, promissory notes that bear interest at rates ranging from 4.62% to 4.64%. The loans were issued to purchase restricted stock and to exercise stock options, and are secured by the officers' underlying stock of the Company.

(13) SUBSEQUENT EVENTS

    In January 2000, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission to permit the Company to sell shares of its common stock to the public.

[Artwork on inside of back cover page]

    On the top of the artwork is the caption "Furniture.com ... All the Comforts of Home"

    In the middle of the artwork is a picture of a woman sitting in a chair in a living room with a table in front of her. Surrounding the woman are various home furnishings (sofa, chair, lamp, rug, entertainment center and drapes). The following are call-outs surrounding the woman:

    - I decorated the whole room in an afternoon.

    - My husband approved the new room design, during halftime.

    - The Design Consultant furnished great ideas ... free.

    - Finally, we'd rather eat in than go out ...

    - With QuickShip, they delivered it in three weeks.

    - With the room planner, I knew this would fit.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                                          Page
                                        --------
Prospectus Summary....................       2
Risk Factors..........................       6
Use of Proceeds.......................      20
Dividend Policy.......................      20
Capitalization........................      21
Dilution..............................      22
Selected Financial Data...............      23
Management's Discussion and
  Analysis of Financial Condition and
  Results of Operations...............      25
Business..............................      34
Management............................      52
Certain Transactions..................      62
Principal Stockholders................      66
Description of Capital Stock..........      70
Shares Eligible for Future Sale.......      73
Underwriting..........................      75
Legal Matters.........................      77
Experts...............................      77
Additional Information................      78
Index to Financial Statements.........     F-1

                            ------------------------

    Through and including           , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and concerning an unsold allotment or subscription.

                                         Shares

                              FURNITURE.COM, INC.

                                  Common Stock

                              --------------------

                          [INSERT FURNITURE.COM LOGO]

                              --------------------

                              GOLDMAN, SACHS & CO.
                              SALOMON SMITH BARNEY
                            WILLIAM BLAIR & COMPANY
                                   E*OFFERING

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

SEC registration fee........................................  $13,200
NASD filing fee.............................................    5,500
Nasdaq National Market listing fee..........................        *
Printing and engraving expenses.............................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Directors and officers insurance............................        *
Blue Sky fees and expenses (including legal fees)...........        *
Transfer agent and registrar fees and expenses..............        *
Miscellaneous...............................................        *
                                                              -------
Total.......................................................  $     *
                                                              =======

------------------------

*   To be added by amendment.

    Furniture.com will bear all expenses shown in the above table.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation Law and Furniture.com's charter and by-laws provide for indemnification of Furniture.com's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Furniture.com and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to Furniture.com's charter and by-laws filed as Exhibits 3.1 and 3.3 hereto, respectively.

    The Underwriting Agreement provides that the underwriters are obligated, under some circumstances, to indemnify directors, officers and controlling persons of Furniture.com against some liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since June 18, 1998, Furniture.com has sold and issued the following securities:

    (a) On June 19, 1998 and June 25, 1998, Furniture.com issued an aggregate of 3,009,600 shares of Series A preferred stock to ten accredited investors for aggregate consideration of approximately $3,009,600 and an aggregate of 3,040,000 shares of Class A common stock to ten accredited investors for aggregate consideration of approximately $30,400. The issuances of the shares of Series A preferred stock and Class A common stock were made in a transaction exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

    (b) On December 29, 1998, Furniture.com issued a total of 7,042,254 shares of Series B preferred stock to ten accredited investors for aggregate consideration of approximately $10,000,000. The issuance of the shares of Series B preferred stock was made in a transaction exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

    (c) On June 23, 1999, Furniture.com issued 4,727,786 shares of Series C preferred stock to fifteen accredited investors for aggregate consideration of approximately $35,000,000. The issuance of the shares of Series C preferred stock was made in a transaction exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

    (d)  On December 30, 1999, Furniture.com issued 3,040,759 shares of
Series D preferred stock to sixteen accredited investors for aggregate consideration of approximately $28,583,134. The issuance of the shares of Series D preferred stock was made in a transaction exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

    (e) On February 24, 1999, we issued warrants to purchase an aggregate of 202,464 shares of Series B preferred stock at a purchase price of $1.42 per share to Comdisco, Inc. The Series B preferred stock warrants may be exercised at any time until the earlier of February 24, 2009 or five years from the effective date of our initial public offering. These warrants have been issued in transactions exempt from registration under the Securities Act in reliance on
Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

    (f) Since inception, Furniture.com has issued an aggregate of 3,608,310 options to purchase shares of its Class B common stock to a number of our employees, directors and consultants. Options to purchase 1,210,477 shares of Class B common stock have been exercised and options to purchase 155,023 shares of Class B common stock have been forfeited. These options have been issued in transactions exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act and other exemptions.

    (g) Since inception, Furniture.com has issued 6,359,341 shares of Class B common stock to a number of our employees, directors and consultants. 1,938,341 of those shares of Class B common stock were issued pursuant to Restricted Stock Agreements. Pursuant to those Restricted Stock Agreements, we have repurchased and cancelled 106,314 shares of Class B common stock. These shares have been issued in transactions exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act and other exemptions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits:

EXHIBIT NO.                                       EXHIBIT
---------------------                             -------
          1.1           Form of Underwriting Agreement.

          3.1           Fourth Amended and Restated Certificate of Incorporation.

          3.2*          Fifth Amended and Restated Certificate of Incorporation, to
                        be effective upon the closing of this offering.

          3.3           By-laws.

          3.4* Amended and Restated By-laws, to be effective upon the closing of this offering.

          4.1*          Specimen Certificate for shares of common stock.

EXHIBIT NO.                                       EXHIBIT
---------------------                             -------
          4.2           Description of Capital Stock (contained in the Certificate of Incorporation filed as Exhibit 3.1).

          5.1*          Opinion of Hale and Dorr LLP.

         10.1           1998 Stock Incentive Plan.

         10.2           Lease for 100 Beacon Street, dated June 1998, between
                        Furniture.com, Inc. and Brick by Brick Realty, LLC.

         10.3           Lease for 40 Jackson Street dated June 1998,between
                        Furniture.com, Inc. and Steven Rothschild, as Trustee of
                        More Bricks Realty Trust.

         10.4           Building Lease for 1881 Worcester Road, dated March 1999,
                        between Furniture.com, Inc. and Framingham--1881 Associates, as amended December 21, 1999.

         10.5           Series A Preferred Stock and Class A Common Stock Purchase
                        Agreement, dated June 19 and June 25, 1998, between
                        Furniture.com, Inc. and the persons listed on Exhibit 1.01 therein.

         10.6           Series B Preferred Stock Purchase Agreement, dated December
                        29, 1998, between Furniture.com, Inc. and the persons listed on Exhibit 1.01 therein.

         10.7           Series C Preferred Stock Purchase Agreement, dated June 23,
                        1999, between Furniture.com, Inc. and the persons listed on
                        Exhibit 1.01 therein.

         10.8           Series D Convertible Preferred Stock Purchase Agreement,
                        dated December 30, 1999, between Furniture.com, Inc. and the persons listed on Exhibit 1.01 therein.

         10.9           Third Amended and Restated Stockholders' Agreement, dated
                        December 30, 1999, between Furniture.com, Inc. and the
                        Holders (as defined therein) and the Investors (as defined therein).

        10.10           Third Amended and Restated Registration Rights Agreement,
                        dated December 30, 1999, between Furniture.com, Inc. and the persons listed on Exhibit A therein.

        10.11           Employment Agreement, dated June 19, 1998, between
                        Furniture.com, Inc. and Steven Rothschild.

        10.12           Amendment No. 1 to Employment Agreement, dated December 29,
                        1998, between Furniture.com, Inc. and Steven Rothschild.

        10.13 Employment Termination Agreement, dated May 13, 1999, between Furniture.com, Inc. and Steven Rothschild.

        10.14           Employment Agreement, dated November 7, 1998, between
                        Furniture.com, Inc. and Andrew Brooks.

        10.15+ Welcome Kit Sponsor Agreement, dated August 19, 1999, between Furniture.com, Inc. and Targeted Marketing
                        Solutions, Inc. (d/b/a Imagitas).

        10.16+          Movers' Guide Sponsor Agreement (New York), dated September
                        9, 1999, between Furniture.com, Inc. and Targeted Marketing
                        Solutions, Inc. (d/b/a Imagitas), as amended.

        10.17+          Movers' Guide Sponsor Agreement (San Francisco and Seattle),
                        dated August 19, 1999, between Furniture.com, Inc. and
                        Targeted Marketing Solutions, Inc. (d/b/a Imagitas).

EXHIBIT NO.                                       EXHIBIT
---------------------                             -------
        10.18+          Sponsorship Agreement, dated September 1, 1999, between
                        Furniture.com, Inc. and CompleteHome.com, Inc., as amended.

        10.19* Advertising and Content Agreement, dated January 26, 2000, between Furniture.com, Inc. and Hachette-Filipacchi
                        Magazines, Inc.

        10.20+ Internet Services Agreement, dated September 7, 1999, between Furniture.com, Inc. and Home Enterprises, Inc.

        10.21+ Marketing Agreement, effective as of October 15, 1999, between Furniture.com, Inc. and RealNames Corporation.

        10.22+          Internet Keyword Provider Agreement, effective as of October
                        15, 1999, between Furniture.com, Inc. and RealNames
                        Corporation.

        10.23           Severance Agreement, dated December 6, 1999, between
                        Furniture.com, Inc. and Peter Halunen.

        10.24           Stock Purchase Agreement, dated June 19, 1998, between
                        Furniture.com, Inc. and Steven Rothschild.

        10.25           Pledge Agreement, dated January 20, 1999, between
                        Furniture.com, Inc. and Andrew Brooks.

        10.26           Promissory Note, dated January 20, 1999, between
                        Furniture.com, Inc. and Andrew Brooks.

        10.27           Pledge Agreement, dated January 14, 1999, between
                        Furniture.com, Inc. and Steven Rothschild.

        10.28           Promissory Note, dated January 14, 1999, between
                        Furniture.com, Inc. and Steven Rothschild.

        10.29*          SiteHarbor Services Agreement, dated July 31, 1998, between
                        Furniture.com, Inc. and NaviSite, Inc.

        10.30*          Insertion Order Agreement, dated January 1, 2000, between
                        Furniture.com, Inc. and AltaVista, through DoubleClick, Inc.

        10.31           Lease Termination Letter Agreement, dated January 11, 2000, between Furniture.com, Inc. and More Bricks Realty Trust and
                        Brick by Brick Realty, LLC.

        10.32           Master Lease Agreement, dated February 24, 1998, between
                        Furniture.com, Inc. and Comdisco, Inc.

        10.33           Warrant Agreement, dated February 24, 1999, between
                        Furniture.com, Inc. and Comdisco, Inc. for 176,056 shares of
                        Series B Preferred Stock.

        10.34           Warrant Agreement, dated February 24, 1999, between
                        Furniture.com, Inc. and Comdisco, Inc. for 26,408 shares of
                        Series B Preferred Stock.

        10.35           Subordinated Loan and Security Agreement, dated February 24,
                        1999, between Furniture.com, Inc. and Comdisco, Inc.

        10.36           Promissory Note, dated January 3, 2000, between
                        Furniture.com, Inc. and Andrew Brooks.

        10.37           Pledge Agreement, dated January 3, 2000, between
                        Furniture.com, Inc. and Andrew Brooks.

EXHIBIT NO.                                       EXHIBIT
---------------------                             -------
         23.1*          Consent of Hale and Dorr LLP (contained in Exhibit 5.1).

         23.2           Consent of Arthur Andersen LLP.

         24.1           Power of Attorney of Andrew L. Brooks, Edwin T. Derecho,
                        Christopher P. Kirchen, Jason Olim, Joanna A. Strober, Marc
                        D. Poirier, Michael Barach and Steven Rothschild. (Included
                        on pages II-6 and II-7)

------------------------

*   To be filed by amendment.

+ Confidential materials omitted and filed separately with the Securities and Exchange Commission.

    (b)  Financial Statement Schedules.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Framingham, Massachusetts on January 27, 2000.

                                                  FURNITURE.COM, INC.

                                                  By:               /s/ ANDREW L. BROOKS
                                                       ----------------------------------------------
                                                                      Andrew L. Brooks
                                                       CHIEF EXECUTIVE OFFICER, PRESIDENT AND DIRECTOR

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Andrew L. Brooks, Edwin T. Derecho and Alex E. Seldin such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or to any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                            SIGNATURE                                  TITLE                   DATE
                            ---------                                  -----                   ----
                                                             Chief Executive Officer,
By:                   /s/ ANDREW L. BROOKS                     President and Director
             --------------------------------------            (Principal Executive      January 27, 2000
                        Andrew L. Brooks                       Officer)

                                                             Senior Vice President,
By:                   /s/ EDWIN T. DERECHO                     Chief Financial Officer
             --------------------------------------            and Treasurer             January 27, 2000
                        Edwin T. Derecho                       (Principal Financial
                                                               and Accounting Officer)

By:                /s/ CHRISTOPHER P. KIRCHEN
             --------------------------------------          Director                    January 27, 2000
                     Christopher P. Kirchen

By:                      /s/ JASON OLIM
             --------------------------------------          Director                    January 27, 2000
                           Jason Olim

                            SIGNATURE                                  TITLE                   DATE
                            ---------                                  -----                   ----
By:                   /s/ JOANNA A. STROBER
             --------------------------------------          Director                    January 27, 2000
                        Joanna A. Strober

By:                    /s/ MARC D. POIRIER
             --------------------------------------          Director                    January 27, 2000
                         Marc D. Poirier

By:                    /s/ MICHAEL BARACH
             --------------------------------------          Director                    January 27, 2000
                         Michael Barach

By:                   /s/ STEVEN ROTHSCHILD
             --------------------------------------          Chairman of the Board of    January 27, 2000
                        Steven Rothschild                      Directors

TO FURNITURE.COM, INC.:

    We have audited in accordance with generally accepted auditing standards, the financial statements of Furniture.com, Inc. included in this registration statement and have issued our report thereon dated January 14, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule to follow is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules, and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Arthur Andersen LLP
Boston, Massachusetts

January 14, 2000

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

                                       BALANCE AT      ADDITIONS
                                      BEGINNING OF    CHARGED TO                    BALANCE AT
DESCRIPTION                              PERIOD         EXPENSE     DEDUCTIONS    END OF PERIOD
-----------                           -------------   -----------   -----------   --------------
Allowance for Doubtful Accounts*
Period from June 18, 1998 through
  December 31, 1998.................         --          75,000            --         75,000
Year ended December 31, 1999........     75,000         130,000      (105,000)       100,000

Allowance for Sales Returns*
Period from June 18, 1998 through
  December 31, 1998.................         --          81,000       (36,000)        45,000
Year ended December 31, 1999........     45,000         332,000      (187,000)       190,000

Warranty Reserve*
Period from June 18, 1998 through
  December 31, 1998.................         --          75,000       (18,000)        57,000
Year ended December 31, 1999........     57,000         332,000       (85,000)       294,000

* Information related to the Predecessor Company has been omitted as there was no activity or amounts in the periods presented.

                                 EXHIBIT INDEX

EXHIBIT NO.                                       EXHIBIT
---------------------                             -------
         1.1            Form of Underwriting Agreement.

         3.1            Fourth Amended and Restated Certificate of Incorporation.

         3.2 *          Fifth Amended and Restated Certificate of Incorporation, to
                        be effective upon the closing of this offering.

         3.3            By-laws.

         3.4 * Amended and Restated By-laws, to be effective upon the closing of this offering.

         4.1 *          Specimen Certificate for shares of common stock.

         4.2 Description of Capital Stock (contained in the Certificate of Incorporation filed as Exhibit 3.1).

         5.1 *          Opinion of Hale and Dorr LLP.

        10.1            1998 Stock Incentive Plan.

        10.2            Lease for 100 Beacon Street, dated June 1998, between
                        Furniture.com, Inc. and Brick by Brick Realty, LLC.

        10.3            Lease for 40 Jackson Street dated June 1998, between
                        Furniture.com, Inc. and Steven Rothschild, as Trustee of
                        More Bricks Realty Trust.

        10.4            Building Lease for 1881 Worcester Road, dated March 1999,
                        between Furniture.com, Inc. and Framingham--1881 Associates, as amended December 21, 1999.

        10.5            Series A Preferred Stock and Class A Common Stock Purchase
                        Agreement, dated June 19 and June 25, 1998, between
                        Furniture.com, Inc. and the persons listed on Exhibit 1.01 therein.

        10.6            Series B Preferred Stock Purchase Agreement, dated December
                        29, 1998, between Furniture.com, Inc. and the persons listed on Exhibit 1.01 therein.

        10.7            Series C Preferred Stock Purchase Agreement, dated June 23,
                        1999, between Furniture.com, Inc. and the persons listed on
                        Exhibit 1.01 therein.

        10.8            Series D Convertible Preferred Stock Purchase Agreement,
                        dated December 30, 1999, between Furniture.com, Inc. and the persons listed on Exhibit 1.01 therein.

        10.9            Third Amended and Restated Stockholders' Agreement, dated
                        December 30, 1999, between Furniture.com, Inc. and the
                        Holders (as defined therein) and the Investors (as defined therein).

        10.10           Third Amended and Restated Registration Rights Agreement,
                        dated December 30, 1999, between Furniture.com, Inc. and the persons listed on Exhibit A therein.

        10.11           Employment Agreement, dated June 19, 1998, between
                        Furniture.com, Inc. and Steven Rothschild.

        10.12           Amendment No. 1 to Employment Agreement, dated December 29,
                        1998, between Furniture.com, Inc. and Steven Rothschild.

        10.13 Employment Termination Agreement, dated May 13, 1999, between Furniture.com, Inc. and Steven Rothschild.

        10.14           Employment Agreement, dated November 7, 1998, between
                        Furniture.com, Inc. and Andrew Brooks.

        10.15+ Welcome Kit Sponsor Agreement, dated August 19, 1999, between Furniture.com, Inc. and Targeted Marketing
                        Solutions, Inc. (d/b/a Imagitas).

EXHIBIT NO.                                       EXHIBIT
---------------------                             -------
        10.16+          Movers' Guide Sponsor Agreement (New York), dated September
                        9, 1999, between Furniture.com, Inc. and Targeted Marketing
                        Solutions, Inc. (d/b/a Imagitas), as amended.

        10.17+          Movers' Guide Sponsor Agreement (San Francisco and Seattle),
                        dated August 19, 1999, between Furniture.com, Inc. and
                        Targeted Marketing Solutions, Inc. (d/b/a Imagitas).

        10.18+          Sponsorship Agreement, dated September 1, 1999, between
                        Furniture.com, Inc. and CompleteHome.com, Inc., as amended.

        10.19* Advertising and Content Agreement, dated January 26, 2000, between Furniture.com, Inc. and Hachette-Filipacchi
                        Magazines, Inc.

        10.20+ Internet Services Agreement, dated September 7, 1999, between Furniture.com, Inc. and Home Enterprises, Inc.

        10.21+ Marketing Agreement, effective as of October 15, 1999, between Furniture.com, Inc. and RealNames Corporation.

        10.22+          Internet Keyword Provider Agreement, effective as of October
                        15, 1999, between Furniture.com, Inc. and RealNames
                        Corporation.

        10.23           Severance Agreement, dated December 6, 1999, between
                        Furniture.com, Inc. and Peter Halunen.

        10.24           Stock Purchase Agreement, dated June 19, 1998, between
                        Furniture.com, Inc. and Steven Rothschild.

        10.25           Pledge Agreement, dated January 20, 1999, between
                        Furniture.com, Inc. and Andrew Brooks.

        10.26           Promissory Note, dated January 20, 1999, between
                        Furniture.com, Inc. and Andrew Brooks.

        10.27           Pledge Agreement, dated January 14, 1999, between
                        Furniture.com, Inc. and Steven Rothschild.

        10.28           Promissory Note, dated January 14, 1999, between
                        Furniture.com, Inc. and Steven Rothschild.

        10.29*          SiteHarbor Services Agreement, dated July 31, 1998, between
                        Furniture.com, Inc. and NaviSite, Inc.

        10.30*          Insertion Order Agreement, dated January 1, 2000, between
                        Furniture.com, Inc. and AltaVista, through DoubleClick, Inc.

        10.31           Lease Termination Letter Agreement, dated January 11, 2000, between Furniture.com, Inc. and More Bricks Realty Trust and
                        Brick by Brick Realty, LLC.

        10.32           Master Lease Agreement, dated February 24, 1998, between
                        Furniture.com, Inc. and Comdisco, Inc.

        10.33           Warrant Agreement, dated February 24, 1999, between
                        Furniture.com, Inc. and Comdisco, Inc. for 176,056 shares of
                        Series B Preferred Stock.

        10.34           Warrant Agreement, dated February 24, 1999, between
                        Furniture.com, Inc. and Comdisco, Inc. for 26,408 shares of
                        Series B Preferred Stock.

        10.35           Subordinated Loan and Security Agreement, dated February 24,
                        1999, between Furniture.com, Inc. and Comdisco, Inc.

        10.36           Promissory Note, dated January 3, 2000, between
                        Furniture.com, Inc. and Andrew Brooks.

        10.37           Pledge Agreement, dated January 3, 2000, between
                        Furniture.com, Inc. and Andrew Brooks.

EXHIBIT NO.                                       EXHIBIT
---------------------                             -------
        23.1 *          Consent of Hale and Dorr LLP (contained in Exhibit 5.1).

        23.2            Consent of Arthur Andersen LLP.

        24.1            Power of Attorney of Andrew L. Brooks, Edwin T. Derecho,
                        Christopher P. Kirchen, Jason Olim, Joanna A. Strober, Marc
                        D. Poirier, Michael Barach and Steven Rothschild. (Included
                        on pages II-6 and II-7)

------------------------

*   To be filed by amendment.

+ Confidential treatment has been requested as to certain portions of this exhibit pursuant to Rule 406 under the Securities Act. Such portions have been omitted and filed separately with the Securities and Exchange Commission.